As filed with the Securities and Exchange Commission on June 6, 2023

File No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BERGIO INTERNATIONAL, INC.

Wyoming	3910	27-1338257
(State or jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

12 Daniel Road E, Fairfield, NJ 07007

(973) 227-3230

(Address, including zip code, and telephone number, including area code,

of registrant’s principle executive offices)

NPC World Services Inc.

220 W Yellowstone Hwy Unit 2

Douglas, WY 82633 USA

(702) 253-7499

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

i

PRELIMINARY PROSPECTUS

BERGIO INTERNATIONAL, INC.

500,000,000 Shares of Common Stock Offered by the Company

$0.002 per share

This is the initial public offering of our common stock, par value $0.00001 per share. We are selling 500,000,000 shares of our common stock.

This offering will terminate on the date which is 180 days from the effective date of this prospectus, although we may close the offering on any date prior if the offering is fully subscribed or upon the vote of our board of directors.

We currently expect the initial public offering price of the shares we are offering to be $0.002 per share of our common stock.

The Company is quoted on the OTC Pink market and there is a limited established market for our stock. The offering price of the shares has been determined arbitrarily by us. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, we took into consideration our capital structure and the amount of money we would need to implement our business plans. Accordingly, the offering price should not be considered an indication of the actual value of our securities.

Investing in our common stock involves a high degree of risk. See “Risk Factors” for certain risks you should consider before purchasing any shares in this offering. This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

The offering is being conducted on a self-underwritten, best efforts basis, which means our management will attempt to sell the shares being offered hereby on behalf of the Company. There is no underwriter for this offering.

Completion of this offering is not subject to us raising a minimum offering amount. We do not have an arrangement to place the proceeds from this offering in an escrow, trust or similar account. Any funds raised from the offering will be immediately available to us for our immediate use.

Any purchaser of common stock in the offering may be the only purchaser, given the lack of a minimum offering amount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Company does not plan to use this offering prospectus before the effective date.

Proceeds to Company in Offering

	Number of Shares	Offering Price(1)	Underwriting Discounts & Commissions	Gross Proceeds
Per Share
25% of Offering Sold	83,333,334	$0.002	$0	$250,000
50% of Offering sold	166,666,667	0.002	0	500,000
75% of Offering Sold	250,000,000	0.002	0	750,000
Maximum Offering sold	500,000,000	$0.002	$0	$1,000,000

(1)Assuming a public offering price of $0.002 per share, as set forth on the cover page of this prospectus.

ABOUT THIS PROSPECTUS

In making your investment decision, you should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with any other or different information. If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus, you should not rely on it. We believe the information in this prospectus is materially complete and correct as of the date on the front cover. We cannot, however, guarantee that the information will remain correct after that date. For that reason, you should assume that the information in this prospectus is accurate only as of the date on the front cover and that it may not still be accurate on a later date. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of our shares of common stock.

You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or other jurisdiction in which such offer or solicitation would be unlawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in those jurisdictions. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus. In this prospectus, unless the context otherwise denotes, references to “we,” “us,” “our,” “BRGO” and the “Company” refer to Bergio International, Inc.

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including “Risk Factors” the financial statements and the notes to the financial statements.

Organizational History

Company Overview

We were incorporated as “Alba Mineral Exploration, Inc.” on July 24, 2007, in the State of Delaware for the purpose of engaging in the exploration of mineral properties. On October 21, 2009, we entered into an exchange agreement (the “Exchange Agreement”) with Diamond Information Institute, Inc. (“Diamond Information Institute”), whereby we acquired all of the issued and outstanding common stock of Diamond Information Institute and changed the name of the company to Bergio International, Inc. On February 19, 2020, the Company changed its state of incorporation to the State of Wyoming.

The Bergio brand is our most important asset. The Bergio brand is associated with high-quality, handcrafted and individually designed pieces with European sensibility, Italian craftsmanship and a bold flair for the unexpected.  Bergio, is one of the most coveted brands of fine jewelry. Established in 1995, Bergio’s signature innovative design, coupled with extraordinary diamonds and precious stones, earned the company recognition as a highly sought-after purveyor of rare and exquisite treasures from around the globe. As President, CEO and Head Designer of Bergio, Berge Abajian performs a highly successful balancing act, accomplished with equal parts precision and passion. An informed and inspirational leader, Berge directs the company with the eye and soul of a designer and the mind of a businessman. The role that is perhaps closest to his heart, however, is that of designer. With family jewelry roots reaching back the 1930s, Berge is a third generation jeweler and a purist when it comes to design. Berge’s understanding of every aspect, in both design and manufacturing, creates collections that are nothing short of peerless in craftsmanship and style. Berge creates a collection, he looks well beyond the drawing board. Berge focuses on the woman who will ultimately wear his pieces, bringing to creation a magnificent piece of jewelry that reflects the beauty and vitality a woman possesses. Bergio creations are a seamless blend of classic elegance and subtle flair, adding to a woman’s charm while never overpowering her.

It is our intention to establish Bergio as a holding company for the purpose of establishing retails stores worldwide. Our branded product lines are products and/or collections designed by our designer and CEO Berge Abajian and will be the centerpiece of our retail stores. We also intend to complement our own quality-designed jewelry with other products and our own specially-designed handbags. This is in line with our strategy and belief that a brand name can create an association with innovation, design and quality which helps add value to the individual products as well as facilitate the introduction of new products.

It is our intention to open elegant stores in “high-end” areas and provide excellent service in our stores which will be staffed with knowledgeable professionals.

We also intend to sell our products on a wholesale basis to limited customers.

On March 5, 2014, the Company formed a wholly-owned subsidiary called Crown Luxe, Inc. in the State of Delaware (“Crown Luxe”). Crown Lux was established to operate the Company’s first retail store, which was opened in Bergen County, New Jersey in the fourth quarter of 2014.

During the fall of 2018, we opened our second retail store at the new Ocean Resort Casino in Atlantic City, New Jersey. We are also contemplating the opening of new stores in the future.

On February 10, 2021, Bergio International, Inc. entered into an Acquisition Agreement with Digital Age Business, Inc., a Florida corporation, (“Digital Age”), pursuant to which the shareholders of Digital Age  agreed to sell all of the assets and liabilities of its Aphrodite’s business to a recently formed wholly-owned subsidiary of the Company known as Aphrodite’s Marketing, Inc., a Wyoming corporation in exchange for newly created Series B Preferred Stock of the Company, which collectively, shall be convertible at Shareholders’ option, at any time, in whole or in part, into that number of shares of common stock of the Company which shall equal thirty percent (30%) of the total issued and outstanding common stock of the Company (as determined at the earlier of (i) the date of conversion of the

Series B Preferred Stock; and (ii) eighteen (18) months following the Closing). In addition, the Company will provide an additional $5,000,000 in financing for Aphrodite’s Marketing, Inc.

The funding for this acquisition was a combination of proceeds from the issuance of common stock from our S-1 Registration Statement and debt.

On February 11, 2021, in connection with the financing detailed in Section 2.2.1 of the Acquisition Agreement with Digital Age Business, Inc. (which was detailed in the Company’s Current Report on Form 8-K filed with the SEC on February 17, 2021), Bergio International, Inc. (the “Company” and “BRGO”) entered into a certain Securities Purchase Agreement, Convertible Promissory Note, Warrant, Registration Rights Agreement, Security Agreement, and Guaranty (together, the “BRGO Transaction Documents”), with certain accredited investors (the “Purchasers”).

Under the terms of the Securities Purchase Agreement, the Company completed a private placement offering pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 promulgated thereunder (the “Private Placement Offering”) of $1,512,500.00 in face value of Secured Convertible Promissory Notes (the “Notes”) and Common Stock Purchase Warrants for 1,512,500 post-split shares (756,250,000 pre-split shares) ,of BRGO Common Stock (the “Warrants”) at a purchase price of $1,375,000.00, representing a 10% original issuance discount, (the “Purchase Price”), upon the terms and subject to the conditions set forth in the BRGO ,Transaction Documents, including the Guaranty, Security Agreement and Registration Rights Agreement.

The Convertible Secured Subordinated Promissory Notes (the “Notes”) issued to the Purchasers each had a One (1) Year term, with a Maturity Date of February 11, 2022, and bore interest at 10%, which was to be paid to the Holders quarterly. The Notes were convertible into BRGO Common Stock at the fixed conversion price of $0.75 post-split shares ($0.0015 pre-split shares), and the Holders thereof may convert all or a portion of the Notes into the Company’s Common Stock at any time, subject only to each Purchaser’s beneficial ownership limitation of up to 9.99% of the issued and outstanding shares of BRGO Common Stock. The Notes are redeemable by the Company, subject to the Redemption Procedure in Section 6 and the formula detailed in Schedule 6(a) thereto.

The Warrants to Purchase Common Stock (the “Warrants”) issued to the Purchasers have an exercise price of $1.00 post-split per share ($0.002 pre-split) (the “Exercise Price”), and such Purchasers may exercise the Warrants for a period of Five (5) Years, until the Expiration Date, and in the manner set forth therein, which includes a Cashless Exercise provision, subject to each Purchaser’s beneficial ownership limitation of up to 9.99% of the total issued and outstanding shares of Common Stock of the Company. The Warrants are not redeemable by the Company.

The Registration Rights Agreement requires the Company to file a Registration Statement within Sixty (60) Days of the Closing Date, and to include the Notes and Warrants (together the “Registerable Securities”) therein.

The Security Agreement provides the Purchasers with a security interest and lien on certain property of the Company and Acquisition Sub as set forth in Sections 2.1 and 2.2 therein (the “Collateral”).

The Guaranty provides the Purchasers the guarantee by the Company and Acquisition Sub of the payments due to such Purchasers under the terms of the Notes and Warrants, subject to the limitations therein.

Aphrodite’s is expected to increase our online presence and provide for expansion of the Bergio Brand. Aphrodite’s is a one-stop shop for jewelry, gifts, and surprises for any occasion. The online store provides for a unique gifting experience in the ecommerce space. With their technological experience in ecommerce, we expect to grow the Bergio Brand, and in conjunction with Bergio’s design expertise and years of experience in the jewelry industry, we believe we can successfully grow the business We are now amassing one of the best teams and technology in this space.

On July 1, 2021 (“Closing”), we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GearBubble, Inc., a Nevada corporation, (“GearBubble”), pursuant to which the shareholders of GearBubble (the “Equity Recipients”) agreed to sell 100% of the issued and outstanding shares of GearBubble to a recently formed subsidiary of the Company known as GearBubble Tech, Inc. (“GearBubble Tech”), a Wyoming corporation in exchange for $3,162,000 (the “Cash Purchase Price”), which shall be paid as follows: a) $2,000,000 (which was paid in cash at Closing), b) $1,162,000 to be paid in 15 equal installments, and c) 49,000 of the 100,000 authorized shares of the Merger Sub, such that upon the Closing, 51% of the Merger Sub shall be owned by the Company, and 49% of the Merger Sub shall be owned by the GearBubble Shareholders. We own 51% of GearBubble Tech (See Notes to the Consolidated Financial Statements for additional detail and Form 8-K file with the SEC on July 12, 2021).

The funding for this acquisition was a combination of proceeds from the issuance of common stock from our S-1 Registration Statement and debt.

Effective March 22, 2023, by filing Articles of Amendment in Wyoming, our authorized shares of common stock was increased from 15,000,000,000 shares to 25,000,000,000 shares of common stock, $0.00001 par value per share.  In the same Articles of Amendment, we filed for a reverse split of our common stock, at the ratio of 1 for 500, which was declared effective by FINRA effective April 17, 2023 and following the reverse split, 12,319,522 were issued and outstanding.

The Company has instituted various cost saving measures to conserve cash and has worked with its debtors in an attempt to negotiate the debt terms. The Company has been also investigating various strategies to increase sales and expand its business. The Company is in negotiations with some potential partners, but, at this time, there is nothing concrete, but the Company remains positive about its prospects. However, there is no assurance that the Company will be successful in its endeavors or that it will be able to increase its business.

Our future operations are contingent upon increasing revenues and raising capital for on-going operations and expansion of our product lines. Because we have a limited operating history, you may have difficulty evaluating our business and future prospects.

Principal Products and Services

Our products consist of a wide range of unique jewelry styles and designs made from precious metals such as gold, platinum and Karat gold, as well as other precious stones. We continuously innovate and change our designs based upon consumer trends. As a result of new designs being created we believe we are able to differentiate ourselves from our competition and strengthen our brands. We sell our products to our customers at price points that reflect the market price of the base material as well as design and processing fees.

We believe that we are a trendsetter in jewelry manufacturing. As a result, we come out with a variety of products throughout the year that we believe have commercial potential to meet what we feel are new trends within the industry. The “Bergio” designs consist of upscale jewelry that includes white diamonds, yellow diamonds, pearls, and colored stones, in 18K gold, platinum, and palladium. We currently design and produce approximately 100 to 150 product styles. Current retail prices for our products range from $400 to $200,000.

Our product range is divided into three fashion lines: (i) an 18K gold line, (ii) a bridal line, and (iii) a couture and/or one of kind pieces. Our Chief Executive Officer and director, Mr. Abajian, consults regularly with the design teams to design and create new products and product lines. Typically, new products come on line approximately every year and most recently, Bergio collections include Byzantine, Cestino, and Safari Collections, which consist of approximately 35 pieces made with pink gold and diamonds. Our offerings also include the Sistina and Rocca Collections. Depending on the timing and styling at any point in time, our products and collections would fall in one of the various categories shown below:

1.Whimsical. The whimsical line includes charms, crosses and other “add-on” pieces.

2.Fine. The proposed middle line will consist of fashion jewelry utilizing colored stones, diamonds and pearls applied to a variety of applications such as necklaces, pendants, earrings, bracelets and rings. The metals that we intend to use for the Middle line include platinum, 18K white & yellow gold.

3.Couture. The Couture line is our most luxurious line, and consists of one-of-a-kind pieces, new showcase products each year, and predominantly utilizes diamonds, platinum and other precious metals and stones of the highest grade and quality available.

4.Bridal. The Bridal line is our core business. We attempt to stay on the forefront of trends and designs in the bridal market with the latest in wedding sets, engagement rings and wedding bands for both men and women.

5.Fashion Jewelry. The Silver Fashion Collection was introduced in 2019 ranging in price from $50 to $1,200.

6.Bergio Handbags. The Bergio Handbag Collection was introduced in 2019, manufactured in Italy with top quality Italian leather ranging in price from $450 to $875, which are very competitive entry prices.

Each year, we attempt to expand and/or enhance these lines, while constantly seeking to identify trends that we believe exist in the market for new styles or types of merchandise. Design and innovation are the primary focus of our manufacturing and we are less concerned with the supply and capacity of raw materials. Mr. Abajian with his contacts, which are located mostly overseas, regularly meets to discuss, conceptualize and develop Bergio’s various products and collections. When necessary, additional suppliers and design teams can be brought in as needed. Management intends to maintain a diverse line of jewelry to mitigate concentration of sales and continuously expand our market reach.

Competition and Market Overview

The jewelry design and manufacture industry is extremely competitive and has low barriers to entry. We compete with other jewelry designers and manufacturers of upscale jewelry as well as retail jewelry stores. There are over 1,500 jewelry design and manufacture companies worldwide, several of which have greater experience, brand name recognition and financial resources than Bergio, but our vision to create a one Branded stores offering variety of products gives us an advantage over other designers

Our management believes that the jewelry industry competes in the global marketplace and therefore must be adaptable to remain competitive. Consumer spending for discretionary goods such as jewelry is sensitive to changes in consumer confidence and ultimately consumer confidence is affected by general business considerations in the U.S. economy. Consumer discretionary spending generally declines during times of falling consumer confidence, which may affect the retail sale of our products. U.S. consumer confidence reflected these slowing conditions throughout the last few years.

We believe that a stronger economy, more spending by young professionals with an overall trend toward luxury products will lead to future growth. Therefore, we intend to make strong efforts to maintain our brand in the industry through our focus on the innovation and design of our products as well as being able to consolidate and increase cost efficiency when possible through acquisitions.

Marketing and Distribution

It is our intention to establish Bergio as a holding company for the purpose of establishing retails stores worldwide. Our branded product lines are products and/or collections designed by our designer and CEO Berge Abajian and will be the centerpiece of our retail stores. We also intend to complement our own quality-designed jewelry with other products and our own specially-designed handbags manufactured in Florence Italy also this year we introduced our silver Fashion Line which completed the Brand. This is in line with our strategy and belief that a brand name can create an association with innovation, design and quality which helps add value to the individual products as well as facilitate the introduction of new products.

It is our intention to open elegant stores in “high-end” areas and provide excellent service in our stores which will be staffed with knowledgeable professionals and opening online shopping gives us an extreme reach into different markets and support our retail operations.

We also intend to sell our products on a wholesale basis to limited customers.

We have spent over $3 million in branding the Bergio name through tradeshows, trade advertising, national advertising and billboard advertising since launching the line in 1995. Our products consist of a wide range of unique styles and designs made from precious metals such as, gold, platinum, and Karat gold, as well as diamonds and other precious stones. We have manufacturing control over our line of products.

Customers

For the years ended December 31, 2022 and 2021, no customer accounted for over 10% of total revenues.

As of December 31, 2022, total accounts receivable amounted to $119,931 and two customers represented 90% (60% and 30%) of this balance. As of December 31, 2021, accounts receivable amounted to $51,324 and two customers represented 75% of this balance.

Sources and Availability of Raw Materials and Principal Suppliers

Most of the inventory and raw materials we purchase occurs through our manufacturers located in Europe. The inventory that we directly maintain is based on recent sales and revenues of our products but ultimately is at the discretion of Mr. Abajian, and his experience in the industry. Our inventories are commodities that can be incorporated into future products or can be sold on the open market. Additionally, we perform physical inventory inspections on a quarterly basis to assess upcoming styling needs and consider the current pricing in metals and stones needed for our products.

We acquire all raw gemstones, precious metals and other raw materials used for manufacturing our products on the open market. We are not constrained in our purchasing by any contracts with any suppliers and acquire raw material based upon, among other things, availability and price on the open wholesale market.

Product for U.S. consumption is now produced in the U.S, and our contracted manufacturer in Italy. Our manufacturing supplier in Italy, who procures the raw materials in accordance with the specifications and designs submitted by Bergio. However, the general supply of precious metals and stones used by us can be reasonably forecast even though the prices will fluctuate. Any price differentials in the precious metals and stones will typically be passed on to the customer.

For the raw materials not procured by contracted manufacturers, we have approximately five suppliers that compete for our business, with our largest gold suppliers being ASD Casting Inc. Most of our precious stones are purchased from various diamond dealers. We do not have any formal agreements with any of our suppliers but have established an ongoing relationship with each of our suppliers.

Intellectual Property

Bergio is a federally registered trademarked name that we own, serial number 85276066, registered since October 25, 2011. Since the trademark of “Bergio” was registered, all advertising, marketing, trade shows and overall presentation of our product to the public has prominently displayed this trademark. As additional lines are designed and added to our products, we may trademark new names to distinguish particular products and jewelry lines.

Research and Development

There were no expenses incurred for research and development in 2022 and 2021.

Employees

As of May 31, 2023, Bergio International, Inc, and subsidiaries had 17 full-time employees and 4 part-time employees. Our current employees are administrative, sales and marketing personnel. No personnel are covered by a collective bargaining agreement. We use the services of independent consultants and contractors from time to time when needed.

Environmental Regulation and Compliance

The United States environmental laws do not materially impact our manufacturing as we are using state of the art equipment that complies with all relevant environmental laws.

Approximately 5% of the Company’s manufacturing is contracted to quality suppliers in the vicinity of Valenza, Italy, with the remaining 95% of setting and finishing work being conducted in our Fairfield, New Jersey facility. The setting and finishing work done in our New Jersey facility involves the use of precision lasers, rather than using old soldering procedures which uses gas and oxygen to assemble different elements. Soap and water is used as a standard to clean the jewelry. Also, a standard polishing compound is used for the finishing work but it does not have a material impact on our cost and effect of compliance with environmental laws.

Government Regulation

Currently, we are subject to all of the government regulations that regulate businesses generally such as compliance with regulatory requirements of federal, state, and local agencies and authorities, including regulations concerning workplace safety, labor relations, and disadvantaged businesses. In addition, our operations are affected by federal and state laws relating to marketing practices in the retail jewelry industry. We are subject to the jurisdiction of federal, various state and other taxing authorities. From time to time, these taxing authorities review or audit our business.

Where You Can Find More Information

Our website address is www.bergio.com. We are currently traded on the OTC Pink market under the symbol BRGO.

Unresolved Staff Comments

None.

Properties

Currently, we lease 1730 square feet in Fairfield, NJ for our offices. The lease expired on August 31, 2010, and is being renewed on a month-to-month basis.

We also lease a 1,000 square foot retail store in Closter, NJ. The initial term of the lease is for five years commencing May 1, 2014. The Company has the option to extend its lease for five additional years upon giving 90 days’ notice. The five-year option is available up to 20 years. Rent payments are $1,200 a month for the first two years, $1,275 for the third and fourth year, and $1,350 for the fifth year. If the Company renews its option for the second five years, the rent will begin at $1,415 and escalate to $1,665 in the fifth year. If the option is exercised for the third five-year term, rent will begin at $1,800 per month and escalate to $2,280 in the fifth year. The rent for the last five years, if the Company exercises its option, will be at the fair market value. The Company is also responsible for its proportionate share of common charges.

In June 2018, the Company entered into lease agreement Ocean Resort Casino at 500 Boardwalk in Atlantic City, NJ for approximately 1,000 square feet of retail space to open a retail store. The initial term is for five (5) years beginning November 18, 2018. Subject to certain conditions, the lease is renewable for two additional 5-year periods. Percentage rent payments will be based on 10% of gross sales at this location and will be paid monthly. The Company is also responsible for additional rent or common area charges (“CAM”) of approximately $1,100 monthly.

Through our majority owned subsidiary, Aphrodite’s Marketing, entered into an approximate three-year lease agreement on October 1, 2019, for its office facilities starting with a monthly base rent of $6,582. The base rent is subject to an annual increase as defined in the lease agreement. The Company did not renew this lease agreement in October 2022.

In March 2023, the Company leases retail space at their 3rd location. The term of the first lease is for a five-year period from March 2023 to February 2028 starting with a monthly base rent of $1,900. The base rent is subject to an annual increase as defined in the lease agreement. In addition to the monthly base rent, the Company is charged separately for common area maintenance which is considered a non-lease component.

Additionally, we anticipate opening additional retail stores as we continue to implement our business plan throughout the United States. At the current time, our expansion plans are in the preliminary stages with no formal negotiations being conducted. Most likely no expansions will take place until additional revenues can be achieved, or additional capital can be raised to help offset the costs associated with any expansion.

THE OFFERING

Issuer:	Bergio International, Inc.

Common stock offered by us:	500,000,000 shares at $0.002 per share

Common stock outstanding before the offering:	14,225,495 shares

Common stock to be outstanding after the offering:	514,225,495 shares.

Use of proceeds:

We expect to receive net proceeds from this offering of approximately $0.002 per share assuming all the shares offered hereby are sold and after deducting estimated offering expenses payable by us.

We intend to use the net proceeds of the offering for working capital and other general corporate purposes. See “Use of Proceeds.”

Dividend policy:

We have never declared or paid cash dividends on our common stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in respect of our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors.

Risk factors:

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

Risk Factors

Risks Related To Our Business and Industry

WE HAVE HAD LIMITED OPERATIONS, HAVE INCURRED LOSSES SINCE INCEPTION, HAVE LIMITED CASH TO SUSTAIN OUR OPERATIONS, AND WE NEED ADDITIONAL CAPITAL TO EXECUTE OUR BUSINESS PLAN AND RECEIVED A GOING CONCERN OPINION IN PRIOR PERIODS.

The Company has suffered recurring losses. During the year ended December 31, 2022, the Company had net loss attributable to Bergio International, Inc. of $2,269,691 and cash used in operations of $1,920,719. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which in turn, is dependent upon the Company’s ability to raise capital and/or generate positive cash flows from operations.

Management plans to achieve profitability by increasing its business through opening additional retail stores. There can be no assurance that the Company can raise the required capital to support operations or increase sales to achieve profitable operations. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

A DECLINE IN DISCRETIONARY CONSUMER SPENDING MAY ADVERSELY AFFECT OUR INDUSTRY, OUR OPERATIONS, AND ULTIMATELY OUR PROFITABILITY.

Luxury products, such as fine jewelry, are discretionary purchases for consumers. Any reduction in consumer discretionary spending or disposable income may affect the jewelry industry more significantly than other industries. Many economic factors outside of our control could affect consumer discretionary spending, including the financial markets, consumer credit availability, prevailing interest rates, energy costs, employment levels, salary levels, and tax rates. Any reduction in discretionary consumer spending could materially adversely affect our business and financial condition.

THERE IS A RISK ASSOCIATED WITH COVID-19

The Company’s operations were and may continue to be affected by the recent and ongoing outbreak of the coronavirus disease (COVID-19) which in March 2020, was declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows. Possible areas that may be affected include, but are not limited to, disruption to the Company’s customers and revenue, labor workforce, unavailability of products and supplies used in operations, and the decline in value of assets held by the Company, including property and equipment.

OUR OPERATING RESULTS MAY BE ADVERSELY IMPACTED BY WORLDWIDE POLITICAL AND ECONOMIC UNCERTAINTIES AND SPECIFIC CONDITIONS IN THE MARKETS WE ADDRESS.

In the recent past, general worldwide economic conditions have experienced a downturn due to slower economic activity, concerns about inflation, increased energy costs, decreased consumer confidence, and reduced corporate profits and capital spending, and adverse business conditions. Any continuation or worsening of the current global economic and financial conditions could materially adversely affect (i) our ability to raise, or the cost of, needed capital, (ii) demand for our current and future products and (iii) our ability to commercialize products. We cannot predict the timing, strength, or duration of any economic slowdown or subsequent economic recovery, worldwide, or in the display industry.

THE LOSS OF THE SERVICERS OF OUR KEY EMPLOYEES, PARTICULARLY THE SERVICES RENDERED BY OUR CHIEF EXECUTIVE OFFICER AND DIRECTOR, MR. BERGE ABAJIAN, COULD HARM OUR BUSINESS.

We believe our success will depend, to a significant extent, on the efforts and abilities of Berge Abajian, our Chief Executive Officer. If we lost Mr. Abajian, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital. We can give you no assurance that we could find a satisfactory replacement for Mr. Abajian at all, or on terms that are not unduly expensive or burdensome.

OUR FUTURE SUCCESS DEPENDS UPON, IN LARGE PART, OUR CONTINUING ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

If we grow and implement our business plan, we will need to add managerial talent to support our business plan. There is no guarantee that we will be successful in adding such managerial talent. These professionals are regularly recruited by other companies and may choose to change companies. Given our relatively small size compared to some of our competitors, the performance of our business may be more adversely affected than our competitors would be if we lose well-performing employees and are unable to attract new ones.

BECAUSE WE INTEND TO OPEN NEW RETAIL STORES AND SUCH ACTIVITY INVOLVES A NUMBER OF RISKS, OUR BUSINESS MAY SUFFER.

We may consider acquisitions of assets or other business.  Any acquisition or opening of another retail store involves a number of risks that could fail to meet our expectations and adversely affect our profitability. For example:

•The acquired assets or business may not achieve expected results;

•We may incur substantial, unanticipated costs, delays or other operational or financial problems when integrating the acquired assets;

•We may not be able to retain key personnel of an acquired business;

•We may not be able to raise the required capital to expand;

•Our management’s attention may be diverted; or

•Our management may not be able to manage the acquired assets or combined entity effectively or to make acquisitions and grow our business internally at the same time.

If these problems arise we may not realize the expected benefits of an acquisition.

BECAUSE THE JEWELRY INDUSTRY IN GENERAL IS AFFECTED BY FLUCTUATIONS IN THE PRICES OF PRECIOUS METALS AND PRECIOUS AND SEMI-PRECIOUS STONES, WE COULD EXPERIENCE INCREASED OPERATING COSTS THAT WILL AFFECT OUR BOTTOM LINE.

The availability and prices of gold, diamonds, and other precious metals and precious and semi-precious stones may be influenced by cartels, political instability in exporting countries and inflation.

Shortages of these materials or sharp changes in their prices could have a material adverse effect on our results of operations or financial condition. A significant change in prices of key commodities, including gold, could adversely affect our business or reduce operating margins and impact consumer demand if retail prices increased significantly, even though we historically incorporate any increases in the purchase of raw materials to our consumers. Additionally, a significant disruption in our supply of gold or other commodities could decrease the production and shipping levels of our products, which may materially increase our operating costs and ultimately affect our profit margins.

BECAUSE WE DEPEND ON OUR ABILITY TO IDENTIFY AND RESPOND TO FASHION TRENDS, IF WE MISJUDGE THESE TRENDS, OUR ABILITY TO MAINTAIN AND GAIN MARKET SHARE WILL BE AFFECTED.

The jewelry industry is subject to rapidly changing fashion trends and shifting consumer demands. Accordingly, our success may depend on the priority that our target customers place on fashion and our ability to anticipate, identify, and capitalize upon emerging fashion trends. If we misjudge fashion trends or are unable to adjust our products in a timely manner, our net sales may decline or fail to meet expectations and any excess inventory may be sold at lower prices.

OUR ABILITY TO MAINTAIN OR INCREASE OUR REVENUES COULD BE HARMED IF WE ARE UNABLE TO STRENGTHEN AND MAINTAIN OUR BRAND IMAGE.

We have spent significant amounts of time and money in branding our Bergio and Bergio Bridal lines. We believe that primary factors in determining customer buying decisions, especially in the jewelry industry, are determined by price, confidence in the merchandise and quality associated with a brand. The ability to differentiate products from competitors of the Company has been a factor in attracting consumers. However, if the Company’s ability to promote its brand fails to garner brand recognition, its ability to generate revenues may suffer. If the Company fails to differentiate its products, its ability to sell its products wholesale will be adversely affected. These factors could result in lower selling prices and sales volumes, which could adversely affect its financial condition and results of operations.

IF WE WERE TO EXPERIENCE SUBSTANTIAL DEFAULTS BY OUR CUSTOMERS ON ACCOUNTS RECEIVABLE, THIS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR LIQUIDITY AND RESULTS OF OPERATIONS.

If customers responsible for a large amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially affect the ability to collect these accounts receivable, which could then result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in the ability to collect on accounts receivable could affect our cash flow and working capital position.

WE MAY NOT BE ABLE TO INCREASE SALES OR OTHERWISE SUCCESSFULLY OPERATE OUR BUSINESS, WHICH COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR FINANCIAL CONDITION.

We believe that the key to our success is to increase our revenues and available cash. We may not have the resources required to promote our business and its potential benefits. If we are unable to gain market acceptance of our business, we will not be able to generate enough revenue to achieve and maintain profitability or to continue our operations.

We may not be able to increase our sales or effectively operate our business. To the extent we are unable to achieve sales growth, we may continue to incur losses. We may not be successful or make progress in the growth and operation of our business. Our current and future expense levels are based on operating plans and estimates of future sales and revenues and are subject to increase as strategies are implemented. Even if our sales grow, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

Further, if we substantially increase our operating expenses to increase sales and marketing, and such expenses are not subsequently followed by increased revenues, our operating performance and results would be adversely affected and, if sustained, could have a material adverse effect on our business. To the extent we implement cost reduction efforts to align our costs with revenue, our sales could be adversely affected.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, AS NEEDED, THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS COULD BE SEVERELY LIMITED.

A limiting factor on our growth is our limited capitalization, which could impact our ability to execute on our business plan. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and our shareholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our Common Stock. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations (for example, negative operating covenants). There can be no assurance that acceptable financing necessary to further implement our business plan can be obtained on suitable terms, if at all. Our ability to develop our business, fund expansion, develop or enhance products or respond to competitive pressures, could suffer if we are unable to raise the additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

WE MAY BE UNABLE TO MANAGE GROWTH, WHICH MAY IMPACT OUR POTENTIAL PROFITABILITY.

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

•Establish definitive business strategies, goals and objectives;

•Maintain a system of management controls; and

•Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Risks Related to Our Common Stock

OUR COMMON STOCK IS CURRENTLY QUOTED ON THE OTC MARKETS (PINK SHEETS), WHICH MAY HAVE AN UNFAVORABLE IMPACT ON OUR STOCK PRICE AND LIQUIDITY.

Our common stock is quoted on the Pink Sheets, an over-the-counter electronic quotation system maintained by the OTC Markets.  The quotation of our shares on the Pink Sheets may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

THERE IS LIMITED LIQUIDITY ON THE PINK SHEETS, WHICH ENHANCES THE VOLATILE NATURE OF OUR EQUITY.

When fewer shares of a security are being traded on the Pink Sheets, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood that orders for shares of our common stock will be executed, and current prices may differ significantly from the price that was quoted at the time of entry of the order.

OUR COMMON STOCK IS CONSIDERED A “PENNY STOCK,” AND IS SUBJECT TO ADDITIONAL SALE AND TRADING REGULATIONS THAT MAY MAKE IT MORE DIFFICULT TO SELL.

Our common stock is considered to be a “penny stock” since it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act. Our common stock is a “penny stock” because it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.

This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

OUR CURRENT CHIEF EXECUTIVE OFFICER AND SOLE DIRECTOR, MR. BERGE ABAJIAN HAS SUFFICIENT VOTING POWER TO CONTROL THE VOTE ON SUBSTANTIALLY ALL CORPORATE MATTERS.

Berge Abajian, our chief executive officer and sole director has sufficient voting power to control the vote on substantially all corporate matters. Accordingly, Mr. Abajian will be able to determine the composition of our board of directors, will retain the effective voting power to approve all matters requiring shareholder approval, will prevail in matters requiring shareholder approval, including, in particular the election and removal of directors, and will continue to have significant influence over our business. As a result of his ownership and position in the Company, Mr. Abajian is able to influence all matters requiring shareholder action, including significant corporate transactions.

TRADING OF OUR STOCK MAY BE RESTRICTED BY THE U.S. SECURITIES & EXCHANGE COMMISSION’S PENNY STOCK REGULATIONS, WHICH MAY LIMIT A STOCKHOLDER’S ABILITY TO BUY AND SELL OUR STOCK.

The U.S. Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the U.S. Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

WE CURRENTLY HAVE A LIMITED ACCOUNTING STAFF, AND IF WE FAIL TO DEVELOP OR MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE ABLE TO REPORT OUR FINANCIAL RESULTS TIMELY AND ACCURATELY OR PREVENT FRAUD, WHICH WOULD LIKELY HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF OUR COMMON UNITS.

We are subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Effective internal controls are necessary for us to provide reliable and timely financial reports, prevent fraud and to operate successfully as a publicly traded partnership.

We prepare our consolidated financial statements in accordance with accounting and principles generally accepted in the United States, but our internal accounting controls may not meet all standards applicable to companies with publicly traded securities.  Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as Section 404. For example, Section 404 requires us, among other things, to annually review and report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting.  Based on management’s evaluation, as of December 31, 2022, our management concluded that we had several material weaknesses related to our internal controls over financial reporting (See Item 9A).

THE MARKET PRICE FOR OUR COMMON SHARES IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF PROFITS WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

The market for our common shares is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

WE INCUR INCREASED COSTS AS A RESULT OF BEING A PUBLIC COMPANY, WHICH COULD AFFECT OUR PROFITABILITY AND OPERATING RESULTS.

We file annual, quarterly and current reports with the SEC. In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board have imposed various requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities of ours more time-consuming and costly. We expect to spend between $50,000 and $100,000 in legal and accounting expenses annually to comply with our SEC reporting obligations and Sarbanes-Oxley. These costs could affect profitability and our results of operations.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK.

No cash dividends have been paid on the Company’s common stock. We expect that any income received from operations will be devoted to our future operations and growth. The Company does not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as the Company’s board of directors may consider relevant. If the Company does not pay dividends, the Company’s common stock may be less valuable because a return on an investor’s investment will only occur if the Company’s stock price appreciates.

Where You Can Find Us

Our principal executive offices are located at:

Bergio International, Inc.

12 Daniel Road E, Fairfield, NJ 07007

Our telephone number at this address is: (973) 227-3230

Our website address is http://www.bergio.com

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology.

These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under “Risk Factors.” The following factors, among others, could cause our actual results and performance to differ materially from the results and performance projected in, or implied by, the forward-looking statements:

•the success of our existing and new technologies;

•our ability to successfully develop and expand our operations;

•changes in economic conditions, including continuing effects from the recent recession;

•damage to our reputation or lack of acceptance of our brands;

•economic and other trends and developments, including adverse weather conditions, in those local or regional areas in which our operations are concentrated;

•increases in our labor costs, including as a result of changes in government regulation;

•labor shortages or increased labor costs;

•increasing competition in the industry in general;

•changes in attitudes or negative publicity regarding drug safety and health concerns;

•the success of our marketing programs;

•potential fluctuations in our quarterly operating results due to new products and other factors;

•the effect on existing products of focusing on other products in the same markets;

•of our management team;

•strain on our infrastructure and resources caused by our growth;

•the impact of federal, state or local government regulations relating to the industry;

•the impact of litigation;

•statements regarding our goals, intentions, plans and expectations, including the introduction of new products and markets and locations we intend to target in the future;

•statements regarding the anticipated timing and impact of our pending acquisitions;

•statement regarding our expectation with respect to the potential issuance of stock or shares in connection with our acquisitions or in connection with providing services to client companies.; and

•statement with respect to having adequate liquidity.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•changes in the pace of legislation;

•other regulatory developments that could limit the market for our products;

•our ability to successfully integrate acquired entities;

•competitive developments, including the possibility of new entrants into our primary markets;

•the loss of key personnel; and

•other risks discussed in this document.

All forward-looking statements in this document are based on information currently available to us as of the date of this prospectus, and we assume no obligation to update any forward-looking statements other than as required by law.

USE OF PROCEEDS

Because the offering is a best-efforts offering, we are presenting this information assuming that we sell 25%, 50% and 100% of the shares offered hereby. For purposes of this table, we used $0.002, the per-share offering price.

	25%	50%	100%
Gross offering proceeds	$250,000	$500,000	$1,000,000
Estimated expenses of the offering	35,000	35,000	35,000
Net proceeds from the offering	$215,000	$465,000	$965,000

We intend to use the net proceeds as follows:

•Expansion of retail operations, advertising, expansion of online presence, additional marketing support, working capital and general corporate purposes.

•General and administrative expenses pertain to operating expenses rather than to expenses that can be directly related to the production of any goods or services, utilities, insurance and managerial salaries which may come at a later date.

This expected use of the net proceeds from this offering and our existing cash represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development and commercialization efforts, the status of and results from clinical trials, as well as any collaboration that we may enter into with third parties, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We have no current agreements, commitments or understandings for any material acquisitions or licenses of any products, businesses or technologies.

Our management will have broad discretion over the uses of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds from this offering in a variety of capital preservation investments, including short-term, interest-bearing investment grade securities, money market accounts, certificates of deposit and direct or guaranteed obligations of the U.S. government.

DETERMINATION OF THE OFFERING PRICE

We currently expect the offering price to be $0.002 per share of our common stock for the shares of stock being offered by us pursuant to this prospectus.

The offering price of the common stock has been arbitrarily determined by our board of directors and bears no relationship to any objective criterion of value. The price does not bear any relationship to the Company’s assets, book value, historical earnings or net worth. In determining the offering price, the board of directors considered such factors as the lack of recent trading prices of the common stock, the board’s perception of our future prospects, past and anticipated operating results, present financial resources and the likelihood of selling the shares of common stock offered hereby. Accordingly, the offering price should not be considered an indication of the actual value of the Company or the common stock.

As noted above you should not consider the offering price as an indication of value of Bergio International, Inc. or our common stock. You should not assume or expect that, after the offering, our shares of common stock will trade at or above the offering price in any given time period. Our stock currently does not trade at all and is not quoted on any market. The market price of our common stock may decline during or after the offering, and you may not be able to sell the underlying shares of our common stock purchased during the offering at a price equal to or greater than the offering price. You should obtain advice from your financial advisor before purchasing shares and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the offering.

DILUTION

The offering price of the Shares of Common Stock being offered for sale pursuant to this Offering is substantially higher than the book value per share of the Common Stock. Accordingly, investors purchasing the Shares pursuant to this Offering will experience an immediate and significant dilution in the book value per share of the Shares purchased. We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders. See “Risk Factors-We may require additional capital to finance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders” and “We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of stockholders’ interests in Bergio International, Inc. and could depress our stock price.”

DILUTION TABLE

The price of the current offering is fixed at $0.002 per common share. This price is significantly higher than the price paid by our Directors and Officers for common equity since the Company’s inception.

Assuming completion of the offering, there will be up to 514,225,495 common shares outstanding. The following table illustrates the per common share dilution that may be experienced by investors at various funding levels based on total stockholders’ equity of $4,952,287 as of December 31, 2022.

Percentage of funding	100%	75%	50%	25%
Offering price	$0.002	$0.002	$0.002	$0.002
Shares after offering	514,225,495	389,225,495	264,225,495	139,225,495
Amount of net new funding	1,000,000	750,000	500,000	250,000
Proceeds, net of est. offering costs	965,000	715,000	465,000	215,000
Book value before offering (per share)	0.35	0.35	0.35	0.35
Book value after offering (per share)	0.01	0.02	0.02	0.04
Decrease per share	0.34	0.33	0.33	0.31
Dilution to investors	$-	$-	$-	$-
Dilution as percentage of outstanding shares	97%	96%	95%	90%

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is quoted on the OTC Pink under the trading symbol “BRGO”.

The following table sets forth the quarterly high and low sales price per share of our common stock for the periods indicated. The prices represent inter-dealer quotations, which do not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Years Ended December 31,
2022	HIGH	LOW
First Quarter	$0.003	$0.001
Second Quarter	0.001	0.001
Third Quarter	0.001	0.0002
Fourth Quarter	0.0003	0.00001

2021
First Quarter	$0.060	$0.005
Second Quarter	0.034	0.006
Third Quarter	0.012	0.005
Fourth Quarter	0.007	0.001

Holders

As of May 31, 2023, there were 14,225,495 shares of common stock outstanding, which were held by approximately 59 record holders.

As of the date of this S-1, we have no present commitments to issue shares of our capital stock to any 5% holder, director or nominee, other than pursuant to the Notes and Warrants we entered into effective February 11, 2021 in connection with the Aphrodite’s Acquisition and the Certificates of Designation for our Series B and Series D Preferred Stock, as more fully set forth elsewhere in this Form S-1.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Note Regarding Forward-Looking Information and Factors That May Affect Future Results

This S-1 contains forward-looking statements regarding our business, financial condition, results of operations and prospects. The Securities and Exchange Commission (the “SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This quarterly report on Form 10-Q and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. Factors that could cause our actual results of operations and financial condition to differ materially are set forth in the “Risk Factors” section of our annual report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on March 30, 2023.

We caution that these factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The following discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear elsewhere in this S-1.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our unaudited condensed consolidated financial statements and notes thereto appearing elsewhere in this report.

Plan of Operation

The Bergio brand is our most important asset. The Bergio brand is associated with high-quality, handcrafted and individually designed pieces with European sensibility, Italian craftsmanship and a bold flair for the unexpected. Bergio, is one of the most coveted brands of fine jewelry. Established in 1995, Bergio’s signature innovative design, coupled with extraordinary diamonds and precious stones, earned the company recognition as a highly sought-after purveyor of rare and exquisite treasures from around the globe.

It is our intention to establish Bergio as a holding company for the purpose of establishing retails stores worldwide. Our branded product lines are products and/or collections designed by our designer and CEO Berge Abajian and will be the centerpiece of our retail stores. We also intend to complement our own quality-designed jewelry with other products and our own specially designed handbags. This is in line with our strategy and belief that a brand name can create an association with innovation, design and quality which helps add value to the individual products as well as facilitate the introduction of new products.

It is our intention to open elegant stores in “high-end” areas and provide excellent service in our stores which will be staffed with knowledgeable professionals. We also intend to sell our products on a wholesale basis to limited customers.

In 2019 we introduced The Silver Fashion Collection ranging in price from $50 to $1,200. The Company also introduced the Bergio Handbag Collection, manufactured in Italy with top quality Italian leather ranging in price from $450 to $875, which are very competitive entry prices.

Our products consist of a wide range of unique styles and designs made from precious metals such as, gold, platinum, and Karat gold, as well as diamonds and other precious stones. We currently design and produce approximately 100 to 150 product styles. Current retail prices for our products range from $400 to $200,000. We have manufacturing control over our line as a result of having a manufacturing facility in New Jersey as well as subcontracts with facilities located in Italy.

On March 5, 2014, the Company formed a wholly owned subsidiary called Crown Luxe, Inc. in the State of Delaware (“Crown Luxe”). Crown Lux was established to operate the Company’s first retail store, which was opened in Bergen County, New Jersey in 2014.

During the fall of 2018, we opened our second retail store at the new Ocean Resort Casino in Atlantic City, New Jersey. We are also contemplating the opening of new stores in the future.

On February 10, 2021, Bergio International, Inc. entered into an Acquisition Agreement with Digital Age Business, Inc., a Florida corporation, (“Digital Age Business”), pursuant to which the shareholders of Digital Age Business  agreed to sell all of the assets and liabilities of its Aphrodite’s business to a subsidiary of the Company known as Aphrodite’s Marketing, Inc., a Wyoming corporation in exchange for 3,000 Series B Preferred Stock of the Company, which collectively, shall be convertible at Shareholders’ option, at any time, in whole or in part, into that number of shares of common stock of the Company which shall equal thirty percent (30%) of the total issued and outstanding common stock of the Company (as determined at the earlier of (i) the date of conversion of the Series B Preferred Stock; and (ii) eighteen (18) months following the Closing). In addition, the Company will provide an additional $5,000,000 in financing for Aphrodite’s Marketing, Inc. We own 51% of Aphrodite’s Marketing, Inc.

On July 1, 2021, we entered into an Agreement and Plan of Merger with GearBubble, Inc., a Nevada corporation, pursuant to which the shareholders of GearBubble agreed to sell 100% of the issued and outstanding shares of GearBubble to a subsidiary of the Company known as GearBubble Tech, Inc., a Wyoming corporation in exchange for $3,162,000 (the “Cash Purchase Price”), which shall be paid as follows: a) $2,000,000 (which was paid in cash at Closing), b) $1,162,000 to be paid in 15 equal installments, and c) 49,000 of the 100,000 authorized shares of the Merger Sub, such that upon the Closing, 51% of the Merger Sub shall be owned by the Company, and 49% of the Merger Sub shall be owned by the GearBubble Shareholders. We own 51% of GearBubble Tech, Inc.

The funding for these acquisitions were a combination of proceeds from the issuance of common stock from our S-1 Registration Statement and debt.

Aphrodite’s Marketing and GearBubble Tech are expected to increase our online presence and provide for expansion of the Bergio Brand. Aphrodite is a one-stop shop for jewelry, gifts, and surprises for any occasion. The online stores provide for a unique gifting experience in the ecommerce space. With their technological experience in ecommerce, we expect to grow the Bergio Brand, and in conjunction with Bergio’s design expertise and years of experience in the jewelry industry, we believe we can successfully grow the business.

The Company has instituted various cost saving measures to conserve cash and has worked with its debtors in an attempt to negotiate the debt terms. The Company has been also investigating various strategies to increase sales and expand its business. The Company is in negotiations with some potential partners, but, at this time, there is nothing concrete, but the Company remains positive about its prospects. However, there is no assurance that the Company will be successful in its endeavors or that it will be able to increase its business.

Our future operations are contingent upon increasing revenues and raising capital for on-going operations and expansion of our product lines. Because we have a limited operating history, you may have difficulty evaluating our business and future prospects.

The Company’s retail operations have been and continue to be affected by the recent and ongoing outbreak of the coronavirus disease (COVID-19) which in March 2020, was declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows. Possible areas that may be affected include, but are not limited to, disruption to the Company’s customers and revenue, labor workforce, unavailability of products and supplies used in operations, and the decline in value of assets held by the Company, including property and equipment.

Results of Operations - For the Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

Overview

Net revenues decreased during the year ended December 31, 2022 as compared to the year ended December 31, 2021. Our retail operations have been impacted by the pandemic. We continue to evaluate our initiatives. We have expanded our online presence and the Company continues to position itself for the future with the acquisition of Aphrodite’s Marketing and GearBubble Tech and take advantage of the Bergio brand in the E-Commerce space as well as establishing a chain of retail stores worldwide. Our branded product lines are products and/or collections designed by our designer and CEO Berge Abajian and will be the centerpiece of our retail stores. We also intend to complement our own quality-designed jewelry with other products and our own specially designed handbags. This is in line with our strategy and belief that a brand name can create an association with innovation, design and quality which helps add value to the individual products as well as facilitate the introduction of new products. It is our intention to open elegant stores in “high-end” areas and provide excellent service in our stores which will be staffed with knowledgeable professionals. We continue to be excited about our store in Atlantic City, NJ. Our initial store in northern New Jersey has not done as well as we had hoped and the wholesale market has also not been favorable but with the addition of our online presence it has helped the company to reach a favorable balance.

The Company continues to pursue additional financing opportunities and we have initiated measures to strengthen our financial position. As a result, we have accomplished the following:

We have converted approximately $1,379,000 including accrued interest of $77,000 of our convertible notes and loan into equity.

Raised additional funding from convertible notes, sales of our Series D Preferred Stock and Common Stock.

These events have allowed us to reduce our debt and provided funding for operations. We continue to pursue other opportunities. Moreover, there is no assurance that sufficient funding will be available, or if available, that its terms will be favorable to the Company. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

	Years ended December 31,
	2022	2021	Increase (Decrease)	Percent Increase (Decrease)
Net revenues	$9,677,710	$10,997,988	$(1,320,278)	(12.00)%
Net revenues - related parties	139,716	-	139,716	100%
Total net revenues	9,817,426	10,997,988	(1,180,562)	(10.73)%

Cost of revenues	4,622,490	4,553,047	69,443	1.53%

Gross profit	$5,194,936	$6,444,941	$(1,250,005)	(19.40%)

Gross profit as a % of sales	52.91%	58.60%

Net Revenues

Net revenues for the year ended December 31, 2022 including ret revenues - related parties which amounted to $9,817,426 decreased by $1,180,562 as compared to $10,997,988. The decrease in total net revenues during the year ended December 31, 2022, was primarily due to the decrease in revenues of our majority owned subsidiary,

Aphrodite’s Marketing, as a result of the decrease in marketing and advertising expenses through social media, digital marketing, and promotional campaigns.

Cost of Revenues

Cost of revenues consists primarily of the cost of the merchandise, shipping fees, credit card processing services, fulfillment cost, ecommerce sellers’ pay-out, costs associated with operation and maintenance of the Company’s platform. Cost of revenues for the year ended December 31, 2022 which amounted to $4,622,490 increased by $69,443 as compared to $4,553,047. This increase is primarily due to the acquisition of GearBubble Tech in July 2021 whereby the fiscal year 2022 current period included a full year of GearBubble Tech’s cost of revenues as compared to only six months from the fiscal year 2021 prior period.

Gross Profit

Gross profit decreased by $1,250,005 to $5,194,936 for the year ended December 31, 2022 as compared to $6,444,941 for the year ended December 31, 2022.  This decrease is primarily attributable to the decrease in net revenues as discussed above.

Operating Expenses

Operating expenses decreased by $360,673 to $7,563,009 for the year ended December 31, 2022 as compared to $7,923,682 for the year ended December 31, 2021. The decrease was primarily attributable to i) decrease in selling and marketing expenses of $1,167,272 primarily attributable to decrease in advertising and marketing activities through social media, digital marketing, and promotional campaigns ii) increase professional and consulting expenses of $512,040 primarily related to increase in consulting and contractor fees related to increase operations as a result of the acquisition of Aphrodite’s Marketing and GearBubble Tech, iii) increase in compensation and related taxes of $210,526 primarily related to the increase in number of employees as a result of the acquisition of Aphrodite’s Marketing and GearBubble Tech. Additionally, the Company approved a bonus of $100,000 and recognized stock based compensation of $150,000 to our CEO for the year ended December 31, 2022 and iv) increase in general and administrative expenses of $84,033 primarily attributable to increase in amortization expense, insurance, and office expenses . The overall increase in operating expenses reflect the increase in business operations as a result of the acquisition of Aphrodite’s Marketing and GearBubble Tech.

Loss from Operations

As a result of the above, we had a loss from operation of $2,368,073 for the year ended December 31, 2022 as compared to a loss from operations of $1,478,741 for the year ended December 31, 2021.

Other Expenses, net

For the year ended December 31, 2022, the Company had other expenses, net of $889,535 as compared to other expenses, net of $2,083,444 for the year ended December 31, 2021, a decrease of $1,193,909 in other expense. The decrease in other expense is primarily attributed to the decrease in amortization of debt discount and deferred financing cost of $1,424,034, increase in change in fair value of derivative liabilities of $233,268, decrease in derivative expense of $317,198, decrease in fraud loss caused by computer hackers of $219,174, offset by decrease in gain from extinguishment of debt of $225,352 and increase in interest expense of $740,616 from note conversions.

Net Loss Attributable to Bergio International, Inc.

As a result of the above, we had net loss attributable to Bergio International, Inc. $2,269,691 for the year ended December 31, 2022 as compared to $2,638,556 for the year ended December 31, 2021

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at December 31, 2022, compared to December 31, 2021.

	December 31, 2022	December 31, 2021	Increase/ (Decrease)
Current Assets	$3,440,464	$4,384,185	$(943,721)
Current Liabilities	$4,254,005	$6,748,062	$(2,494,057)
Working Capital	$(813,541)	$(2,363,877)	$1,550,336

Our working capital deficit was $813,541 at December 31, 2022 as compared to working capital of $2,363,877 at December 31, 2021. This decrease in working capital deficit is primarily attributed to the decrease in liabilities.

During the year ended December 31, 2022, the Company had a net decrease in cash of $(628,947). The Company’s principal sources and uses of funds were as follows:

Cash used in operating activities.

For the year ended December 31, 2022, the Company used $1,920,719 in cash for operations as compared to $2,179,237 in cash used for operations for the year ended December 31, 2021. This decrease in cash used in operations is primarily attributed to net loss of $2,269,691, amortization expense of $241,956, depreciation of $40,252, non-cash interest upon conversion of debt of $1,043,496, amortization of debt discount and deferred financing cost of $544,763, stock based compensation of $213,674, offset by non-controlling interest of $987,917, change in fair value of derivative liabilities of $627,696, gain from extinguishment of debt $405,700, and increase in changes in operating assets and liabilities of $324,933 primarily attributable to increase in accounts receivable of $68,607, increase in accrued compensation – CEO of $319,640, decrease in inventory of $350,522, decrease in accounts payable and accrued liabilities of $51,393, and decrease in deferred compensation – CEO $346,163.

For the year ended December 31, 2021, the Company used $2,179,237 in cash for operations. This increase in cash used in operations is primarily attributed to increase in net loss, increase in depreciation and amortization expense of $237,879, increase in amortization of debt discount and deferred financing cost of $1,732,163, increase in derivative expense of $227,619, increase in change in fair value of derivative liabilities of $80,347, increase in inventory of 943,477, increase in accounts payable and accrued liabilities of $338,343 offset by non-controlling interest of $923,629, increase in gain from extinguishment of debt $594,776, decrease in accounts receivable of $48,931, decrease in prepaid expenses of $362,111, and decrease deferred compensation of $99,408.

Cash used in investing activities.

For the year ended December 31, 2021, the Company used $886,209 in cash for investing activities as a result of cash paid for the acquisition of GearBubble Tech for $2,000,000 and purchases of property and equipment of $47,685 offset by cash acquired from the acquisition of GearBubble Tech of $1,161,476 as compared to $0 of cash used in investing activities for the year ended December 31, 2022.

Cash provided financing activities.

Cash provided by financing activities for the year ended December 31, 2022 was $1,291,772 as compared to $4,088,560 for the year ended December 31, 2021 and was primarily the result of net proceeds received from convertible notes of $201,250, sale of preferred stock of $1,555,000, sale of common stock of $89,361, proceeds from loans and advances of $1,213,650, proceeds from a note of $110,000 offset by repayments of loans payable of $1,211,601, repayment of secured notes of $400,000, and repayment of note of $272,884.

Net cash provided by financing activities for the year ended December 31, 2021 was $4,088,560. This increase is primarily the result of net proceeds received from convertible notes of $1,890,000, sale of common stock of $3,768,730, proceeds from loans and note payable of $1,196,547 offset partially by repayments of loans and notes payable of $2,108,520, repayment of debt of $567,403 and repayment of convertible debt of $30,000.

Our indebtedness is comprised of various convertible debt, notes payable, loans payable, and advances from a stockholder/officer intended to provide capital for the ongoing manufacturing of our jewelry line, in advance of receipt of the payment from our retail distributors.

Convertible Notes

From time to time the Company enters into certain financing agreements for convertible notes. For the most part, the Company settles these obligations with the Company’s common stock. As of December 31, 2022, principal amounts under the convertible notes payable was $79,250, net of debt discount of $59,926.

Notes Payable

The Company has total notes payable of $702,504 classified as current portion and total notes payable – long term portion of $259,496 at December 31, 2022.

Loans and Advances Payable

The Company has loans payable and accrued interest of $1,072,089 at December 31, 2022.

Satisfaction of Our Cash Obligations for the Next 12 Months

A critical component of our operating plan impacting our continued existence is to efficiently manage our retail operations and successfully develop new lines through our Company or through possible acquisitions and/or mergers as well as opening new retail stores. Our ability to obtain capital through additional equity and/or debt financing, and joint venture partnerships will also be important to our expansion plans. In the event we experience any significant problems assimilating acquired assets into our operations or cannot obtain the necessary capital to pursue our strategic plan, we may have to reduce the growth of our operations. This may materially impact our ability to increase revenue and continue our growth.

The Company has suffered recurring losses and has an accumulated deficit of approximately $19.6 million as of December 31, 2022. As of December 31, 2022, the Company has $79,250 in principal amounts of convertible notes, notes payable (current and long-term portion) of $962,000 and $1,072,089 in loans and advances payable. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, which in turn, is dependent upon the Company’s ability to raise capital and/or generate positive cash flows from operations.

It is our intention to establish Bergio as a holding company for the purpose of establishing retails stores worldwide. Our branded product lines are products and/or collections designed by our designer and CEO Berge Abajian and will be the centerpiece of our retail stores. We also intend to complement our own quality-designed jewelry with other products and our own specially-designed handbags. This is in line with our strategy and belief that a brand name can create an association with innovation, design and quality which helps add value to the individual products as well as facilitate the introduction of new products. It is our intention to open elegant stores in “high-end” areas and provide excellent service in our stores which will be staffed with knowledgeable professionals. The Company has also increased its online presence to minimize the impact of having to close its retail stores as well as directing efforts towards its wholesale operations. The acquired majority owned subsidiaries, Aphrodite’s Marketing and GearBubble Tech, of which Bergio owns 51% will increase our online presence and provide the opportunity for future growth.

These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Results of Operations - For the Three Months ended March 31, 2023 Compared to the Three Months Ended March 31, 2022.

Overview

We have expanded our online presence and the Company continues to position itself for the future with the acquisition of Aphrodite’s Marketing and GearBubble Tech and take advantage of the Bergio brand in the E-Commerce space as well as establishing a chain of retail stores worldwide. Our branded product lines are products and/or collections designed by our designer and CEO Berge Abajian and will be the centerpiece of our retail stores. We also intend to complement our own quality-designed jewelry with other products and our own specially designed handbags. This is in line with our strategy and belief that a brand name can create an association with innovation, design and quality which helps add value to the individual products as well as facilitate the introduction of new products. It is our intention to open elegant stores in “high-end” areas and provide excellent service in our stores which will be staffed with knowledgeable professionals. We continue to be excited about our store in Atlantic City, NJ. Our initial store in northern New Jersey has not done as well as we had hoped and the wholesale market has also not been favorable but with the addition of our online presence it has helped the company to reach a favorable balance.

The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

	Three Months Ended March 31,		Increase	Percent Increase
	2023	2022	(Decrease)	(Decrease)
Net revenues	$1,388,366	$1,956,501	$(568,138)	(29.04)%
Net revenues - related parties	-	139,050	(139,050)	(100)%
Total net revenues	1,388,366	2,095,551	(707,188)	(33.75)%

Cost of revenues	768,661	1,246,737	(478,076)	(38.35)%

Gross profit	$619,702	$848,814	$(229,112)	(26.99)%

Gross profit as a % of sales	44.64%	40.51%

Net Revenues

Total net revenues for the three months ended March 31, 2023 which amounted to $1,388,363 decreased by $568,318 as compared to $2,095,551which included net revenues - related parties for the three months ended March 31, 2022. The decrease in total net revenues during the three months ended March 31, 2023, was primarily attributable to the decrease in revenues of our majority owned subsidiary, Aphrodite’s Marketing, as a result of the decrease in marketing and advertising expenses through social media, digital marketing, and promotional campaigns.

Cost of Revenues

Cost of revenues consists primarily of the cost of the merchandise, shipping fees, credit card processing services, fulfillment cost, ecommerce sellers’ pay-out; costs associated with operation and maintenance of the Company’s platform. Cost of revenues for the three months ended March 31, 2023 decreased by $478,076 to $768,661 as compared to $1,246,737 for the three months ended March 31, 2022. This decrease is primarily attributable to the decrease in net revenues as discussed above.

Gross Profit

Gross profit decreased by $229,112 to $619,702 for the three months ended March 31, 2023 as compared to $848,814 for the three months ended March 31, 2022. This decrease is primarily attributable to the decrease in revenues as discussed above.

Operating Expenses

Operating expenses decreased by $525,988 to $1,286,783 for the three months ended March 31, 2023 as compared to $1,812,771 for the three months ended March 31, 2022. The decrease was primarily attributable to i) decrease in selling and marketing expenses of $360,924 primarily attributable to decrease in advertising and marketing activities through social media, digital marketing, and promotional campaigns ii) decrease professional and consulting expenses of $21,678 primarily related to decrease in consulting and contractor fees iii) decrease in compensation and related taxes of $111,816 primarily related to the decrease in number of employees of our majority owned subsidiary, Aphrodite’s Marketing iv) decrease in general and administrative expenses of $31,570 primarily attributable to decrease in rent and office expenses. The overall decrease in operating expenses reflect were due to the cost-cutting measures made during the three months ended March 31, 2023.

Loss from Operations

As a result of the above, we had a loss from operations of $667,081 for the three months ended March 31, 2023 as compared to a loss from operations of $963,957 for the three months ended March 31, 2022.

Other Expenses, net

For the three months ended March 31, 2023, the Company had other expenses, net of $314,894 as compared to other expenses, net of $1,114,354 for the three months ended March 31, 2022, a decrease of $799,460 in other expenses, net. The decrease in other expenses, net is primarily attributed to the decrease in amortization of debt discount of $298,299 and decrease in interest expense of $937,775 due to decrease in number of convertible notes offset by increase in change in fair value of derivative liabilities of $313,367 and decrease in gain from extinguishment of debt of $149,755.

Net Loss Attributable to Bergio International, Inc.

As a result of the above, we had net loss attributable to Bergio International, Inc. $667,055 for the three months ended March 31, 2023 as compared to $1,585,586 for the three months ended March 31, 2022.

Net Loss Available to Bergio International, Inc. Common Stockholders

As a result of the above, we had net loss available to Bergio International, Inc. common stockholders of $667,055 for the three months ended March 31, 2023 as compared to $2,400,586 for the three months ended March 31, 2022 after the recognition of deemed dividend of $815,000 upon the issuance of the Series D Preferred Stock.

Liquidity and Capital Resources

The following table summarizes working capital at March 31, 2023, compared to December 31, 2022:

	March 31, 2023	March 31, 2022	Increase/ (Decrease)
Current Assets	$3,162,556	$3,440,464	$(277,908)
Current Liabilities	$4,915,902	$4,254,005	$661,897
Working Capital	$(1,753,346)	$(813,541)	$939,805

At March 31, 2023 the Company had working capital deficit of $1,753,346 as compared to $813,541 at December 31, 2022. This increase in working capital deficit is primarily attributed to the increase in liabilities.

During the three months ended March 31, 2023, the Company’s principal sources and uses of funds were as follows:

Cash used in operating activities: For the three months ended March 31, 2023, the Company used $656,496 in cash for operations as compared to $1,071,273 in cash used for operations for the three months ended March 31, 2022. This decrease in cash used in operations is primarily attributed to net loss of $667,055, amortization expense of $60,489, amortization of debt discount and deferred financing cost of $19,541, depreciation of $9,781, change in fair value of derivative liabilities of $136,151, and increase in changes in operating assets and liabilities of $95,292 primarily attributable to increase in accounts receivable of $40,078, increase in inventory of $30,390, decrease in accounts payable and accrued liabilities of $153,843 and increase in accrued compensation of $29,624 offset by non-controlling interest of $314,920.

For the three months ended March 31, 2022, the Company used $1,071,273 in cash for operations. This increase in cash used in operations is primarily attributed to increase in net loss, increase in amortization expense of $27,364, increase in amortization of debt discount and deferred financing cost of $158,838, increase in non-cash interest upon conversion of debt of $1,025,660, increase in non-controlling interest of $416,457 offset by decrease in derivative expense of $108,466, decrease in change in fair value of derivative liabilities of $305,583, decrease in gain from extinguishment of debt $192,554, decrease in inventory of $95,313, decrease in prepaid expenses of $19,186, decrease in accounts payable and accrued liabilities of $266,140.

Cash used in investing activities: For the three months ended March 31, 2023, the Company used $4,900 in cash for investing activities for purchase of property and equipment as compared to $0 of cash in investing activities for the three months ended March 31, 2022.

Cash provided by financing activities: Cash provided by financing activities for the three months ended March 31, 2023 was $311,120 as compared to $573,933 for the three months ended March 31, 2022. This decrease is primarily the result of net proceeds received from loans and advances payable of $487,123, advances from CEO, net of $112,375 offset by repayments of loans and advances payable of $288,378.

Cash provided by financing activities for the three months ended March 31, 2022 was $573,933. This is primarily the result of net proceeds received from convertible notes of $76,250, sale of preferred stock of $815,000, proceeds from loans $381,600 offset partially by repayments of loans and advances payable of $336,553, repayment of secured notes of $110,000, repayment of note of $154,934 and repayment of advances to CEO, net of $97,430.

Our indebtedness is comprised of loans and advances payable, notes payable, convertible notes, and advances from a stockholder/officer intended to provide capital for the ongoing manufacturing of our jewelry line, in advance of receipt of the payment from our retail distributors.

Convertible Notes

From time to time the Company enters into certain financing agreements for convertible notes. For the most part, the Company settles these obligations with the Company’s common stock. As of March 31, 2023, principal amounts under the convertible note payable was $79,250, net of debt discount of $40,386 at March 31, 2022.

Notes Payable

The Company has total notes payable of $818,656 classified as current portion and total notes payable – long term portion of $261,344 at March 31, 2023.

Loans and Advances Payable

The Company has loans and advances payable and accrued interest of $1,282,569 at March 31, 2023.

Satisfaction of Our Cash Obligations for the Next 12 Months

A critical component of our operating plan impacting our continued existence is to efficiently manage our retail operations and successfully develop new lines through our Company or through possible acquisitions and/or mergers as well as opening new retail stores. Our ability to obtain capital through additional equity and/or debt financing, and joint venture partnerships will also be important to our expansion plans. In the event we experience any significant problems assimilating acquired assets into our operations or cannot obtain the necessary capital to pursue our strategic plan, we may have to reduce the growth of our operations. This may materially impact on our ability to increase revenue and continue our growth.

The Company has suffered recurring losses and has an accumulated deficit of $20,283,316 as of March 31, 2023. As of March 31, 2023, the Company has $79,250 in principal amounts of convertible notes, notes payable (current and long-term portion) of $1,080,000, loans and advances payable of $1,282,569, and advances from CEO including interest of $261,810. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The recoverability of a major portion of the recorded asset amounts shown in the accompanying unaudited condensed consolidated balance sheet is dependent upon continued operations of the Company, which in turn, is dependent upon the Company’s ability to raise capital and/or generate positive cash flows from operations.

These unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Research and Development

We are not anticipating significant research and development expenditures in the near future.

Expected Purchase or Sale of Plant and Significant Equipment

We do not anticipate the purchase or sale of any plant or significant equipment; as such items are not required by us at this time.

Critical Accounting Policies

The Company prepares its financial statements in accordance with GAAP. In preparing the financial statements and accounting for the underlying transactions and balances, the Company applies its accounting policies as disclosed in Note 3 of our Notes to Consolidated Financial Statements.  The Company’s accounting policies that require a higher degree of judgment and complexity used in the preparation of financial statements include:

Revenue Recognition

The Company applies ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. This standard requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures.  ASC 606 requires us to identify distinct performance obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. When distinct performance obligations exist, the Company allocates the contract transaction price to each distinct performance obligation. The standalone selling price, or our best estimate of standalone selling price, is used to allocate the transaction price to the separate performance obligations. The Company recognizes revenue when, or as, the performance obligation is satisfied.

Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Also, significant judgment may be required to determine the allocation of transaction price to each distinct performance obligation.

Generally, revenues are recognized at the time of shipment to the customer with the price being fixed and determinable and collectability assured, provided title and risk of loss is transferred to the customer. Provisions, when appropriate, are made where the right to return exists. Shipping and handling costs charged to customers are classified as sales, and the shipping and handling costs incurred are included in cost of sales.

The Company’s subsidiary, GearBubble Tech, recognizes revenue from three sources: (1) e-commerce revenue (2) platform subscription fees and (3) partner and services revenue.

•Revenues are recognized when the merchandise is shipped to the customer and title is transferred and are recorded net of any returns, and discounts or allowances. Shipping cost paid by customers are primarily for ecommerce sales and are included in revenue. Merchandise sales are fulfilled with inventory sourced through our suppliers. Therefore, the Company’s contracts have a single performance obligation (shipment of product).

The Company evaluates the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, in determining whether it is appropriate to record the gross amount of merchandise sales and related costs or the net amount earned as commissions. The Company evaluates whether it is appropriate to recognize revenue on a gross or net basis based upon its evaluation of whether the Company obtains control of the specified goods by considering if it is primarily responsible for fulfillment of the promise, has inventory risk, and has the latitude in establishing pricing and selecting suppliers, among other factors. The ecommerce sellers have no further obligation to the customer after the promised goods are transferred to the customer. Based on its evaluation of these factors, we have determined we are the principal in these arrangements. Through our suppliers, we have the ability to control the promised goods and as a result, the Company records ecommerce sales on a gross basis.

The Company refunds the full cost of the merchandise returned and all original shipping charges if the returned item is defective or we or our partners have made an error, such as shipping the wrong product. If the return is not a result of a product defect or a fulfillment error and the customer initiate a return of an unopened item within 30 days of delivery, for most products we refund the full cost of the merchandise minus the original shipping charge and actual return shipping fees. If our customer returns an item that has been opened or shows signs of wear, the Company issues a partial refund minus the original shipping charge and actual return shipping fees.

•The Company generally recognizes platform subscription fees in the month they are earned. Annual subscription payments received that are related to future periods are recorded as deferred revenue to be recognized as revenues over the contract term or period.

•Partner and services revenue is derived from: (1) partner marketing and promotion, and (2) non-recurring professional services. Revenue from partner marketing and promotion and non-recurring professional services is recognized as the service is performed.

Marketing

The Company applies ASC 720 “Other Expenses” to account for marketing costs. Pursuant to ASC 720-35-25-1, the Company expenses marketing costs as incurred. Marketing costs include advertising and related expenses for third party personnel engaged in marketing and selling activities, including sales commissions, and third-party e-commerce platform fees and selling fees. The Company directs its customers to the Company’s ecommerce platform through social media, digital marketing, and promotional campaigns. Marketing costs are included in selling and marketing expenses on the consolidated statement of operations.

Fair Value of Financial Instruments

FASB ASC 820 - Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to the Company on December 31, 2021. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments. FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1:Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2:Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3:Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the consolidated balance sheets for cash, prepaid expenses and other current assets, accounts payable and accrued liabilities, and deferred compensation approximate their fair market value based on the short-term maturity of these instruments.

Derivative Liabilities

The Company has certain financial instruments that are embedded derivatives associated with capital raises and acquisition (see Note 13). The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10 – Derivative and Hedging – Contract in Entity’s Own Equity. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment, or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on debt extinguishment.

In July 2017, FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. These amendments simplify the accounting for certain financial instruments with down-round features. The amendments require companies to disregard the down-round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. For public business entities, the amendments in Part I of the ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018.

Off Balance Sheet Arrangements

The Company is not party to any off-balance sheet arrangements that may affect its financial position or its results of operations.

Recently Adopted Authoritative Pronouncements

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

No other recently issued accounting pronouncements had or are expected to have a material impact on the Company’s condensed consolidated financial statements.

No other recently issued accounting pronouncements had or are expected to have a material impact on the Company’s condensed consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk.

We do not hold any derivative instruments and do not engage in any hedging activities.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

DEFAULTS UPON SENIOR SECURITIES

There has been no default in payment of principal, interest, sinking or purchase fund installment, or any other material default, with respect to any indebtedness of the Company.

MINE SAFETY DISCLOSURES

Not applicable.

DIRECTORS AND EXECUTIVE OFFICERS

The following table and text sets forth the names and ages of all our directors and executive officers and our key management personnel as of May 31, 2023. All of our directors serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Board and are elected or appointed to serve until the next meeting of the Board following the annual meeting of stockholders. Also provided is a brief description of the business experience of each director and executive officer and the key management personnel during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Name (age)	Position	Year First Elected a Director
Berge Abajian (63)	Chief Executive Officer and Chairman	2007

Background of Directors and Officers

Berge Abajian became the Chief Executive Officer of Bergio International in October 2009. Prior to that, Mr. Abajian served as CEO of the Diamond Information Institute, the predecessor company to Bergio, from 1988 to October 2009. Mr. Abajian has a BS in Business Administration from Fairleigh Dickinson University and is well known and respected in the jewelry industry. Since 2005, Mr. Abajian has served as the President of the East Coast branch of the Armenian Jewelry Association and has also served as a Board Member on MJSA (Manufacturing Jewelers and Suppliers of America), New York Jewelry Association, and the 2001-2002 Luxury Show.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board, except to the extent governed by an employment agreement.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Meetings of Our Board of Directors

Our Board did not hold any meetings during the most recently completed fiscal year end. Various matters were approved by written consent, which in each case was executed by the Board.

Committees of the Board

We do not currently have a compensation committee, nominating committee, or stock plan committee.

Audit Committee

We do not have a separately-designated standing audit committee. The entire Board performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Nominating Committee

Our Board does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

•the appropriate size of our board of directors;

•our needs with respect to the particular talents and experience of our directors;

•the knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•experience in political affairs;

•experience with accounting rules and practices; and

•the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own 10% or more of a class of securities registered under Section 12 of the Exchange Act to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by the rules and regulations of the SEC to furnish the Company with copies of all reports filed by them in compliance with Section 16(a).

Based solely on our review of certain reports filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the reports required to be filed with respect to transactions in our common stock during the fiscal year ended December 31, 2022, were timely.

Code of Ethics

We do not currently have a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, or persons performing similar functions.  Because we have only limited business operations and four officers and directors, we believe a code of ethics would have limited utility. We intend to adopt such a code of ethics as our business operations expand and we have more directors, officers and employees.

EXECUTIVE COMPENSATION.

Overview

The following is a discussion of our program for compensating our named executive officers and directors. Currently, we do not have a compensation committee, and as such, our board of directors is responsible for determining the compensation of our named executive officers.

Compensation Program Objectives and Philosophy

The primary goals of our policy of executive compensation are to attract and retain the most talented and dedicated executives possible, to assure that our executives are compensated effectively in a manner consistent with our strategy and competitive practice and to align executive compensation with the achievement of our short- and long-term business objectives.

The Board considers a variety of factors in determining compensation of executives, including their particular background and circumstances, such as their training and prior relevant work experience, their success in attracting and retaining savvy and technically proficient managers and employees, increasing our revenues, broadening our product line offerings, managing our costs and otherwise helping to lead our Company through a period of rapid growth.

In the near future, we expect that our Board will form a compensation committee charged with the oversight of executive compensation plans, policies and programs of our Company and with the full authority to determine and approve the compensation of our chief executive officer and make recommendations with respect to the compensation of our other executive officers. We expect that our compensation committee will continue to follow the general approach to executive compensation that we have followed to date, rewarding superior individual and company performance with commensurate compensation.

Employment Agreements

Effective February 28, 2010, the Company entered into an employment agreement with its PEO. The agreement, which is for a five year term, provides for an initial base salary of $175,000 per year with a 3% annual increase thereafter (the “Base Salary”). The PEO is also entitled to certain bonuses based on net profits before taxes and other customary benefits, as defined in the agreement. In addition, since it is understood that the Company is employing the PEO during a time of economic decline throughout the U.S. and at times and from time to time, the Company may not be in a position to pay the full amount of Base Salary owed the PEO it is understood and agreed to by the Board, that as long as the Company is unable to pay the CEO the full amount of his Base Salary that the Board shall issue to him, from time to time, an amount of shares that will allow him to remain in possession of fifty-one percent (51%) of the Company’s then outstanding shares of common stock.  Such issuances shall be made to the PEO at any time when his total share holdings are reduced to an amount less than fifty-one percent (51%) as a result of issuance of shares of common stock made on behalf of the Company.

Effective February 28, 2010, the Company entered into an employment agreement with its PEO. The agreement, which is for a five year term, provides for an initial base salary of $175,000 per year with a 3% annual increase thereafter (the “Base Salary”). The PEO is also entitled to certain bonuses based on net profits before taxes and other customary benefits, as defined in the agreement. In addition, since it is understood that the Company is employing the PEO during a time of economic decline throughout the U.S. and at times and from time to time, the Company may not be in a position to pay the full amount of Base Salary owed the PEO it is understood and agreed to by the Board, that as long as the Company is unable to pay the CEO the full amount of his Base Salary that the Board shall issue to him, from time to time, an amount of shares that will allow him to remain in possession of fifty-one percent (51%) of the Company’s then outstanding shares of common stock.  Such issuances shall be made to the PEO at any time when his total share holdings are reduced to an amount less than fifty-one percent (51%) as a result of issuance of shares of common stock made on behalf of the Company.

Effective September 1, 2011, the Company and PEO entered into an Amended and Restated Employment Agreement (the “Amended Agreement”) which primarily retains the term and compensation of the original agreement. The Amended Agreement, however, removes the section which previously provided for the issuance of Company common stock to the CEO, from time to time, when the Company is unable to pay the CEO the full amount of his Base Salary (as defined in the Amended Agreement) which would allow the CEO to maintain a fifty-

one percent (51%) share of the Company’s outstanding common stock.  However, the CEO does have the right to request all or a portion of his unpaid Base Salary be paid with the Company’s restricted common stock. In addition, the Amended Agreement provides for the issuance of 51 shares of newly authorized Series A Preferred Stock to be issued to the CEO. As defined in the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock, each share of Series A Preferred Stock has voting rights such that the holder of 51 shares of Series A Preferred Stock will effectively maintain majority voting control of the Company. Effective November 3, 2011, the CEO notified the Company that for the one year period, retroactive from April 1, 2011, through December 31, 2012, he would reduce his Base Salary to $100,000. The reduction in base compensation was subsequently extended to December 31, 2013. The CEO is currently deferring his salary to conserve cash. Deferred wages due to the CEO amounted to $445,571 and $345,571 for the periods ended December 31, 2020 and December 31, 2019, respectively. This amount was reduced to $500,000 after the PEO converted $500,000 of deferred compensation into 34,000 post-split (17,000,000 pre-split) shares of common stock of the Company. The CEO in December 2020 returned these shares to the Company. As of December 31, 2021 and 2020, $0 and $320,172, respectively, of these amounts were classified as a long-term liability.

Effective March 26, 2021, the number of authorized shares of Series A Preferred Stock was increased from 51 to 75 by filing Articles of Amendment in Wyoming. Also on March 26, 2021, an additional 26 shares of Series A Preferred Stock were issued to Berge Abajian, our CEO, giving him a total of 75 shares of our Series A Preferred Stock, with the voting power equal to 75% of the issued and outstanding shares of our Common Stock, through which he maintains voting control over the Company.

On July 1, 2021, the Company entered into an Amended and Restated Executive Employment Agreement (“Amended Employment Agreement”) with the CEO of the Company, Berge Abajian (the “Executive”). The term of the Amended Employment Agreement shall be for 5 years and shall be automatically extended for successive periods of 1 year unless terminated by the Company or the Executive. The Executive shall receive a base salary of $250,000 per year and such base salary shall automatically increase in a rate of 3% per annum for each consecutive year after 2021 or at such rates as may be approved by the board of directors of the Company. Upon written request of the Executive, the Company shall pay all or a portion of the base salary owed to Executive in the form of i) a convertible promissory note, or ii) the Company’s common stock or if available, S-8 common stock. Additionally, the Executive is eligible to receive quarterly bonus at the discretion of the board of directors of the Company. Additionally, the Executive shall be eligible to participate in the Company’s 2021 Stock Incentive Plan.

On July 9, 2021, and under the terms of the ESOP, the Company’s Board of Directors approved the future issuance of 500,000,000 shares (1,000,000 post-split shares) of the Company’s Common Stock to the Company’s CEO, Berge Abajian, subject to the Company increasing its total authorized shares of common stock to 6,000,000,000 which was increased in July 2021 and subject to the effectiveness of an S-8 Registration Statement covering these shares with the SEC. As of December 31, 2021, the Company did not meet the prerequisite related to the effectiveness of an S-8 Registration Statement. In September 2022, the Company has met the prerequisite related to the effectiveness of an S-8 Registration Statement. Accordingly, during the year ended December 31, 2022, the Company recognized stock-based compensation of $150,000 or $0.15 post-split per share. The 500,000,000 shares (1,000,000 post-split shares) of common stock have not been issued to the CEO and have been recorded as common stock issuable as of December 31, 2022.

Retirement Benefits

Currently, we do not provide any Company sponsored retirement benefits to any employee, including the named executive officers.

Perquisites

We have historically provided only modest perquisites to our named executive officers. We do not view perquisites as a significant element of our compensation structure, but do believe that perquisites can be useful in attracting, motivating and retaining the executive talent for which we compete. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our by our board of directors.

Summary Compensation Table

The following table presents information regarding compensation of our principal executive officer, and the two most highly compensated executive officers other than the principal executive officer for services rendered during years ended 2022 and 2021, respectively.

Name and Principal Position	Fiscal Year	Salary ($)(1)(2)	Bonus ($)(3)	Option Awards ($)(4)	All Other Compensation $(5)	Total ($)
Berge Abajian	2022	$245,000	$100,000	$150,000	$41,411	$536,911
CEO & Chairman	2021	$200,000	$-	$-	$19,079	$219,079

1)The amounts shown in this column represent the dollar value of base salary earned by each named executive officer (“NEO”).

2)On January 1, 2019, the CEO amended his employment agreement with the Company for a term of one year expiring December 31, 2019. The agreement primarily retains the terms of the Amended Agreement, but lowers the compensation to $100,000 for the year. Effective July 1, 2019, the Principal Executive Officer agreed to stop deferral of his salary at least through December 31, 2019 as a result of the financial situation of the Company as a result of the Company’s financial condition. The CEO continues deferred his salary until July 2021.

On July 1, 2021, the Company entered into an Amended and Restated Executive Employment Agreement with the CEO of the Company, Berge Abajian (the “Executive”). The term of the Amended Employment Agreement shall be for 5 years and shall be automatically extended for successive periods of 1 year unless terminated by the Company or the Executive. The Executive shall receive a base salary of $250,000 per year and such base salary shall automatically increase in a rate of 3% per annum for each consecutive year after 2021 or at such rates as may be approved by the board of directors of the Company.

3)No bonus compensation was made to the NEO’s in 2021. In April 2022, the Board approve a bonus of $100,000 to the NEO as per his Amended Employment Agreement. The Company has not paid the bonus compensation of $100,000 as of December 31, 2022 and has been recorded as accrued bonus compensation.

4)In July 2021, under the terms of the ESOP, the Board of Directors of the Company approved the future issuance of 500,000,000 shares (1,000,000 post-split shares) to the Company’s CEO subject to the Company increasing its authorized shares to 6,000,000,000 shares and subject to the effectiveness of an S-8 Registration Statement covering these shares which has been filed with the Securities and Exchange Commission on September 21, 2022. Accordingly, during the year ended December 31, 2022, the Company recognized stock-based compensation of $150,000 or $0.15 post-split per share. The 500,000,000 shares (1,000,000 post-split shares) of common stock have not been issued to the CEO and have been recorded as common stock issuable as of December 31, 2022. There were no options granted to NEO during the year ended December 31, 2022 and 2021.

5)Other compensation was made up of Mr. Abajian’s car expense and health insurance expenses.

Incentive Stock and Award Plan

On July 9, 2021, the Board of Directors of the Company adopted the Bergio International, Inc. 2021 Stock Incentive Plan (the “ESOP”), under which the Company may award shares of the Company’s Common Stock to employees of the Company and/or its Subsidiaries. The terms of the ESOP allow the Company’s Board of Directors discretion to award the Company’s Common Stock, in the form of options, stock appreciation rights, restricted stock awards, restricted stock units, and performance award shares, to such employees, upon meeting the criteria set forth therein, from time to time. Subject to adjustments as provided in the plan, the shares of common stock that may be issued with respect to awards granted under the plan shall not exceed an aggregate of 1,000,000,000 shares of common stock. The Company shall reserve such number of shares for awards under the plan, subject to adjustments as provided in the plan. The maximum number of shares of common stock under the plan that may be issued as incentive stock options shall be 100,000,000 shares.

On July 9, 2021, and under the terms of the ESOP, the Company’s Board of Directors approved the future issuance of 500,000,000 shares (1,000,000 post-split shares) of the Company’s Common Stock to the Company’s CEO, Berge Abajian, subject to the Company increasing its total authorized shares of common stock to 6,000,000,000 which was increased in July 2021 and subject to the effectiveness of an S-8 Registration Statement covering these shares with the SEC. As of December 31, 2021, the Company did not meet the prerequisite related to the effectiveness of an S-8 Registration Statement. In September 2022, the Company met the prerequisite related to the effectiveness of an S-8 Registration Statement. Accordingly, during the year ended December 31, 2022, the Company recognized stock-based compensation of $150,000 or $0.15 post-split per share. The 500,000,000 shares (1,000,000 post-split shares) of common stock have not been issued to the CEO and have been recorded as common stock issuable as of December 31, 2022.

Executive Compensation

Stock Option Grants

We have not granted any stock options to the executive officers or directors since the adoption of the Plan.

Director Compensation

We do not currently pay any cash fees or expenses to our sole director for serving on the Board.

Compensation Policy

The Company does not believe that its compensation policies are reasonably likely to increase corporate risk or have a material adverse effect on the Company.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information known to the Company with respect to the beneficial ownership as of May 31, 2023, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s common stock, (ii) each director and nominee, (iii) the executive officers, and (iv) all current directors and executive officers as a group.

Name and Address(1)	Number of Shares Beneficially Owned	Percentage of Class(2)

Named Directors and Officers
Berge Abajian, Chairman and CEO(3)	7	*%

All Officers and Directors as a Group (1 person)	7	*%

*Less than 0.1%.

(1)Unless otherwise indicated, the address of each beneficial owner listed above is c/o Bergio International, Inc., 12 Daniel Road East, Fairfield, NJ 07007.

(2)Based on a total of 14,225,495 shares of common stock outstanding on May 31, 2023.

(3)Mr. Abajian owned 51 shares of the Company’s Series A Preferred Stock as of December 31, 2020. Effective March 26, 2021, he was issued 24 additional shares of the Company’s Series A Preferred Stock giving him a total of 75 shares of Series A Preferred Stock, with a vote equal to 75% of the issued and outstanding shares of our Common Stock.

Issuances under the Compensation Plan

The following table provides information as of December 31, 2022 regarding compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of options remaining available for future issuance under Equity Compensation Plans
Equity Compensation Plans approved by shareholders	-	$ 0	100,000,000
Equity Compensation Plans not approved by shareholders	-	0	-
Total	-	$ 0	100,000,000

Note: The table above refers to incentive stock options for the purchase of common stock under the Bergio International, Inc. 2021 Stock Incentive Plan (the “Plan”). There are a total of 1,000,000,000 shares issuable under the Plan, of which 100,000,000 are available for issuance as incentive stock options. No options or shares were issued under the Plan for the year ending December 31, 2022.

On July 9, 2021, and under the terms of the ESOP, the Company’s Board of Directors approved the future issuance of 500,000,000 shares (1,000,000 post-split shares) of the Company’s Common Stock to the Company’s CEO, Berge Abajian, subject to the Company increasing its total authorized shares of common stock to 6,000,000,000 which was increased in July 2021 and subject to the effectiveness of an S-8 Registration Statement covering these shares with the SEC. In September 2022, the Company met the prerequisite related to the effectiveness of an S-8 Registration Statement. The 500,000,000 shares (1,000,000 post-split shares) of common stock have not been issued to the CEO and have been recorded as common stock issuable as of December 31, 2022.

Changes in Control

We are not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

Certain Relationships and Related Transactions, and Director Independence

The Company receives periodic advances from the Company’s Chief Executive Officer (“CEO”) based upon the Company’s cash flow needs. At December 31, 2022 and 2021, $142,854 and $145,347 (fiscal 2021 was primarily consisted of accrued interest) was due to such officer, respectively. During the year ended December 31, 2022, the CEO provided advances to the Company for working capital purposes of $190,000 and the Company repaid $192,493 of these advances.

Director Independence

The common stock of the Company is currently quoted on the OTC Markets, a quotation system which currently does not have director independence requirements.  On an annual basis, each director and executive officer will be obligated to disclose any transactions with the Company in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest in accordance with Item 407(a) of Regulation S-K. Following completion of these disclosures, the Board will make an annual determination as to the independence of each director using the current standards for “independence” that satisfy the criteria for the NASDAQ.

At this time, the Company does not have any independent directors.

Principal Accountant Fees and Services

The following table presents the aggregate fees for professional audit services and other services rendered our independent registered public accountants, BF Borgers CPA PC for audits and reviews performed for the years ended December 31, 2022 and 2021. Fees for the years ended December 31, 2022 and 2021 were as follows:

	2022	2021
Audit Fees	$115,500	$124,600
Audit-Related Fees	-	-
Total Audit and Audit-Related Fees	115,500	124,600
Tax Fees	-	-
All Other Fees	-	-

Total	$115,500	$124,600

Audit Fees.  This category includes the audit of the Company’s consolidated financial statements, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q. It also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and services which are normally provided in connection with regulatory filings, or in an auditing engagement.

Audit Related Fees, tax and other fees.  No other fees under these categories were paid in 2022 and 2021.

PLAN OF DISTRIBUTION

Plan of Distribution for Bergio International, Inc.’s Public Offering of 500,000,000 Shares of Common Stock

This is a self-underwritten (“best-efforts”) offering. This prospectus is part of a registration statement that permits our officers and directors to sell the shares being offered by the Company directly to the public, with no commission or other remuneration payable to them for any shares they may sell. Presently, we expect that our officers and directors will personally contact existing shareholders, friends, family members and business acquaintances and inform them about the offering. In addition, we may market the offering to institutional investors through our officers and directors. We may also offer our shares of common stock through brokers, dealers or agents, although we have no current plans or arrangements to do so. The company has been contacted by multiple financial institutions, as well as fielded interest from existing shareholders that give the Company assurance as to the marketability of its shares to these identified parties. This offering will terminate on the date which is 180 days from the effective date of this prospectus, although we may close the offering on any date prior if the offering is fully subscribed or upon the vote of our board of directors.

In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set forth in Rule 3a4-1 under the Exchange Act. The officers and directors will not register as broker-dealers pursuant to Section 15 of the Exchange Act, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer. In that regard, we confirm that:

a.None of our officers or directors are subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act;

b.None of our officers or directors will be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock;

c.None of our officers or directors is or will be, at the time of his participation in the offering, an associated person of a broker-dealer; and

d.Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that each (A) primarily perform substantial duties for or on our behalf, other than in connection with transactions in securities, and (B) is not a broker or dealer, or has been an associated person of a broker or dealer, within the preceding 12 months, and (C) has not participated in selling and offering securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1.

None of our officers or directors, control persons or affiliates intend to purchase any shares in this offering.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, and by the applicable provisions of Wyoming law.

Effective April 28, 2022, by filing Articles of Amendment in Wyoming, our authorized shares of common stock was increased from 6,000,000,000 shares to 9,000,000,000 shares of common stock, $0.00001 par value per share.

Effective September 19, 2022, by filing Articles of Amendment in Wyoming, our authorized shares of common stock was increased from 9,000,000,000 shares to 15,000,000,000 shares of common stock, $0.00001 par value per share.

Effective March 22, 2023, by filing Articles of Amendment in Wyoming, our authorized shares of common stock was increased from 15,000,000,000 shares to 25,000,000,000 shares of common stock, $0.00001 par value per share.  In the same Articles of Amendment, we filed for a reverse split of our common stock, at the ratio of 1 for 500, which was declared effective by FINRA effective April 17, 2023 and following the reverse split, 14,225,495 were issued and outstanding.

Common Stock

The Board of Directors is authorized to issue, without stockholder approval, any authorized but unissued shares of our common stock. Each share of our common stock is entitled to share pro rata in dividends and distributions with respect to our common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has any preemptive right to subscribe for any of our securities. Upon our dissolution, liquidation or winding up, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock. All shares of common stock outstanding are fully paid and non-assessable. Action Stock Transfer currently serves as transfer agent for the Common Stock.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law. The holders of shares of our common stock do not have cumulative voting rights in connection with the election of the Board of Directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Preferred Stock

The Company’s Articles of Incorporation authorizes the issuance of 10,000,000 shares of Preferred Stock, which can be issued from time to time by the Company’s Board of Directors in one or more separate Series, with each Series thereof having different rights and privileges.

Effective September 1, 2011, the Company authorized and issued 51 shares of Series A Preferred Stock, par value $0.001 to its CEO. In April 2014, the Company changed its par value on its preferred stock from $0.001 to $0.00001. The Series A Preferred Stock pays no dividends and has no conversion rights. Each share of Series A

Preferred Stock had voting rights such that the holder of 51 shares of Series A Preferred Stock will effectively maintain majority voting control of the Company.

Effective March 26, 2021, the Company’s Series A Preferred Stock was amended by filing Articles of Amendment in Wyoming, which increased the authorized shares of Series A Preferred Stock from 51 to 75 and which provided that each share of Series A Preferred Stock has the voting power equal to 1% of the issued and outstanding shares of the Company’s Common Stock.  On March 26, 2021, Berge Abajian, our CEO, was issued an additional 26 shares of Series A Preferred Stock, increasing his total to 75 shares of Series A Preferred Stock, with majority voting power equal to 75% of the issued and outstanding shares of our Common Stock, such that Mr. Abajian will effectively maintain majority voting control over the Company.

Series B Preferred Stock

Effective March 26, 2021, the Company created a new Series B Preferred Stock by filing Articles of Amendment in Wyoming. There are 4,900 shares of Series B Preferred Stock authorized.  Each share of Series B Preferred Stock has a par value of $0.00001 per share and a stated value of $100 per share (the “Stated Value”).

Holders of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series B Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to two percent (2%) per annum on the Stated Value, payable in additional shares of Series B Preferred Stock.

So long as any shares of Series B Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series B Preferred Stock then outstanding (the “Requisite Holders), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Each holder of the Series B Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on an as-converted basis, either by written consent or by proxy. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its Articles of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series B Preferred Stock, (d) increase the authorized or designated number of shares of Series B Preferred Stock, (e) apart from shares issued as a dividend pursuant to Section 2 (a), issue any additional shares of Series B Preferred Stock (including the reissuance of any shares of Series B Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing.

Each share of Series B Preferred Stock shall be convertible into 0.01% of the total issued and outstanding shares of the Company’s Common Stock, (such that all 4,900 authorized shares of Series B Preferred Stock, if issued and outstanding, would be convertible in the aggregate into 49% of the total issued and outstanding shares of the Company’s Common Stock) (as determined at the earlier of (i) the date of Conversion of the Series B Preferred Stock; and (ii) eighteen (18) months following February 8, 2021) (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series B Preferred Stock.

Upon the Closing of the Aphrodite’s Acquisition, the Company shall issue a total of 3,000 shares of our Series B Preferred Stock to the stockholders of Aphrodite’s. The Aphrodite’s stockholders may earn up to an additional 1,900 shares of our Series B Preferred Stock by meeting certain benchmarks set forth in the Acquisition Agreement. As of the date of this S-1, all of the conditions precedent to Closing the Aphrodite’s Acquisition have not yet been met, and these 3,000 shares of Series B Preferred Stock have not yet been issued.

Series C Preferred Stock

Effective March 26, 2021, the Company created a new Series C Preferred Stock by filing Articles of Amendment in Wyoming. There are 5 shares Series C Preferred Stock authorized.  Each share of Series C Preferred Stock has a par value of $0.00001 per share and a stated value of $100 per share (the “Stated Value”).

Holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series C Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to two percent (2%) per annum on the Stated Value, payable in additional shares of Series C Preferred Stock. The party that holds the Series C Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series C Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.

So long as any shares of Series C Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series C Preferred Stock then outstanding (the “Requisite Holders), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Each holder of the Series C Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on an as-converted basis, either by written consent or by proxy. So long as any shares of Series C Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its Articles of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series C Preferred Stock, (d) increase the authorized or designated number of shares of Series C Preferred Stock, (e) apart from shares issued as a dividend pursuant to Section 2 (a), issue any additional shares of Series C Preferred Stock (including the reissuance of any shares of Series C Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing.

Each share of Series C Preferred Stock shall be convertible into 1% of the total issued and outstanding shares of the Company’s Common Stock (as determined at the earlier of (i) the date of Conversion of the Series C Preferred Stock; and (ii) eighteen (18) months following February 8, 2021) (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series C Preferred Stock, except that such conversion will automatically be adjusted so that the Holder’s total beneficial ownership does not exceed greater than 9.99% of the issued and outstanding shares of the Company’s Common Stock.

Series D Preferred Stock

Effective January 4, 2022, the Company filed a Certificate of Designation for Series D Convertible Preferred Stock with the Wyoming Secretary of State, designating 2,500,000 shares of preferred stock as Series D Convertible Preferred Stock, which has a par value of $0.00001 per share and a stated value of $1.00. In February 2022, the Company filed an Amended and Restated Certificate of Designation, Preference and Rights of the Series D Convertible Preferred Stock. The Company amended and cancelled the mandatory provision and also amended the fixed conversion price from $0.001 to $0.0008. In April 2022, the Company filed another Amended and Restated Certificate of Designation, Preference and Rights of the Series D Convertible Preferred Stock, whereby the Company amended the fixed conversion price from $0.40 to $0.25 post- split per share ($0.0008 to $0.0005 pre-split). In October 2022, the fixed conversion price was adjusted from $0.25 to $0.10 post-split per share ($0.0005 to $0.0002 pre-split) due to the subsequent sale of the Company’s common stock at $0.10 post-split ($0.0002 pre-split) per share in October 2022.

Each share of Series D Convertible Preferred Stock is entitled to an annual dividend equal to 3% of the stated value which shall be cumulative, payable solely upon redemption, liquidation or conversion. Upon the occurrence of an event of default, the dividend rate shall automatically increase to 18%.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or upon any deemed liquidation event, after payment or provision for payment of debts and other liabilities of the Company and after payment or provision for ay liquidation preference payable to the holders of any preferred stock ranking senior upon liquidation to the Series D Preferred Stock, if any, but prior to any distribution or payment made to the holders of common stock or the holders of the preferred stock ranking junior upon liquidation to the Series D Preferred Stock, the holders will be entitled to be paid out of the assets of the Company available for distribution an amount equal to the stated value plus any accrued but unpaid dividends, default adjustment, if applicable, and any other fees.

Each holder of Series D Preferred Stock shall have no right to vote on any matters requiring shareholder approval or any matters on which the shareholders are permitted to vote. With respect to any voting rights of the Series D Preferred Stock, the Series D Preferred Stock shall vote as a class, each share of Series D Preferred Stock shall have one vote on any such matter, and any such approval may be given via a written consent in lieu of a meeting of the Series D Holders.

Each share of Series D Preferred Stock shall be convertible at the fixed conversion price equal to $0.10 post-split per share ($0.0002 pre-split) (subject to equitable adjustments by the Company relating to the Company’s securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). Notwithstanding anything contained herein to the contrary, in the event that, following the date of issuance of the Series D Preferred Stock, the Company consummates a financing of at least $7,500,000, in the aggregate, in one offering or a series of offerings (debt or equity or a combination), the Conversion Price shall be reset to the Variable Conversion Price. The “Variable Conversion Price” shall mean 65% multiplied by the market price (representing a discount rate of 35%). Market price means the average of the lowest trading prices for the common stock during the twenty (20) trading day period ending on the latest complete trading day prior to the conversion date.

Series E Preferred Stock

On March 22, 2023, the Company filed a Certificate of Designation for Series E Preferred Stock with the Wyoming Secretary of State, designating 2,500,000 shares of preferred stock as Series E Preferred Stock.

Designation. The Company has designated 2,500,000 shares of preferred stock as Series E Preferred Stock. Each share of Series E Preferred Stock has a par value of $0.00001 per share and a stated value of $1.00 (the “Stated Value”).

Voting Rights. The Series E Preferred Stock shall have no right to vote on any matters requiring shareholder approval or any matters on which the shareholders are permitted to vote.

Dividends. Each share of Series E Preferred Stock is entitled to an annual dividend equal to 3% of the stated value which shall be cumulative, payable solely upon redemption, liquidation or conversion. Upon the occurrence of an event of default, the dividend rate shall automatically increase to 18%.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or upon any deemed liquidation event, after payment or provision for payment of debts and other liabilities of the Company and after payment or provision for ay liquidation preference payable to the holders of any preferred stock ranking senior upon liquidation to the Series E Preferred Stock, if any, but prior to any distribution or payment made to the holders of common stock or the holders of the preferred stock ranking junior upon liquidation to the Series E Preferred Stock, the holders will be entitled to be paid out of the assets of the Company available for distribution an amount equal to the stated value plus any accrued but unpaid dividends, default adjustment, if applicable, and any other fees (collectively the “Adjustment Amount”).

No Conversion Right. The Holder shall have no right at any time, to convert all or any part of the outstanding Series E Preferred Stock into shares of common stock.

Mandatory Redemption by the Company. On the date which is the earlier of: (i) December 31, 2023; and (ii) upon the occurrence of an Event of Default ((i) or (ii), the Mandatory Redemption Date the Company shall redeem all of the shares of Series E Preferred Stock of the Holders. Within five (5) days of the Mandatory Redemption Date, the Company shall make payment to each Holder of an amount in cash, or kind, equal to (i) the total number of Series E Preferred Stock held by the applicable Holder, multiplied by (ii) the then current Stated Value (including but not limited to the addition of any accrued, unpaid dividends and the Default Adjustment, if applicable) (the "Mandatory

Redemption Amount”). The value of any payment in kind shall be as agreed between the Company and respective the Holder.

Default Adjustment. Upon the occurrence and during the continuation of any Event of Default (other than as set forth in Section 8ai of the amendment which is the failure to redeem), the Stated Value shall immediately be increased to $1.50 per share of Series E Preferred Stock; and upon the occurrence and during the continuation of any Event of Default specified in Section 8ai which is the failure to redeem, the Stated Value shall immediately be increased to $2.00 per share of Series E Preferred Stock (the amounts referred to herein shall be referred to collectively as the “Default Adjustment”). In the event of a Default Adjustment, the Company shall immediately, upon the demand of the Majority Holders, redeem the issued and outstanding Series E Preferred Stock and pay to the Holders the amount which is equal to (i) the number of shares of Series E Preferred Stock held by such Holders multiplied by (ii) the Stated Value plus any Adjustment Amount. Upon any Event of Default set forth in Section 8(A)(ix), provided that there is no other default, no Default Adjustment shall occur; however, the Company shall immediately, upon the demand of the Majority Holders, redeem the issued and outstanding Series E Preferred Stock and pay to the Holders the amount which is equal to (i) the number of shares of Series E Preferred Stock held by such Holders multiplied by (ii) the Stated Value plus any Adjustment Amount.

EXPERTS

The audited consolidated financial statements of, Bergio International, Inc. for the year ended December 31, 2022 and December 31, 2021 and included in this registration statement have been so included in reliance upon the report of BF Borgers CPA PC, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Matheau J. W. Stout, Esq. of Stout Law Group, P.A., of Baltimore, Maryland, will issue to Bergio International, Inc. its opinion regarding the legality of the common stock being offered hereby. Stout Law Group, P.A. has consented to the references in this prospectus to its opinion.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

Upon effectiveness of the registration statement of which this prospectus is a part, we will be subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we will file periodic information and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.thedispensingsolution.com. You may access our reports and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Bergio International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bergio International, Inc. as of December 31, 2022 and 2021, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.

We determined that there are no critical audit matter

/s/ BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company's auditor since 2019

Lakewood, CO

March 30, 2023

BERGIO INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021

ASSETS:

Current assets:
Cash	$464,248	$1,093,195
Accounts receivable	119,931	26,323
Accounts receivable - related parties	-	25,001
Inventory	2,855,585	3,206,107
Prepaid expenses and other current assets	700	33,559
Total current assets	3,440,464	4,384,185

Property and equipment, net	50,164	90,416
Goodwill	5,681,167	5,681,167
Intangible assets, net	269,319	511,275
Operating lease right of use assets	24,595	101,090
Investment in unconsolidated affiliate	6,603	6,603

Total Assets	$9,472,312	$10,774,736

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Accounts payable and accrued liabilities	$1,851,432	$$2,091,811
Bank overdraft	11,582	-
Accrued compensation - CEO	319,640	-
Secured notes payable, net of debt discount	-	338,925
Notes payable - current portion, net of debt discount	702,504	855,158
Convertible notes payable, net of debt discount	19,324	946,286
Loans and advances payable including accrued interest	1,072,089	969,646
Deferred compensation - CEO	-	346,163
Advances from CEO and accrued interest	142,854	145,347
Derivative liability - convertible debt	108,594	478,212
Derivative liability - acquisition	7,914	500,020
Operating lease liabilities - current	18,072	76,494
Total current liabilities	4,254,005	6,748,062

Long-term liabilities:
Notes payable - long-term	259,496	261,776
Operating lease liabilities - long-term	6,524	24,595
Total long term liabilities	266,020	286,371

Total Liabilities	4,520,025	7,034,433

Commitments and contingencies	-	-

The accompanying notes are an integral part of these consolidated financial statements.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

- CONTINUED -

	December 31, 2022	December 31, 2021

Stockholders’ equity
Preferred stock 10,000,000 shares authorized Series A preferred stock - $0.001 par value, 75 shares authorized, 75 and 75 shares issued and outstanding at December 31, 2022 and 2021, respectively	-	-
Convertible Series B preferred stock - $0.00001 par value, 4,900 shares authorized, 3,000 and 3,000 shares issued and outstanding at December 31, 2022 and 2021, respectively ($100 per share liquidation value)	-	-
Convertible Series C preferred stock - $0.00001 par value, 5,000,000 shares authorized, none and 5 shares issued and outstanding at December 31, 2022 and 2021, respectively ($100 per share liquidation value)	-	-
Convertible Series D preferred stock - $0.00001 par value, 2,500,000 shares authorized, 1,274,000 and none shares issued and outstanding at December 31, 2022 and 2021, respectively ($1 per share liquidation value)	13	-
Common stock, $0.00001 par value; 25,000,000,000 shares authorized, 6,158,476,823 and 1,216,519,661 shares issued and outstanding as of December 31, 2022 and 2021, respectively	61,585	12,165
Common stock issuable (500,000,000 and 16,021,937 shares as of December 31, 2022 and 2021, respectively)	5,000	160
Treasury stock	-	103,700
Additional paid-in capital	26,036,436	18,634,146
Accumulated deficit	(19,605,358)	(14,452,396)
Total Bergio International, Inc. stockholders’ equity	6,497,676	4,297,775

Non-controlling interest in subsidiaries	(1,545,389)	(557,472)

Total Stockholders’ equity	4,952,287	3,740,303

Total Liabilities and Stockholders’ Equity	$9,472,312	$10,774,736

The accompanying notes are an integral part of these consolidated financial statements.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2022	2021

Net revenues	$9,677,710	$10,997,988
Net revenues - related parties	139,716	-
Total net revenues	9,817,426	10,997,988

Cost of revenues	4,622,490	4,553,047

Gross profit	5,194,936	6,444,941

Operating expenses:
Selling and marketing expenses	3,175,036	4,342,308
Professional and consulting expenses	2,147,323	1,635,283
Compensation and related expenses	1,200,929	990,403
General and administrative expenses	1,039,721	955,688
Total operating expenses	7,563,009	7,923,682

Loss from operations	(2,368,073)	(1,478,741)

Other income (expenses)
Interest expense	(1,315,077)	(574,461)
Derivative expense	(37,706)	(354,904)
Amortization of debt discount and deferred financing cost	(544,763)	(1,968,797)
Loss from foreign currency transactions	(23,591)	(6,871)
Fraud loss caused by computer hackers	(21,288)	(240,462)
Change in fair value of derivative liabilities	627,696	394,428
Interest income	429	1,390
Forgiveness of PPP loan	-	18,291
Other income	19,065	16,890
Gain from extinguishment of debt, net	405,700	631,052
Total other expenses, net	(889,535)	(2,083,444)

Loss before provision for income taxes	(3,257,608)	(3,562,185)

Provision for income taxes	-	-

Net loss	(3,257,608)	(3,562,185)

Losses attributable to non-controlling interest	987,917	923,629

Net loss attributable to Bergio International, Inc.	$(2,269,691)	$(2,638,556)

Deemed dividend	(2,847,378)	-

Net loss available to Bergio International, Inc. common stockholders	$(5,117,069)	$(2,638,556)

Net loss per common share:
Basic and diluted	(0.00)	(0.00)

Weighted average common shares outstanding:
Basic and diluted	3,715,697,337	546,098,201

The accompanying notes are an integral part of these consolidated financial statements.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2022 and 2021

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock		Common Stock Issuable
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid In Capital	Treasury Stock	Accumulated Deficit	Non-controlling Interest	Total Stockholders’ Equity (Deficit)

Balance, December 31, 2021	75	$-	3,000	$-	5	$-	-	$-	1,216,519,661	$12,165	16,021,937	$160	$18,634,146	$103,700	$(14,452,396)	$(557,472)	$3,740,303

Series D preferred stock issued for cash, net of offering cost	-	-	-	-	-	-	1,680,000	17	-	-	-	-	1,554,983	-	-	-	1,555,000
Deemed dividend upon issuance of Series D preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	2,846,500	-	(2,846,500)	-	-
Issuance of common stock for conversion of Series C preferred stock	-	-	-	-	(5)	-	-	-	135,896,517	1,359	-	-	(1,359)	-	-	-	-
Reclassification of derivative liability to equity upon conversion of Series C preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	67,284	-	-	-	67,284
Common stock issued for cash	-	-	-	-	-	-	-	-	446,804,000	4,468	-	-	84,893	-	-	-	89,361
Issuance of common stock for debt conversion including accrued interest and fees	-	-	-	-	-	-	-	-	2,952,556,515	29,526	-	-	2,541,610	-	-	-	2,571,136
Issuance of common stock for common stock issuable	-	-	-	-	-	-	-	-	16,021,937	160	(16,021,937)	(160)	-	-	-	-	-
Issuance of common stock for conversion of Series D preferred stock and accrued dividends	-	-	-	-	-	-	(406,000)	(4)	1,323,321,050	13,233	-	-	(4,199)	-	-	-	9,030
Common stock issuable for services to CEO	-	-	-	-	-	-	-	-	-	-	500,000,000	5,000	145,000	-	-	-	150,000
Common stock issued for services	-	-	-	-	-	-	-	-	12,857,143	129	-	-	8,871	-	-	-	9,000
Cashless exercise of stock warrants	-	-	-	-	-	-	-	-	54,500,000	545	-	-	333	-	(878)	-	-
Accretion of stock-based compensation for services	-	-	-	-	-	-	-	-	-	-	-	-	54,674	-	-	-	54,674
Dividends on preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(35,893)	-	(35,893)
Cancellation of treasury stock	-	-	-	-	-	-	-	-	-	-	-	-	103,700	(103,700)	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(2,269,691)	(987,917)	(3,257,608)

Balance, December 31, 2022	75	$-	3,000	$-	-	$-	1,274,000	$13	6,158,476,823	$61,585	500,000,000	$5,000	$26,036,436	$-	$(19,605,358)	$(1,545,389)	$4,952,287

The accompanying notes are an integral part of these consolidated financial statements.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2022 and 2021

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock		Common Stock Issuable
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid In Capital	Treasury Stock	Accumulated Deficit	Non-controlling Interest	Total Stockholders’ Equity (Deficit)

Balance, December 31, 2020	51	$-	-	$-	-	$-	-	$-	90,823,799	$908	-	$-	$11,532,849	$103,700	$(11,808,505)	$-	$(171,048)

Preferred stock issued to CEO	24	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Common stock issued for cash	-	-	-	-	-	-	-	-	538,403,000	5,384	-	-	3,763,346	-	-	-	3,768,730
Issuance of common stock for debt conversion including accrued interest and fees	-	-	-	-	-	-	-	-	587,292,862	5,873	-	-	1,123,808	-	-	-	1,129,681
Common stock issued for services	-	-	-	-	-	-	-	-	-	-	16,021,937	160	7,651	-	-	-	7,811
Value of preferred stock at issuance associated with the acquisition of Aphrodite’s Marketing	-	-	3,000	-	5	-	-	-	-	-	-	-	664,105	-	-	-	664,105
Common stock warrants granted in connection with the issuance of convertible notes	-	-	-	-	-	-	-	-	-	-	-	-	687,500	-	-	-	687,500
Beneficial conversion feature in connection with the issuance of convertible notes	-	-	-	-	-	-	-	-	-	-	-	-	687,500	-	-	-	687,500
Common stock warrants granted in connection with the issuance of secured notes payable	-	-	-	-	-	-	-	-	-	-	-	-	162,387	-	-	-	162,387
Proceeds from grants	-	-	-	-	-	-	-	-	-	-	-	-	5,000	-	-	-	5,000
Dividends on preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(5,335)	-	(5,335)
Non-controlling interest upon acquisition of GearBubble and Aphrodite’s Marketing	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	366,157	366,157
Net loss	-	-	-	-	-	-	-	-			-	-			(2,638,556)	(923,629)	(3,562,185)

Balance, December 31, 2021	75	$-	3,000	$-	5	$-	-	$-	1,216,519,661	$12,165	16,021,937	$160	$18,634,146	$103,700	$(14,452,396)	$(557,472)	$3,740,303

The accompanying notes are an integral part of these consolidated financial statements.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to Bergio International, Inc.	$(2,269,691)	$(2,638,556)
Adjustments to reconcile net loss to net cash used in operating activities
Non-controlling interest in subsidiaries	(987,917)	(923,629)
Amortization expense	241,956	214,592
Depreciation expense	40,252	55,825
Stock-based compensation	213,674	118,451
Amortization of debt discount and deferred financing costs	544,763	1,968,797
Derivative expense	37,706	354,904
Forgiveness of debt	-	(18,291)
Gain from settlement of loan included in other income	-	(6,000)
Change in fair value of derivative liabilities	(627,696)	(394,428)
Gain from extinguishment of debt	(405,700)	(631,052)
Non-cash interest upon conversion of debt	1,043,496	14,425
Amortization of right of use assets	(76,495)	50,337
Change in operating assets and liabilities:
Accounts receivable	(68,607)	48,931
Inventory	350,522	(943,477)
Prepaid expenses and other current assets	32,859	362,111
Investment in unconsolidated affiliate	-	(775)
Accounts payable and accrued liabilities	(51,393)	338,343
Bank overdraft	11,582	-
Accrued compensation - CEO	319,640	-
Operating lease obligations	76,493	(50,337)
Deferred compensation - CEO	(346,163)	(99,408)
NET CASH USED IN OPERATING ACTIVITIES	(1,920,719)	(2,179,237)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired from the acquisition of GearBubble	-	1,161,476
Cash paid upon acquisition of GearBubble	-	(2,000,000)
Purchase of property and equipment	-	(47,685)
NET CASH USED IN INVESTING ACTIVITIES	-	(886,209)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	89,361	3,768,730
Proceeds from sale of preferred stock, net of offering cost	1,555,000	-
Proceeds from government grant	-	5,000
Proceeds from note payable	110,000	18,291
Proceeds from loans and advances payable	1,213,650	683,256
Proceeds from convertible notes, net of debt issuance cost	201,250	1,890,000
Proceeds from secured note payable	-	495,000
Repayment on convertible debt	-	(30,000)
Repayment on note payable	(272,884)	(309,867)
Repayment on loans payable	(1,211,601)	(1,608,653)
Repayment on debt	-	(567,403)
Repayment on secured notes payable	(400,000)	(190,000)
Advance from (payments to) Chief Executive Officer, net	6,996	(65,794)
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,291,772	4,088,560

NET CHANGE IN CASH AND CASH EQUIVALENTS:	(628,947)	1,023,114
CASH AND CASH EQUIVALENTS - beginning of year	1,093,195	70,081
CASH AND CASH EQUIVALENTS - end of year	$464,248	$1,093,195

The accompanying notes are an integral part of these consolidated financial statements.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

- CONTINUED -

	For the Years Ended December 31,
	2022	2021

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$26,658	$-
Income taxes	$-	$-

Non-cash investing and financing activities:
Issuance of common stock issued for convertible debt, loans payable, and accrued interest	$1,463,940	$1,129,681
Deemed dividend upon issuance of Series D preferred stock	$2,847,378	$-
Debt discount in connection with the issuance of stock warrants	$-	$1,375,000
Initial amount of ROU asset and related liability	$-	$122,946
Initial derivative liability recorded in connection with convertible notes payable	$201,250	$515,000
Initial derivative liability recorded in connection with acquisition of Aphrodite’s Marketing related to the issuance of Series B preferred stock	$-	$821,738
Initial derivative liability recorded due to commission fees for the acquisition of Aphrodite’s Marketing related to the issuance of Series C preferred stock	$-	$110,640
Issuance of Series B preferred stock issued for the acquisition of Aphrodite’s Marketing	$-	$664,105
Non-controlling interest upon acquisition of GearBubble	$-	$366,157
Reclassification of derivative liability to equity upon conversion of Series C preferred stock	$67,284	$-

Net liability assumed in acquisition of Aphrodite’s Marketing:
Cash	$-	$60,287
Accounts receivable, net	-	125,726
Inventory	-	1,119,593
Prepaid expenses	-	291,783
Accounts payable and accrued liabilities	-	(1,283,244)
Loans payable	-	(2,304,438)
Note payable - long term	-	(150,000)
Net liability assumed	-	(2,140,293)

Net assets assumed in acquisition of GearBubble:
Cash	$-	$1,161,476
Prepaid expenses and other current assets	-	40,000
Property and equipment	-	4,412
Accounts payable and accrued liabilities	-	(458,628)
Net assets assumed	$-	$747,260

The accompanying notes are an integral part of these consolidated financial statements.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Note 1 - Nature of Operations and Basis of Presentation

Organization and Nature of Operations

Bergio International, Inc. (the “Company”) was incorporated in the State of Delaware on July 24, 2007 under the name Alba Mineral Exploration, Inc. On October 21, 2009, as a result of a Share Exchange Agreement, the corporation’s name was changed to Bergio International, Inc. On February 19, 2020, the Company changed its state of incorporation to Wyoming. The Company is engaged in the product design, manufacturing, distribution of fine jewelry primarily in the United States and is headquartered in Fairfield, New Jersey. The Company’s intent is to take advantage of the Bergio brand and establish a chain of retail stores worldwide. The Company’s branded product lines are products and/or collections designed by the Company’s designer and CEO, Berge Abajian, and will be the centerpiece of the Company’s retail stores.

On February 10, 2021, the Company entered into an Acquisition Agreement (“Acquisition Agreement”) with Digital Age Business, Inc., a Florida corporation, (“Digital Age Business”), pursuant to which the shareholders of Digital Age Business agreed to sell all of the assets and liabilities of its Aphrodite’s business to a subsidiary of the Company known as Aphrodite’s Marketing, Inc. (“Aphrodite’s Marketing”), a Wyoming corporation in exchange for Series B Preferred Stock of the Company. The Company owns 51% of Aphrodite’s Marketing.

On July 1, 2021 (“Closing”), the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GearBubble, Inc., a Nevada corporation, (“GearBubble”), pursuant to which the shareholders of GearBubble (the “Equity Recipients”) agreed to sell 100% of the issued and outstanding shares of GearBubble to a subsidiary of the Company known as GearBubble Tech, Inc. (“GearBubble Tech”), a Wyoming corporation in exchange for $3,162,000 (the “Cash Purchase Price”), which shall be paid as follows: a) $2,000,000 (which was paid in cash at Closing), b) $1,162,000 to be paid in 15 equal installments, and c) 49,000 of the 100,000 authorized shares of the Merger Sub, such that upon the Closing, 51% of the Merger Sub shall be owned by the Company, and 49% of the Merger Sub shall be owned by the GearBubble Shareholders. The Company owns 51% of GearBubble Tech.

On March 24, 2021, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation. The amendment reflected the increase in the authorized shares of common stock from 1,000,000,000 shares to 3,000,000,000 shares. On July 9, 2021, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation. The amendment reflected the increase in the authorized shares of common stock from 3,000,000,000 shares to 6,000,000,000 shares. On April 28, 2022, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation and reflected the increase in the authorized shares of common stock from 6,000,000,000 shares to 9,000,000,000 shares.

On September 26, 2022, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation and reflected the increase in the authorized shares of common stock from 9,000,000,000 shares to 15,000,000,000 shares. In March 2023, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation and reflected the increase in the authorized shares of common stock from 15,000,000,000 shares to 25,000,000,000 shares.

Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), the instructions to Form 10-K, and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) for financial information, which includes the consolidated financial statements of the Company and its wholly-owned and majority-owned subsidiaries as of December 31, 2022. All intercompany transactions and balances have been eliminated. It is management’s opinion that all material adjustments (consisting of normal recurring adjustments) have been made, which are necessary for a fair financial statement presentation.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Impact of the COVID-19 Coronavirus

The Company’s operations have been affected by the recent and ongoing outbreak of the coronavirus disease 2019 (COVID-19) which in March 2020, was declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it has resulted in a material adverse impact on the Company’s financial position, operations and cash flows. Areas affected include, but are not limited to, disruption to the Company’s customers and revenue, including a significant disruption in consumer demand and accessories, labor workforce, inability of customers to pay outstanding accounts receivable due and owing to the Company as they limit or shut down their businesses, customers seeking relief or extended payment plans relating to accounts receivable due and owing to the Company, unavailability of products and supplies used in operations, and the decline in value of assets held by the Company, including property and equipment. As such, the comparability of the Company’s operating results has been affected by significant adverse impacts related to the COVID-19 pandemic.

The Company has increased its online presence to minimize the impact of having to close its retail stores as well as directing efforts towards its wholesale operations. The Company increase its online presence through its majority-owned subsidiaries, Aphrodite’s Marketing and GearBubble Tech.

Non-controlling Interest in Consolidated Financial Statements

In December 2007, the Financial Accounting Standard Board (“FASB”) issued ASC 810-10-65, “Non-controlling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). This ASC clarifies that a non-controlling (minority) interest in a subsidiary is an ownership interest in the entity that should be reported as equity in the consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and non-controlling interest, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and to the non-controlling interest. In accordance with ASC 810-10- 45-21, those losses attributable to the parent and the non-controlling interest in subsidiaries may exceed their interests in the subsidiary’s equity. The excess and any further losses attributable to the parent and the non-controlling interest shall be attributed to those interests even if that attribution results in a deficit non-controlling interest balance.

On February 9, 2021, the Company entered into an Acquisition Agreement which resulted to the acquisition of 51% interest in Aphrodite’s Marketing. Additionally, on July 1, 2021, the Company entered into a Merger Agreement with GearBubble which resulted to the acquisition of 51% interest in the Merger Sub, GearBubble Tech. As of December 31, 2022 and 2021, the Company recorded a non-controlling interest balance of $(1,545,389) and $(557,472), respectively, in connection with the majority-owned subsidiaries, Aphrodite’s Marketing and GearBubble Tech as reflected in the accompanying consolidated balance sheet and losses attributable to non-controlling interest of $987,917 and $923,629 during the years ended December 31, 2022 and 2021, respectively as reflected in the accompanying consolidated statements of operations.

Note 2 - Going Concern

These consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying consolidated financial statements, the Company had a net loss attributable to Bergio International, Inc. and cash used in operations of $2,269,691 and $1,920,719, respectively, for the year ended December 31, 2022. Additionally, the Company had an accumulated deficit of approximately $19,605,358 million and working capital deficit of $813,541 at December 31, 2022. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. Management cannot provide assurance that the Company will ultimately achieve profitable operations or become cash flow positive or raise additional capital pursuant to debt or equity financings. The Company may seek to raise additional capital through additional debt and/or equity financings to fund its operations in the future; however, no

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

assurance can be provided that the Company will be able to raise additional capital on favorable terms, or at all. If the Company is unable to raise additional capital or secure additional lending in the future to fund its business plan, the Company may need to curtail or cease its operations. As noted in Note 12, between January 2022 and April 2022, the Company received net proceeds of $1,555,000 from the sale of Series D convertible preferred stock.

The Company increased its online presence and provided for the expansion of the Company’s branded product lines. The acquired majority owned subsidiaries, Aphrodite Marketing and GearBubble Tech of which the Company owns 51%, will enhance the Company’s online presence and provide the opportunity for future growth. However, there can be no assurance that this venture will be successful or that the Company can raise the required capital to fund this operation.

These consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States which includes the Company, its wholly owned and majority owned subsidiaries as of December 31, 2022. All significant inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from estimates. Significant estimates during the years ended December 31, 2022 and 2021 include the estimates of useful lives of property and equipment and intangible assets, valuation of the operating lease liability and related right-of-use asset, valuation of derivatives, valuation of beneficial conversion features on convertible debt, allowance for uncollectable receivables, valuation of equity based instruments issued for other than cash, the fair value of warrants issued with debt, the valuation allowance on deferred tax assets, and stock-based compensation.

Revenue Recognition

The Company applies ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. This standard requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures.  ASC 606 requires us to identify distinct performance obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. When distinct performance obligations exist, the Company allocates the contract transaction price to each distinct performance obligation. The standalone selling price, or our best estimate of standalone selling price, is used to allocate the transaction price to the separate performance obligations. The Company recognizes revenue when, or as, the performance obligation is satisfied.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Also, significant judgment may be required to determine the allocation of transaction price to each distinct performance obligation.

Generally, revenues are recognized at the time of shipment to the customer with the price being fixed and determinable and collectability assured, provided title and risk of loss is transferred to the customer. Provisions, when appropriate, are made where the right to return exists. Shipping and handling costs charged to customers are classified as sales, and the shipping and handling costs incurred are included in cost of sales.

The Company’s subsidiary, GearBubble Tech, recognizes revenue from three sources: (1) e-commerce revenue (2) platform subscription fees and (3) partner and services revenue.

•Revenues are recognized when the merchandise is shipped to the customer and title is transferred and are recorded net of any returns, and discounts or allowances.  Shipping cost paid by customers are primarily for ecommerce sales and are included in revenue. Merchandise sales are fulfilled with inventory sourced through our suppliers. Therefore, the Company’s contracts have a single performance obligation (shipment of product).

The Company evaluates the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, in determining whether it is appropriate to record the gross amount of merchandise sales and related costs or the net amount earned as commissions. The Company evaluates whether it is appropriate to recognize revenue on a gross or net basis based upon its evaluation of whether the Company obtains control of the specified goods by considering if it is primarily responsible for fulfillment of the promise, has inventory risk, and has the latitude in establishing pricing and selecting suppliers, among other factors. The ecommerce sellers have no further obligation to the customer after the promised goods are transferred to the customer.  Based on its evaluation of these factors, we have determined we are the principal in these arrangements. Through our suppliers, we have the ability to control the promised goods and as a result, the Company records ecommerce sales on a gross basis.

The Company refunds the full cost of the merchandise returned and all original shipping charges if the returned item is defective or we or our partners have made an error, such as shipping the wrong product. If the return is not a result of a product defect or a fulfillment error and the customer initiate a return of an unopened item within 30 days of delivery, for most products we refund the full cost of the merchandise minus the original shipping charge and actual return shipping fees. If our customer returns an item that has been opened or shows signs of wear, the Company issues a partial refund minus the original shipping charge and actual return shipping fees.

•The Company generally recognizes platform subscription fees in the month they are earned. Annual subscription payments received that are related to future periods are recorded as deferred revenue to be recognized as revenues over the contract term or period.

•Partner and services revenue is derived from: (1) partner marketing and promotion, and (2) non-recurring professional services. Revenue from partner marketing and promotion and non-recurring professional services is recognized as the service is performed.

Cost of revenues

Cost of revenue consists primarily of the cost of the merchandise, shipping fees, credit card processing services, fulfillment cost, ecommerce sellers’ pay-out; costs associated with operation and maintenance of the Company’s platform.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Marketing

The Company applies ASC 720 “Other Expenses” to account for marketing costs. Pursuant to ASC 720-35-25-1, the Company expenses marketing costs as incurred. Marketing costs include advertising and related expenses for third party personnel engaged in marketing and selling activities, including sales commissions, and third-party e-commerce platform fees and selling fees. The Company directs its customers to the Company’s ecommerce platform through social media, digital marketing, and promotional campaigns. Marketing costs were $3,175,036 and $4,888,890 for the years ended December 31, 2022 and 2021, are included in selling and marketing expenses on the consolidated statement of operations.

Shipping and Handling Costs

The Company accounts for shipping and handling fees in accordance with ASC 606. While amounts charged to customers for shipping products are included in revenues, the related costs of shipping products to customers are classified in selling and marketing expenses as incurred.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. The reclassified amounts have no impact on the Company’s previously reported financial position or results of operations and relates to the presentation of selling and marketing expenses, and compensation and related expenses, separately on the consolidated statements of operation previously included in the general and administrative expenses, and the presentation of accounts receivable - related party separately on the consolidated balance sheets previously included in accounts receivable.

Fair Value of Financial Instruments

FASB ASC 820 - Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to the Company on December 31, 2021. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments. FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1:Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2:Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3:Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

The carrying amounts reported in the consolidated balance sheets for cash, prepaid expenses and other current assets, accounts payable and accrued liabilities, accrued compensation, and deferred compensation approximate their fair market value based on the short-term maturity of these instruments.

In August 2018, the FASB issued ASU 2018-13,” Changes to Disclosure Requirements for Fair Value Measurements”, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Upon adoption, this guidance did not have a material impact on its consolidated financial statements.

Assets or liabilities measured at fair value or a recurring basis included embedded conversion options in convertible debt and convertible preferred stock and were as follows at:

	December 31, 2022			December 31, 2021
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Total derivative liabilities	$-	$-	$116,508	$-	$-	$978,232

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding equity instruments.

Cash and Cash Equivalents

Cash equivalents are comprised of certain highly liquid instruments with a maturity of three months or less when purchased. The Company did not have any cash equivalents on hand at December 31, 2022 and December 31, 2021. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. To reduce its risk associated with the failure of such financial institutions, the Company evaluates, at least annually, the rating of the financial institutions in which it holds deposits. At December 31, 2022 and 2021, the Company did not have cash in excess of FDIC limits.

Accounts Receivable

The Company performs ongoing credit evaluations of its customers and adjusts credit limits based on customer payment and current credit worthiness, as determined by review of their current credit information. The Company continuously monitors credit limits for and payments from its customers and maintains provision for estimated credit losses based on its historical experience and any specific customer issues that have been identified. While such credit losses have historically been within the Company’s expectation and the provision established, the Company cannot guarantee that this will continue.

An allowance for doubtful accounts is provided against accounts receivable for amounts management believes may be uncollectible. The Company determines the adequacy of this allowance by regularly reviewing the composition of its accounts receivable aging and evaluating individual customer receivables, considering the customer’s financial condition, credit history and current economic circumstance. While credit losses have historically been within the Company’s expectation and the provision established, the Company cannot guarantee that this will continue. As of December 31, 2022 and 2021, the allowance for doubtful accounts was $0 for both periods.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Inventory

Inventories consist primarily of finished goods and are stated at the lower of cost or market. Cost is determined using the weighted average method, and average cost is recomputed after each inventory purchase or sale. Inventories are written down if the estimated net realizable value is less than the recorded value, if appropriate.

Long-Lived Assets

The Company assesses the recoverability of the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future, undiscounted cash flows expected to be generated by an asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment losses were recognized for the years ended December 31, 2022 and 2021.

Property and equipment

Property is carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally three to five years.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 - “Compensation–Stock Compensation”, which requires recognition in the financial statements of the cost of employee, non-employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Derivative Liabilities

The Company has certain financial instruments that are embedded derivatives associated with capital raises and acquisition (see Note 13). The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10 – Derivative and Hedging – Contract in Entity’s Own Equity. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment, or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on debt extinguishment.

In July 2017, FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. These amendments simplify the accounting for certain financial instruments with down-round features. The amendments require companies to disregard the down-round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. For public business entities, the amendments in Part I of the ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Concentration Risk

Concentration of Revenues

For the years ended December 31, 2022 and 2021, no customer accounted for over 10% of total revenues.

Concentration of Purchases

The Company purchased approximately 36% of its finished products from two vendors (15% and 21%) during the year ended December 31, 2022. The Company purchased approximately 25% of its finished products from two vendors (11% and 14%) during the year ended December 31, 2021.

Concentration of Accounts Receivable

As of December 31, 2022, total accounts receivable amounted to $119,931 and two customers represented 90% (60% and 30%) of this balance. As of December 31, 2021, accounts receivable amounted to $51,324 and two customers represented 75% of this balance.

Recent Accounting Pronouncements

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

Note 4 - Property and Equipment

Property and equipment consist of the following:

	December 31,
	2022	2021

Leasehold improvements	$391,722	$391,722
Office and computer equipment	581,352	581,352
Selling equipment	8,354	8,354
Furniture and fixtures	20,511	20,511

Total at cost	1,001,939	1,001,939
Less: Accumulated depreciation	(951,775)	(911,523)

	$50,164	$90,416

Depreciation expense for the years ended December 31, 2022 and 2021 was $40,252 and $55,825, respectively.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Note 5 - Net Loss per Share

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the periods presented. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares consist of common stock issuable for stock options and stock warrants (using the treasury stock method), convertible notes and common stock issuable. These common stock equivalents may be dilutive in the future.

The potentially dilutive common stock equivalents as of December 31, 2022 and 2021 were excluded from the dilutive loss per share calculation as they would be antidilutive due to the net loss as follow:

	December 31, 2022	December 31, 2021

Common Stock Equivalents:
Stock Warrants	1,547,991,666	798,241,666
Convertible Preferred Stock	8,367,543,047	1,277,345,644
Convertible Notes	12,192,307,692	411,183,645
Total	22,107,842,405	2,486,770,955

Note 6 - Convertible Notes Payable

As of December 31, 2022 and 2021, convertible notes payable consisted of the following:

	December 31, 2022	December 31, 2021

Principal amount	$79,250	$1,259,000
Less: unamortized debt discount	(59,926)	(312,714)
Convertible notes payable, net	$19,324	$946,286

Power Up Lending Group

On January 15, 2021, the Company entered into an 8% convertible note in the amount of $43,500 with Power Up Lending Group. The principal and accrued interest were payable on or before January 15, 2022. The note may not be prepaid except under certain conditions. Any amount of principal or interest on this note which was not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price was 63% multiplied by the lowest trading price (representing a discount rate of 37%) during the previous 15 trading day period ending on the latest complete trading day prior to the date of this note. During the year ended December 31, 2021, principal of $43,500 and $1,740 of accrued interest were fully converted into 11,905,263, shares of common stock. The outstanding principal and accrued interest balance at December 31, 2022 and 2021 was $0.

On January 29, 2021, the Company entered into an 8% convertible note in the amount of $33,000 with Power Up Lending Group. The principal and accrued interest were payable on or before January 29, 2022. The note may not be prepaid except under certain conditions. Any amount of principal or interest on this note which was not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price was 63% multiplied by the lowest trading price (representing a discount rate of 37%) during the previous 15 trading day period ending on the latest complete trading day prior to the date of this note. During the year ended December 31, 2021, principal of $33,000 and $1,320 of accrued interest were fully converted into 9,031,579, shares of common stock. The outstanding principal and accrued interest balance at December 31, 2022 and 2021 was $0.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

On March 3, 2021, the Company entered into an 8% convertible note in the amount of $63,500 with Power Up Lending Group. The principal and accrued interest were payable on or before March 3, 2022. The note may not be prepaid except under certain conditions. Any amount of principal or interest on this note which was not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price was 63% multiplied by the lowest trading price (representing a discount rate of 37%) during the previous 15 trading day period ending on the latest complete trading day prior to the date of this note. During the year ended December 31, 2021, principal of $63,500 and $2,540 of accrued interest were fully converted into 20,012,121, shares of common stock. The outstanding principal and accrued interest balance at December 31, 2022 and 2021 was $0.

On May 11, 2021, the Company entered into an 8% convertible note in the amount of $53,750 less legal and financing costs of $3,750 for net proceeds of $50,000 with Power Up Lending Group. The principal and accrued interest were payable on or before May 11, 2022. The note may not be prepaid except under certain conditions. Any amount of principal or interest on this note which was not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price was 63% multiplied by the lowest trading price (representing a discount rate of 37%) during the previous 15 trading day ending on the latest complete trading day prior to the date of this note. During the year ended December 31, 2021, principal of $53,750 and $2,150 of accrued interest were fully converted into 19,275,862, shares of common stock. The outstanding principal and accrued interest balance at December 31, 2022 and 2021 was $0.

On June 22, 2021, the Company entered into an 8% convertible note in the amount of $55,750 less legal and financing costs of $3,750 for net proceeds of $52,000 with Power Up Lending Group. The principal and accrued interest were payable on or before June 22, 2022. The note may not be prepaid except under certain conditions. Any amount of principal or interest on this note which was not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price was 63% multiplied by the lowest trading price (representing a discount rate of 37%) during the previous 15 trading day trading day period ending on the latest complete trading day prior to the date of this note. During the year ended December 31, 2021, principal of $55,750 and $2,230 of accrued interest were fully converted into 52,709,091, shares of common stock. The outstanding principal and accrued interest balance at December 31, 2022 and 2021 was $0.

On July 20, 2021, the Company entered into an 8% convertible note in the amount of $55,000 less legal and financing costs of $3,750 for net proceeds of $51,250 with Power Up Lending Group. The principal and accrued interest were payable on or before July 20, 2022. Any amount of principal or interest on this note which was not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same was paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price was 63% multiplied by the lowest trading price (representing a discount rate of 37%) during the previous 15 trading day trading day period ending on the latest complete trading day prior to the date of this note. The outstanding balance at December 31, 2021 was $55,000, with accrued interest of $3,954 at December 31, 2021. During the year ended December 31, 2022, principal of $55,000 and $2,200 of accrued interest were fully converted into 65,000,000 shares of common stock. The outstanding principal and accrued interest balance at December 31, 2022 was $0.

On July 28, 2021, the Company entered into an 8% convertible note in the amount of $48,750 less legal and financing costs of $3,750 for net proceeds of $45,000 with Power Up Lending Group. The principal and accrued interest were payable on or before July 28, 2022. Any amount of principal or interest on this note which was not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same was paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price was 63% multiplied by the lowest trading price (representing a discount rate of 37%) during the previous 15 trading day trading day period ending on the latest complete trading day prior to the date of this note. The outstanding balance at December 31, 2021 was $48,750, with accrued interest of $2,351 at December 31, 2021. During the year ended December 31, 2022, principal

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

of $48,750 and $1,950 of accrued interest were fully converted into 66,710,526 shares of common stock. The outstanding principal and accrued interest balance at December 31, 2022 was $0.

On September 14, 2021, the Company entered into an 8% convertible note in the amount of $78,750 less legal and financing costs of $3,750 for net proceeds of $75,000 with Power Up Lending Group. The principal and accrued interest were payable on or before September 14, 2022. Any amount of principal or interest on this note which was not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same was paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price was 63% multiplied by the lowest trading price (representing a discount rate of 37%) during the previous 15 trading day trading day period ending on the latest complete trading day prior to the date of this note. The outstanding balance at December 31, 2021 was $78,750, with accrued interest of $2,140 at December 31, 2021. During the year ended December 31, 2022, principal of $78,750 and $3,150 of accrued interest were fully converted into 124,478,952 shares of common stock. The outstanding principal and accrued interest balance at December 31, 2022 was $0.

On October 4, 2021, the Company entered into an 8% convertible note in the amount of $53,750 less legal and financing costs of $3,750 for net proceeds of $50,000 with Power Up Lending Group. The principal and accrued interest were payable on or before October 4, 2022. Any amount of principal or interest on this note which was not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price was 63% multiplied by the lowest trading price (representing a discount rate of 37%) during the previous 15 trading day trading day period ending on the latest complete trading day prior to the date of this note. The outstanding balance at December 31, 2021 was $53,750, with accrued interest of $1,037 at December 31, 2021. During the year ended December 31, 2022, principal of $53,750 and $2,150 of accrued interest were fully converted into 88,730,159 shares of common stock. The outstanding principal and accrued interest balance at December 31, 2022 was $0.

1800 Diagonal Lending LLC formerly known as Sixth Street Lending, LLC

On November 8, 2021, the Company entered into an 8% convertible note in the amount of $55,000 less legal and financing costs of $3,750 for net proceeds of $51,250 with Sixth Street Lending, LLL. The principal and accrued interest were payable on or before November 8, 2022. Any amount of principal or interest on this note which was not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price was 63% multiplied by the lowest trading price (representing a discount rate of 37%) during the previous 15 trading day trading day period ending on the latest complete trading day prior to the date of this note. The outstanding balance at December 31, 2021 was $55,000, with accrued interest of $639 at December 31, 2021. During the year ended December 31, 2022, principal of $55,000 and $2,200 of accrued interest were fully converted into 143,349,283 shares of common stock. The outstanding principal and accrued interest balance at December 31, 2022 was $0.

On March 8, 2022, the Company entered into an 8% convertible note in the amount of $80,000 less legal and financing costs of $3,750 for net proceeds of $76,250 with Sixth Street Lending, LLC. The principal and accrued interest were payable on or before March 8, 2023. Any amount of principal or interest on this note which was not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price was 65% multiplied by the average two lowest trading price (representing a discount rate of 35%) during the previous 10 trading day trading day period ending on the latest complete trading day prior to the date of this note. During the year ended December 31, 2022, principal of $80,000 and $3,200 of accrued interest were fully converted into 416,000,000 shares of common stock. The outstanding principal and accrued interest balance at December 31, 2022 was $0.

On July 11, 2022, the Company entered into an 8% convertible note in the amount of $54,250 less legal and financing costs of $4,250 for net proceeds of $54,000 with 1800 Diagonal Lending, LLC. The principal and accrued interest were payable on or before July 11, 2023. Any amount of principal or interest on this note which was not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price was 65% multiplied by the average two lowest trading price (representing a discount rate of 35%) during the previous 15 trading day trading day period ending on the latest complete trading day prior to the date of this note. In October 2022, the Company repaid back the principal amount of $54,250, accrued interest of $963 and prepayment penalty fee of $11,085 for a total of $66,298. The outstanding principal and accrued interest balance at December 31, 2022 was $0.

During the first 90 to 180 days following the date of these notes, the Company had the right to prepay the principal and accrued but unpaid interest due under the above notes issued to Sixth Street Lending LLC, together with any other amounts that the Company may owe the holder under the terms of the note, at a premium ranging from 120% to 125% as defined in the note agreement. After this initial 180-day period, the Company does not have a right to prepay such notes.

Trillium Partners LLP, 3a Capital Establishment, JP Carey Limited Partners, LP, and JP Carey Enterprises, Inc.

On February 11, 2021, the Company entered into 10% convertible notes totaling $1,512,500 less legal and financing costs of $137,500 for net proceeds of $1,375,000. The principal and accrued interest were payable on or before February 11, 2022. The notes may not be prepaid except under certain conditions. The Company was to pay interest on a quarterly basis in arrears in cash to the Holder commencing on March 1, 2021 and continuing thereafter on each quarterly anniversary of such date until the Obligations have been satisfied in full, on the aggregate then outstanding principal amount of these notes at the rate of ten percent (10%) per annum. Any amount of principal or interest on these notes which was not paid when due shall bear interest at the rate of twenty four percent (24%) per annum from the due date thereof until the same was paid. At the option of the holders, but not before 180 days from the date of issuance, the holders may elect to convert all or part of the convertible into the Company’s common stock. The conversion price in effect on any Conversion Date was equal to $0.0015. Additionally, the Company granted an aggregate of 756,250,000 warrant to purchase shares of the Company’s common stock in connection with the issuance of these convertible notes. The warrants have a term of 5 years from the date of grant and exercisable at an exercise price of $0.002. The Company accounted for the warrants issued with these convertible notes by using the relative fair value method. The total debt discount consisted of beneficial conversion feature of $687,500 and relative fair value of the warrants of $687,500 using a Black-Scholes model with the following assumptions: stock price at valuation date of $0.013 based on the closing price of common stock at date of grant, exercise price of $0.002, dividend yield of zero, expected term of 5.00, a risk-free rate of 0.46%, and expected volatility of 424%. During the year ended December 31, 2021, principal of $544,750, accrued interest of $39,342 and conversion fees of $4,050 were fully converted into 407,365,253, shares of common stock. The outstanding balance at December 31, 2021 was $967,750 with accrued interest of $60,459 at December 31, 2021.

In January 2022, the Company entered into Amendment to the Convertible Promissory Notes Agreements (the “Amendment”) with these lenders whereby the conversion prices of the convertible notes were reduced from $0.0015 to $0.001. Consequently, the Company recorded interest expense of $806,458 from the reduction of the conversion prices during the year ended December 31, 2022.

During the year ended December 31, 2022, principal of $967,750, accrued interest of $55,469 and conversion fees of $16,000 were fully converted into a total of 1,058,153,419 shares of common stock and incurred additional interest expense of $35,976 from such conversion. The outstanding principal and accrued interest balance at December 31, 2022 was $0.

Boot Capital, LLC

On October 3, 2022, the Company entered into an 8% convertible note in the amount of $79,250 less legal and financing costs of $4,250 for net proceeds of $75,000 with Boot Capital LLC. The principal and accrued interest is payable on or before October 3, 2023. The note may not be prepaid except under certain conditions. Any amount of principal or interest on this note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price shall mean 65% multiplied by the average two lowest trading price (representing a discount rate of 35%) during the previous 15 trading day period ending on the latest complete trading day prior to the date of this

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

note. During the first 90 to 180 days following the date of this note, the Company has the right to prepay the principal and accrued but unpaid interest due under this note together with any other amounts that the Company may owe the holder under the terms of the note, at a premium ranging from 120% to 125% as defined in the note agreement. After this initial 180-day period, the Company does not have a right to prepay such note. There were no conversions during the year ended December 31, 2022. The outstanding balance at December 31, 2022 was $79,250, with accrued interest of $1,546.

Amortization of debt discounts and financing cost

For the year ended December 31, 2022 and 2021, amortization of debt discounts and financing cost related to all the convertible notes above amounted to $456,265 and $1,968,797, respectively, which has been amortized and included in amortization of debt discount and deferred financing cost on the accompanying consolidated statements of operations.

Note 7 - Derivative Liability

The Company applies the provisions of ASC 815-40, Derivatives and Hedging - Contracts in an Entity’s Own Stock, under which convertible instruments that contain terms and provisions which cause the embedded conversion options to be accounted for as derivative liabilities. As a result, embedded conversion options in certain convertible notes and convertible preferred stock are recorded as a liability and are revalued at fair value at each reporting date. As of December 31, 2022 and 2021, total derivative liabilities amounted $116,508 (consist of derivative liability from convertible debt of $108,594 and derivative liability related to acquisition of Aphrodite’s Marketing $7,914) and $978,232 (consist of derivative liability from convertible debt of $478,212 and derivative liability related to acquisition of Aphrodite’s Marketing $500,020), respectively.

The following is a roll forward for the years ended December 31, 2022 and 2021 of the fair value liability of price adjustable derivative instruments:

Fair Value of Liability for Derivative Instruments

Balance at December 31, 2020	$201,430
Initial valuation of derivative liabilities included in debt discount	515,000
Initial valuation of derivative liabilities related to issuance of Series B and C Preferred Stock	932,378
Initial valuation of derivative liabilities included in derivative expense	354,904
Reclassification of derivative liabilities to gain from extinguishment of debt	(631,052)
Change in fair value of derivative liabilities	(394,428)
Balance at December 31, 2021	978,232
Initial valuation of derivative liabilities included in debt discount	201,250
Initial valuation of derivative liabilities included in derivative expense	37,706
Reclassification of derivative liabilities to gain from extinguishment of debt	(405,700)
Reclassification of derivative liabilities to additional paid in capital upon conversion	(67,284)
Change in fair value of derivative liabilities	(627,696)
Balance at December 31, 2022	$116,508

The Company calculates the estimated fair values of the liabilities for derivative instruments using the Black-Scholes pricing model. The closing price of the Company’s common stock at December 31, 2022 and 2021 was $0.00001 and $0.002, respectively. The volatility, expected remaining term, and risk-free interest rates used to estimate the fair value of derivative liabilities at December 31, 2022 and 2021 are indicated in the table that follows. The expected term is equal to the remaining term of the convertible instruments and the risk-free rate is based upon rates for treasury securities with the same term.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

	Initial Valuations (on new derivative instruments entered into during the year ended December 31, 2022)	December 31, 2022
Volatility	150% to 219%	186%
Expected Remaining Term (in years)	0.08 to 1.00	0.08 to 0.78
Risk Free Interest Rate	0.52 to 4.05%	4.12 to 4.73%
Expected dividend yield	None	None

	Initial Valuations (on new derivative instruments entered into during the year ended December 31, 2021)	December 31, 2021
Volatility	218% to 412%	185%
Expected Remaining Term (in years)	1.00 to 1.50	0.55 to 0.96
Risk Free Interest Rate	0.05 to 0.85%	0.19 to 0.85%
Expected dividend yield	None	None

Note 8 - Loans and Advances Payable

Loans and advances payable consisted of the following:

	December 31, 2022	December 31, 2021

Principal amount of loans and advances	$839,613	$877,316
Accrued interest	232,476	92,330
Loans and advances payable	$1,072,089	$969,646

RB Capital Partners, Inc.

On October 15, 2019, the Company entered into a 10% convertible note in the amount of $25,000 with RB Capital Partners, Inc. The note was payable on demand but had a period of twelve months. The principal and accrued interest was payable on or before October 15, 2020. At the option of the Holder, but not before nine months from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The note was convertible into shares of the Company’s common stock at a fixed price of $0.001. During the year ended December 31, 2020, principal of $3,800 was converted into 3,800,000 shares of common stock.

On July 1, 2020, the Company entered into a 10% convertible note in the amount of $25,000 with RB Capital Partners, Inc. The note was payable on demand but had a period of twelve months. The principal and accrued interest was payable on or before October 15, 2020. At the option of the Holder, but not before nine months from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The note was convertible into shares of the Company’s common stock at a fixed price of $0.50.

On August 10, 2020, the Company entered into a 10% convertible note in the amount of $25,000 with RB Capital Partners, Inc. The note was payable on demand but had a period of twelve months. The principal and accrued interest was payable on or before October 15, 2020. At the option of the Holder, but not before nine months from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The note was convertible into shares of the Company’s common stock at a fixed price of $0.50.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

On November 11, 2020, RB Capital Partners, Inc. and the Company entered into an agreement whereas the Company agreed to allow RB Capital Partners, Inc. to convert $6,000 at $0.001 and issue 6,000,000 shares and pay the balance of these notes in the amount of $18,000. RB Capital Partners, Inc. agreed to release the Company of any remaining obligations on the remaining two notes of $25,000 each.

During the year ended December 31, 2021, the Company paid $6,000 to settle the remaining balance of this $12,000 loan. The outstanding principal balances and accrued interest due to RB Capital Partners, Inc. at December 31, 2022 and 2021 was $0. The Company had committed to allow RB Capital Partners, Inc. to convert $6,000 at $0.001 and issue 3,000,000 shares at a later date.

Trillium Partners LP

On June 16, 2020, the Company entered into a loan agreement with Trillium Partners LP in the amount of $12,500. The loan and accrued interest was due on December 31, 2020. Interest accrued at the rate of 10% per annum. The outstanding balances at December 31, 2021 was $12,500 with accrued interest of $1,928. In February 2022, principal of $12,500, accrued interest of $2,068, and conversion fees of $2,800 were converted into 21,710,613 shares of common stock. During the year ended December 31, 2022, the Company incurred additional interest expense of $31,024 from such conversion into common stock. As of December 31, 2022, the principal balance and accrued interest is $0.

On September 14, 2020, the Company entered into a loan agreement with Trillium Partners LP in the amount of $12,250. The loan and accrued interest was due on March 14, 2021. Interest accrued at the rate of 10% per annum. The outstanding balances at December 31, 2021 was $12,250 with accrued interest of $1,225. In February 2022, principal of $12,250, accrued interest of $1,639, and conversion fees of $1,800 were converted into 39,222,875 shares of common stock. During the year ended December 31, 2022, the Company incurred additional interest expense of $68,755 from such conversion into common stock. As of December 31, 2022, the principal balance and accrued interest is $0.

On September 18, 2020, the Company entered into a loan agreement with Trillium Partners LP in the amount of $15,000. The loan and accrued interest was due on March 18, 2021. Interest accrues at the rate of 10% per annum. The outstanding principal balance and accrued interst at December 31, 2021 was $15,000 and $1,927, respectively. In February 2022, principal of $15,000, accrued interest of $3,520, and conversion fees of $1,400 were converted into 37,400,688 shares of common stock. During the year ended December 31, 2022, the Company incurred additional interest expense of $61,445 from such conversion into common stock. As of December 31, 2022, the principal balance and accrued interest is $0.

On June 16, 2022, the Company received proceeds related to a loan with Trillium Partners LP in the amount of $100,000. The loan and accrued interest were due on demand. Interest accrues at the rate of 3% per annum. As of December 31, 2022, the principal balance and accrued interest is $100,000 and $4,340, respectively.

Clear Finance Technology Corporation (“Clearbanc”)

The Company’s majority owned subsidiary, Aphrodite’s Marketing, has a capital advance agreement with Clearbanc, an e-commerce platform provider. On February 10, 2021, upon the acquisition of Aphrodite’s Marketing, the Company assumed an outstanding balance of $227,517 with Clearbanc. During the year ended December 31, 2021, the Company has received $526,620 and repaid back $577,507 related to this capital advance agreement. The loan or advance is non-interest bearing and due on demand. As of December 31, 2021, the outstanding balance is $200,930 including accrued interest of $24,300. During the year ended December 31, 2022, the Company has received $297,500 and repaid back $498,430 related to this capital advance agreement. As of December 31, 2022, the outstanding balance is $0.

Shopify

The Company’s majority owned subsidiary, Aphrodite’s Marketing, has a capital advance agreement with Shopify, an e-commerce platform provider with a remittance rate of 7%. On February 10, 2021, upon the acquisition of Aphrodite’s Marketing, the Company assumed an outstanding balance of $359,774 with Shopify. During the year

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

ended December 31, 2021, the Company has received $133,202 and repaid back $472,384 related to this capital advance agreement. The loan or advance is non-interest bearing, due on demand and are secured by all of the assets of Aphrodite’s Marketing. As of December 31, 2021, the outstanding balance is $30,592 including accrued interest of $10,000. During the year ended December 31, 2022, the Company has received $196,100 and repaid back $226,692 related to this capital advance agreement. As of December 31, 2022, the outstanding balance is $0.

Business Capital

The Company’s majority owned subsidiary, Aphrodite’s Marketing, had a loan with Business Capital. On February 10, 2021, upon the acquisition of Aphrodite’s Marketing, the Company assumed an outstanding balance of $401,867 with Business Capital. During the year ended December 31, 2021, the Company repaid back $401,867 related to this loan. As of December 31, 2022 and 2021, the outstanding balance is $0.

Jonathan Foltz

The Company’s majority owned subsidiary, Aphrodite’s Marketing, has a loan with Jonathan Foltz, the President and CEO of Digital Age Business. On February 10, 2021, upon the acquisition of Aphrodite’s Marketing, the Company assumed an outstanding balance of $75,500 with Jonathan Foltz. During the year ended December 31, 2021, the Company has received $31,636 and repaid back $25,000 related to this loan. The loan is non-interest bearing and due on demand. As of December 31, 2021, the outstanding balance is $82,136. During the year ended December 31, 2022, the Company has received $90,150 and repaid back $25,239 related to this loan. Additionally, during the year ended December 31, 2022, Nationwide (see below) has assumed $65,513 of this loan. As of December 31, 2022, the outstanding balance is $81,534.

Nationwide Transport Service, LLC (“Nationwide”)

Through the Company’s majority owned subsidiary, Aphrodite’s Marketing, has loan agreements with Nationwide dated in October 2020 and November 2020. Nationwide is owned by the father of Jonathan Foltz. On February 10, 2021, upon the acquisition of Aphrodite’s Marketing, the Company assumed an outstanding balance of $545,720 with Nationwide. Aphrodite’s Marketing did not make the required installment payments pursuant to the loan agreements from December 2020 to February 2021 and as such these loans are currently in default. Interest on defaulted amount ranges from 1% to 3% per month. During the year ended December 31, 2021, the Company repaid back $30,000 related to this loan. As of December 31, 2021, the outstanding balance is $573,750 including accrued interest of $58,030. During the year ended December 31, 2022, the Company has repaid back $150,000 related to this loan. Additionally, during the year ended December 31, 2022, Nationwide has assumed a total of $106,000 of loans related to Digital Age Business and Jonathan Foltz (see above). As of December 31, 2022, the outstanding balance is $608,500 including accrued interest of $77,718.

Digital Age Business

Through the Company’s majority owned subsidiary, Aphrodite’s Marketing, has a loan with Digital Age Business. Jonathan Foltz is the President and CEO of Digital Age Business. The loan is non-interest bearing and due on demand. On February 10, 2021, upon the acquisition of Aphrodite’s Marketing, the Company assumed an outstanding balance of $113,500 with Digital Age Business. During the year ended December 31, 2021, the Company repaid back $71,013 related to this loan. As of December 31, 2021, the outstanding balance is $42,487. During the year ended December 31, 2022, the Company has repaid back $2,000 related to this loan. Additionally, during the year ended December 31, 2022, Nationwide (see above) has assumed $40,487 of this loan. As of December 31, 2022, the outstanding balance is $0.

Amazon Capital Services, Inc.

In July 2022, the Company’s majority owned subsidiary, Aphrodite’s Marketing, entered into a loan agreement with Amazon Capital Services, Inc. (“Amazon”) for a loan amount of $64,000. The loan bears an annual interest rate of 12% and has a loan term of 6 months from date of the loan. During the year ended December 31, 2022, the Company has repaid back $55,531 related to this loan. As of December 31, 2022, the outstanding balance is $11,001 including accrued interest of $2,532.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Bluevine Capital, Inc.

In August 2022, the Company’s majority owned subsidiary, Aphrodite’s Marketing, entered into a line of credit agreement with Bluevine Capital, Inc. (“Bluevine”) for up to a loan amount of $200,000. The loan bears weekly interest rate of 0.54% and an upfront fee of 1.6% which were deducted from the loan amount. The loans are repaid in 26 weekly installments from the date of the loan.  During the year ended December 31, 2022, the Company has drawn a total loan of $200,000 and repaid back $112,412. As of December 31, 2022, the outstanding balance is $87,588.

Square Advance

In September 2022, the Company’s majority owned subsidiary, Aphrodite’s Marketing, executed a merchant cash advance agreement with Square Advance. Under the agreement, the Company sold an aggregate of $174,875 in future receivables for a purchase amount of $125,000. The aggregate principal amount is payable in weekly instalments totaling $7,286 until such time that the obligation is fully satisfied for approximately 6 months. During the year ended December 31, 2022, the Company has received $118,750 (net of debt cost fee of $6,250 which was amortized immediately to interest expense) and repaid back $97,638 related to this loan advance. This loan is guaranteed by the CEO of the Company and Jonathan Foltz. During the year ended December 31, 2022, interest expense incurred related to this advance amounted to $31,171. As of December 31, 2022, the outstanding balance is $58,533.

EAdvance Services

In November 2022, the Company’s majority owned subsidiary, Aphrodite’s Marketing, executed a purchase and sale of future receipt agreement with EAdvance Services. Under the agreement, the Company sold an aggregate of $213,900 in future receipt or receivables for a purchase amount of $155,000. The aggregate principal amount is payable in daily instalments of $1,782 until such time that the obligation is fully satisfied for approximately 4 months. During the year ended December 31, 2022, the Company has received $150,350 (net of debt cost fee of $4,650 which was amortized immediately to interest expense) and repaid back $43,659 related to this loan. This loan is guaranteed by the CEO of the Company. During the year ended December 31, 2022, interest expense incurred related to this advance amounted to $13,592. As of December 31, 2022, the outstanding balance is $124,933.

Note 9 - Notes Payable

Unsecured Notes Payable

Notes payable is summarized below:

	December 31, 2022	December 31, 2021

Principal amount	$962,000	$1,116,934
Less: current portion	(702,504)	(855,158)
Notes payable - long term portion	$259,496	$261,776

Minimum principal payments under notes payable are as follows:

Year ended December 31, 2023	$712,692
Year ended December 31, 2024	15,492
Year ended December 31, 2025	15,492
Year ended December 31, 2026	15,492
Year ended December 31, 2027	15,492
Year ended December 31, 2028 and thereafter	187,340
Total principal payments	$962,000

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

On July 6, 2020, entered into a Loan Authorization and Agreement (“SBA Loan Agreement”) with the Small Business Association (“SBA”) in the amount of $114,800 under the SBA’s Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic. Pursuant to the SBA Loan Agreement, the Company received an advanced of $114,800, to be used for working capital purposes only. Pursuant to the SBA Loan Agreement, the Company executed; (i) a note for the benefit of the SBA (“SBA Note”), which contains customary events of default; and (ii) a Security Agreement, granting the SBA a security interest in all tangible and intangible personal property of the Company, which also contains customary events of default. Installment payments, including principal and interest, were due monthly beginning July 6, 2021 but was extended by the SBA to July 6, 2022 in the amount of $560 each month for a term of thirty (30) years. In March 2022, SBA extended the payment due date from 24 months to 30 months from the date of the note. Interest accrues on this note at the rate of 3.75%. This note is collateralized by the assets of the Company. The outstanding balances at December 31, 2021 was $114,800 with accrued interest of $6,564. The outstanding balances at December 31, 2022 was $114,800 with accrued interest of $11,195.

Through the Company’s majority owned subsidiary, Aphrodite’s Marketing, entered into a Loan Authorization and Agreement with the SBA, under the SBA’s Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic. On February 10, 2021, upon the acquisition of Aphrodite’s Marketing, the Company assumed an outstanding balance of $150,000 related to this SBA Loan. Pursuant to the SBA Loan Agreement, the Company received an advanced of $150,000, to be used for working capital purposes only. Pursuant to the SBA Loan Agreement, the Company executed; (i) a note for the benefit of the SBA, which contains customary events of default; and (ii) a Security Agreement, granting the SBA a security interest in all tangible and intangible personal property of the Company, which also contains customary events of default. The SBA Note bears an interest rate of 3.75% per annum which accrue from the date of the advance. Installment payments, including principal and interest, were due monthly beginning June 24, 2021 but was extended by the SBA to June 24, 2022 in the amount of $731. In March 2022, SBA extended the payment due date from 24 months to 30 months from the date of the note. The outstanding balance at December 31, 2021 was $150,000 with accrued interest of $8,577. The outstanding balance at December 31, 2022 was $150,000 with accrued interest of $14,627.

On July 1, 2021, the Company issued a promissory note in the amount of $1,162,000 in connection with the Merger Agreement with GearBubble and is payable to Mr. Donald Wilson who is one of the majority owners of the 49% of GearBubble Tech. The $1,162,000 promissory note is to be paid in 15 equal installments. This note is non-interest bearing and due on demand. Between October 2021 and November 2021, the Company paid a total of $309,867 towards this promissory note. The outstanding balance at December 31, 2021 was $852,133. During the year ended December 31, 2022, the Company has repaid back $154,933 related to promissory note. As of December 31, 2022, the outstanding balance is $697,200. The Company negotiated with Mr. Donald Wilson to defer the installment payments in the future.

On April 13, 2022, the Company entered into a 12% promissory note in the amount of $127,400 less original issue discount of $13,650 and legal and financing costs of $3,750 for net proceeds of $110,000 with Sixth Street Lending, LLC. The principal and accrued interest is payable on or before April 13, 2023. Any amount of principal or interest on this note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum from the due date thereof until the same is paid. Accrued, unpaid Interest and outstanding principal, subject to adjustment, shall be paid in ten (10) payments each in the amount of $14,268.80 (a total payback to the Holder of $142,688). The first payment shall be due May 30, 2022 with nine (9) subsequent payments each month thereafter. The Company shall have a five (5) day grace period with respect to each payment. The Company has right to accelerate payments or prepay in full at any time with no prepayment penalty. At any time following an Event of Default, the Holder shall have the right, to convert all or any part of the outstanding and unpaid amount of this Note into shares of Common Stock. The conversion price shall mean 75% multiplied by the lowest Trading Price for the Common Stock during the ten (10) Trading Days prior to the Conversion Date (representing a discount rate of 25%). For the year ended December 31, 2022, amortization of debt discounts related to this promissory note amounted to $17,400 which was amortized and included in amortization of debt discount and deferred financing cost on the accompanying consolidated statements of operations. During the year ended December 31, 2022, the Company has paid back in cash the principal amount of $63,700 related to this promissory note. In October 2022, the Company issued an aggregate of 891,800,000 shares of its common stock as a result of the conversion of principal of $63,700 and accrued interest of $7,644 and incurred additional interest expense of $17,836 for a total of $89,180. The outstanding principal balance and accrued interest at December 31, 2022 was $0.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Secured Notes Payable

Secured notes payable consisted of the following:

	December 31, 2022	December 31, 2021

Principal amount	$-	$400,000
Less: unamortized debt discount	-	(61,075)
Secured notes payable, net	$-	$338,925

Trillium Partners LLP and JP Carey Limited Partners, LP

On October 27, 2021, the Company, together with its majority owned subsidiaries, Aphrodite Marketing and GearBubble Tech (collectively the “Borrower”), entered into two Secured Advance Agreements (the “Secured Advance Agreements”) with J.P. Carey Limited Partners L.P. and Trillium Partners L.P. (the “Lenders”). The advances will be issued through separate promissory notes subject to all terms and conditions as defined in the Secured Advance Agreements. Such advances ae secured by a security interest in the Borrower’s existing and future assets (as specifically defined in the Secured Advance Agreements), including all rights to received payments (including credit card payments) from the sale of goods or services, inventory, property and equipment, and general intangibles. If any payments in the promissory notes are not timely paid, it shall be considered an event of default and the Borrower shall pay a late fee of 5% of the late payment. Accordingly, the Company entered into Secured Promissory Notes (the “Secured Notes”) in an aggregate amount of $590,000 less legal and financing costs of $5,000 and original issue discount of $90,000 for net proceeds of $495,000. The Secured Notes were due on February 4, 2022.

Principal and interest shall be paid with weekly payments (each a “Weekly Payment”) as follows: (A) payments of $7,500 shall be paid to the Lenders on each Friday within the month of November 2021; (B) payments of $40,000 shall be paid to the Lender on each Friday within the month of December 2021); (C) payments of $35,000 shall be paid to the Lender on each Friday with the month of January 2022 ; and (D) the remainder of any amounts outstanding pursuant to these Secured Notes and the Secured Advance Agreement (as defined ) including the outstanding repayment amount shall be paid to the Lenders on February 4, 2022. Upon the occurrence of an event of default, the principal or interest on this note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum.

Additionally, the Company granted an aggregate of 41,666,666 warrant to purchase shares of the Company’s common stock in connection with the issuance of these secured promissory notes. The warrants have a term of 7 years from the date of grant and exercisable at an exercise price of $0.006. The Company accounted for the warrants issued with these secured promissory notes by using the relative fair value method. The total debt discount from the relative fair value of the warrants of $162,387 using a Black-Scholes model with the following assumptions: stock price at valuation date of $0.006 based on the closing price of common stock at date of grant, exercise price of $0.006, dividend yield of zero, expected term of 7.00, a risk-free rate of 1.41%, and expected volatility of 482%.

During the year ended December 31, 2021, the Company repaid back $190,000 resulting to a remaining balance of $400,000 as of December 31, 2021. For the years ended December 31, 2021, amortization of debt discounts related to all the secured promissory notes above amounted to $196,312. During the year ended December 31, 2022, the Company fully amortized the remaining debt discount of 61,075 which was included in amortization of debt discount and deferred financing cost on the accompanying consolidated statements of operations. During the year ended December 31, 2022, the Company repaid back $400,000 resulting to an outstanding balance of $0 as of December 31, 2022.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Note 10 - Related Party Transactions

Advances from Chief Executive Officer and Accrued Interest

The Company receives periodic advances from the Company’s Chief Executive Officer (“CEO”) based upon the Company’s cash flow needs. At December 31, 2022 and 2021, $142,854 and $145,347 (fiscal 2021 was primarily consisted of accrued interest) was due to such officer, respectively. Interest expense was accrued at an average annual market rate of interest which is 3.25% at December 31, 2021. Interest expense incurred was $13,156 for the year ended December 31, 2021. Interest expense incurred was $2,845 for the year ended December 31, 2022. During the year ended December 31, 2022, the CEO provided advances to the Company for working capital purposes of $190,000. The Company repaid $192,493 of these advances.

Effective February 28, 2010, the Company entered into an employment agreement with the CEO. The agreement, which is for a five-year term, provides for an initial base salary of $175,000 per year with a 3% annual increase thereafter (the “Base Salary”). The CEO is also entitled to certain bonuses based on net profits before taxes and other customary benefits, as defined in the agreement. In addition, since it is understood that the Company is employing the CEO during a time of economic decline throughout the U.S. and at times and from time to time, the Company may not be in a position to pay the full amount of Base Salary owed the CEO it is understood and agreed to by the Board, that as long as the Company is unable to pay the CEO the full amount of his Base Salary that the Board shall issue to him, from time to time, an amount of shares that will allow him to remain in possession of fifty-one percent (51%) of the Company’s then outstanding shares of common stock.  Such issuances shall be made to the CEO at any time when his total share holdings are reduced to an amount less than fifty-one percent (51%) as a result of issuance of shares of common stock made on behalf of the Company. Effective September 1, 2011, the Company authorized and issued 51 shares of Series A Preferred Stock to the Company’s CEO. Additionally, during the year ended December 31, 2021, the Company authorized and issued an additional 24 shares of Series A Preferred Stock to the Company’s CEO in connection with the amended and restated certificate of designation for the Company’s Series A Preferred Stock.

At December 31, 2021, deferred compensation due to CEO amounted to $346,163 and advances from CEO amounted $145,347. In April 2022, the remaining balance of $346,163 of deferred compensation due to CEO was reclassed to accrued compensation- CEO. Additionally, in April 2022, the Company accrued bonus compensation of $100,000 to the CEO. During the year ended December 31, 2022, the Company has repaid back $126,523 of accrued compensation to CEO. As of December 31, 2022, accrued compensation - CEO amounted $319,640 as reflected in the consolidated balance sheets.

On July 1, 2021, the Company entered into an Amended and Restated Executive Employment Agreement (“Amended Employment Agreement”) with the CEO of the Company, Berge Abajian (the “Executive”). The term of the Amended Employment Agreement shall be for 5 years and shall be automatically extended for successive periods of 1 year unless terminated by the Company or the Executive. The Executive shall receive a base salary of $250,000 per year and such base salary shall automatically increase in a rate of 3% per annum for each consecutive year after 2021 or at such rates as may be approved by the board of directors of the Company. Upon written request of the Executive, the Company shall pay all or a portion of the base salary owed to Executive in the form of i) a convertible promissory note, or ii) the Company’s common stock or if available, S-8 common stock. Additionally, the Executive is eligible to receive quarterly bonus at the discretion of the board of directors of the Company. Additionally, the Executive shall be eligible to participate in the Company’s 2021 Stock Incentive Plan. In July 2021, under the terms of the ESOP, the Board of Directors of the Company approved the future issuance of 500,000,000 shares to the Company’s CEO subject to the Company increasing its authorized shares to 6,000,000,000 shares and subject to the effectiveness of an S-8 Registration Statement covering these shares which has been filed with the Securities and Exchange Commission (“SEC”) on September 21, 2022 (see Note 12).

Consulting, Advertising, and Marketing Fees

The Company incurred consulting fees of $46,905 to an affiliated company owned by Mr. Donald Wilson during the year ended December 31, 2022. The Company incurred advertising and marketing fees of $27,160 to an affiliated company owned by Mr. Donald Wilson during the year ended December 31, 2021. Mr. Donald Wilson is one of the majority owners of the 49% of the Merger Sub, GearBubble Tech.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Loans Payable

The Company’s majority owned subsidiary, Aphrodite’s Marketing, has a loan with Jonathan Foltz, the President and CEO of Digital Age Business (see Note 8). Jonathan Foltz is one of the majority owners of the 49% in Acquisition Sub, Aphrodite’s Marketing (see Note 13). As of December 31, 2022 and 2021, the outstanding balance was $81,534 and $82,136, respectively.

Through the Company’s majority owned subsidiary, Aphrodite’s Marketing, has loan agreements with Nationwide dated in October 2020 and November 2020. Nationwide is owned by the father of Jonathan Foltz (see Note 8). As of December 31, 2022 and 2021, the outstanding balance was $608,500 and $573,750, respectively.

Through the Company’s majority owned subsidiary, Aphrodite’s Marketing, has a loan with Digital Age Business. Jonathan Foltz is the President and CEO of Digital Age Business (see Note 8). As of December 31, 2022 and 2021, the outstanding balance was $0 and $42,487, respectively.

Revenues and Accounts Receivable

During the year ended December 31, 2022, the Company generated revenues of $86,060 from an affiliated company owned by Mr. Donald Wilson who is one of the majority owners of the 49% of GearBubble Tech. During the year ended December 31, 2022, the Company generated revenues of $53,655 from an affiliated company owned by the brother of the CEO of the Company. As of December 31, 2022, accounts receivable to these affiliated companies amounted $0.

Note 11 - Commitments and Contingencies

Litigation

The Company is currently not involved in any litigation that we believe could have a material adverse effect on the Company’s financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or any of the Company’s subsidiaries, threatened against or affecting the Company, the Company’s common stock, any of the Company’s subsidiaries or of the Company’s officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Consulting Agreement

On November 15, 2021, the Company entered into an Engagement Agreement (the “Agreement”) with a consulting company which will act as a financial advisor and investment banker of the Company, whereby the consultant will assist the Company with strategic business plans, investor relations, potential financing and other financial advisory and investment banking services. The engagement period was for 12 months from the date of the agreement.

As consideration for the services, the Company will issue a total of 32,043,874 shares of the Company’s common stock based on the following schedule: i) 16,021,937 shares of common stock upon execution of the Agreement and ii) 16,021,937 shares of common stock upon an uplisting of the Company’s common stock to a national exchange.

Additionally, the Company shall pay compensation of 7% of the total gross proceeds of any financing introduce by the consultant (the “Financing”), cash fee for unallocated expenses of 1%, warrants equal to 5% of the aggregate number of shares of common stock sold in a Financing and transaction fees equal to 3% in cash at the closing of the Financing. The warrants will be exercisable at an exercise price equal to the prices of the securities issued to investors in the Financing.

As of December 31, 2021, the 16,021,937 shares of common stock were not issued and has been recognized as common stock issuable. The Company valued these shares at the fair value of $62,486 or $0.0039 per common share based on the quoted trading price on the date of grant to be expensed over the term of the Agreement. During the year ended December 31, 2022, the Company recognized stock-based compensation of $54,674. In May 2022, the

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Company issued the 16,021,937 shares of common stock to such consultant. The consulting services were completed in July 2022 and no Financing has occurred under this Agreement.

Operating Lease Agreements

The Company leases retail space at two different locations. The term of the first lease is for a ten-year period from July 2014 to April 2024 starting with a monthly base rent of $1,200. The base rent is subject to an annual increase as defined in the lease agreement. In addition to the monthly base rent, the Company is charged separately for common area maintenance which is considered a non-lease component. The second lease has a contingent rental based on 10% of sales. Contingent rentals are not included in operating lease liabilities. The Company’s leases generally do not provide an implicit rate, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. The Company used incremental borrowing rate of 10% as of January 1, 2019 for operating leases that commenced prior to that date. The Company estimated its incremental borrowing rate based on its credit quality, line of credit agreement and by comparing interest rates available in the market for similar borrowings.

Through the Company’s majority owned subsidiary, Aphrodite’s Marketing, entered into an approximate three-year lease agreement on October 1, 2019, for its office facilities starting with a monthly base rent of $6,582. The base rent is subject to an annual increase as defined in the lease agreement. The Company recorded right-of-use assets and operating lease liabilities of $122,946 related to this lease agreement. The Company used incremental borrowing rate of 8% during year 2021. The Company estimated its incremental borrowing rate based on its credit quality, line of credit agreement and by comparing interest rates available in the market for similar borrowings. The Company did not renew this lease agreement in October 2022.

The following table reconciles the undiscounted future minimum lease payments (displayed by year in aggregate) under non-cancelable operating leases with terms more than one year to the total operating lease liabilities on the consolidated balance sheet as of December 31, 2022:

Year 2023	$19,700
Year 2024	6,660
Total minimum lease payments	26,360
Less amounts representing interest	(1,764)
Present value of net minimum lease payments	24,596
Less current portion	(18,072)
Long-term capital lease obligation	$6,524

Amended Employment Agreement

On July 1, 2021, the Company entered into an Amended and Restated Executive Employment Agreement with the CEO of the Company, Berge Abajian. The term of the Amended Employment Agreement shall be for 5 years and shall be automatically extended for successive periods of 1 year unless terminated by the Company or the Executive. The Executive shall receive a base salary of $250,000 per year and such base salary shall automatically increase in a rate of 3% per annum for each consecutive year after 2021 or at such rates as may be approved by the board of directors of the Company. Upon written request of the Executive, the Company shall pay all or a portion of the base salary owed to Executive in the form of i) a convertible promissory note, or ii) the Company’s common stock or if available, S-8 common stock. Additionally, the Executive is eligible to receive quarterly bonus at the discretion of the board of directors of the Company. Additionally, the Executive shall be eligible to participate in the Company’s 2021 Stock Incentive Plan. In July 2021, under the terms of the ESOP, the Board of Directors of the Company approved the future issuance of 500,000,000 shares to the Company’s CEO subject to the Company increasing its authorized shares to 6,000,000,000 shares and subject to the effectiveness of an S-8 Registration Statement covering these shares which has been filed with the SEC on September 21, 2022 (see Note 12).

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Note 12 - Stockholder’s Equity

Employee Stock Ownership Plan

On July 9, 2021, the Board of Directors of the Company adopted the Bergio International, Inc. 2021 Stock Incentive Plan (the “ESOP”), under which the Company may award shares of the Company’s Common Stock to employees of the Company and/or its Subsidiaries. The terms of the ESOP allow the Company’s Board of Directors discretion to award the Company’s Common Stock, in the form of options, stock appreciation rights, restricted stock awards, restricted stock units, and performance award shares, to such employees, upon meeting the criteria set forth therein, from time to time. Subject to adjustments as provided in the plan, the shares of common stock that may be issued with respect to awards granted under the plan shall not exceed an aggregate of 1,000,000,000 shares of common stock.  The Company shall reserve such number of shares for awards under the plan, subject to adjustments as provided in the plan.  The maximum number of shares of common stock under the plan that may be issued as incentive stock options shall be 100,000,000 shares.

On July 9, 2021, and under the terms of the ESOP, the Company’s Board of Directors approved the future issuance of 500,000,000 shares of the Company’s Common Stock to the Company’s CEO, Berge Abajian, subject to the Company increasing its total authorized shares of common stock to 6,000,000,000 which was increased in July 2021 and subject to the effectiveness of an S-8 Registration Statement covering these shares with the SEC. As of December 31, 2021, the Company did not meet the prerequisite related to the effectiveness of an S-8 Registration Statement. As of September 30, 2022, the Company has met the prerequisite related to the effectiveness of an S-8 Registration Statement. Accordingly, during the year ended December 31, 2022, the Company recognized stock-based compensation of $150,000 or $0.0003 per share. The 500,000,000 shares of common stock have not been issued to the CEO and have been recorded as common stock issuable as of December 31, 2022.

Preferred Stock

The Company has authorized the issuance of 10,000,000 shares of preferred stock. The Company’s board of directors is authorized, at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the preferred stock or any series thereof.

Certificate of Designation of Series A Preferred Stock

In September 2011, the Company filed a Certificate of Designation for Series A Preferred Stock with the Wyoming Secretary of State, and designated 51 shares of preferred stock as Series A Preferred Stock. In February 2021, the Company filed an amended and restated certificate of designation for the Company’s Series A Preferred Stock increasing the number of shares to 75 shares.

Designation. The Company had designated 51 shares which was amended and increase from 51 to 75 shares of preferred stock as Series A Preferred Stock. Each share of Series A Preferred Stock has a par value of $0.001 per share and a stated value of $0.001.

Dividends. There will be no dividends due or payable on the Series A Preferred Stock. Any future terms with respect to dividends shall be determined by the board of directors of the Company.

Liquidation. Upon any liquidation, the holders of Series A Preferred Stock are entitled to receive net assets on a pro rata basis. Each holder of Series A Preferred Stock is entitled to receive ratably any dividends declared by the board of directors of the Company.

Voting Rights. Each one (1) share of the Series A Preferred Stock shall have voting rights equal to One Percent (1%) of the issued and outstanding shares of the Corporation’s Common Stock on the date of any such vote, such that the Holder of all Seventy-Five (75) shares of Series A Preferred Stock, shall always have voting rights equal to Seventy Five Percent (75%) of the issued and outstanding shares of the Company’s Common Stock.

Conversion. The Series A Preferred stock in non-convertible.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

During the year ended December 31, 2021, the Company issued 24 shares of the Series A Preferred Stock to the Company’s CEO such that the CEO shall maintain voting control. The Company recorded such issuance at par value.

As of December 31, 2022 and 2021, there were 75 shares of Series A Preferred Stock issued and outstanding. The Company’s CEO owns 75 shares of shares of the Series A Preferred Stock.

Certificate of Designation of Series B 2% Convertible Preferred Stock

On February 10, 2021, the Company filed a Certificate of Designation for Series B Convertible Preferred Stock (the “Certificate of Designations”) with the Wyoming Secretary of State, designating 4,900 shares of preferred stock as Series B Convertible Preferred Stock.

Designation. The Company had designated 49 shares which was amended and increase from 49 to 4,900 shares of preferred stock as Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock has a par value of $0.00001 per share and a stated value of $100.

Dividends. Holders of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series B Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to two percent (2%) per annum on the Stated Value., payable in additional shares of Series B Preferred Stock. So long as any shares of Series B Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series B Preferred Stock then outstanding (the “Requisite Holders), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series B Preferred Stock shall be distributed among the holders of Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Voting Rights. Each holder of the Series B Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on an as-converted basis, either by written consent or by proxy.

Conversion at Option of Holder. Each share of Series B Preferred Stock shall be convertible into 0.01% of the total issued and outstanding shares of the Company’s Common Stock, (such that all 4,900 authorized shares of Series B Preferred Stock, if issued and outstanding, would be convertible in the aggregate into 49% of the total issued and outstanding shares of the Company’s Common Stock) (as determined at the earlier of (i) the date of Conversion of the Series B Preferred Stock; and (ii) eighteen (18) months following February 8, 2021) (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series B Preferred Stock.

As of December 31, 2022 and 2021, there were 3,000 shares of Series B Convertible Preferred Stock issued and outstanding.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Certificate of Designation of Series C 2% Convertible Preferred Stock

On February 10, 2021, the Company filed a Certificate of Designation for Series C Convertible Preferred Stock with the Wyoming Secretary of State, which designated 5 shares of preferred stock as Series C Convertible Preferred Stock. In April 2022, the Company increased the designation to 5,000,000 authorized shares upon filing an Amended and Restated Certificate of Designation, Preference and Rights of the Series C Convertible Preferred.

Designation. The Company has designated 5 shares of preferred stock as Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock has a par value of $0.00001 per share and a stated value of $100.

Dividends. Holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series C Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to two percent (2%) per annum on the Stated Value., payable in additional shares of Series C Preferred Stock. So long as any shares of Series C Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series C Preferred Stock then outstanding, redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption of any Junior Securities.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series C Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series C Preferred Stock shall be distributed among the holders of Series C Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Voting Rights. Each holder of the Series C Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on an as-converted basis, either by written consent or by proxy.

Conversion at Option of Holder. Each share of Series C Preferred Stock was convertible into 1% of the total issued and outstanding shares of the Company’s Common Stock (as determined at the earlier of (i) the date of Conversion of the Series C Preferred Stock; and (ii) eighteen (18) months following February 8, 2021) (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series C Preferred Stock, except that such conversion will automatically be adjusted so that the Holder’s total beneficial ownership does not exceed greater than 9.99% of the issued and outstanding shares of the Company’s Common Stock. In April 2022, the Company filed an Amended and Restated Certificate of Designation, Preference and Rights of the Series C Convertible Preferred Stock whereby the conversion term was amended to:

(a)Conversion at Option of holder. Each share of Series C Preferred Stock shall be convertible into 10,670 shares of Common Stock (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series C Preferred Stock; provided that, for period of twenty for (24) months from the Issuance Date, if the Company issues shares of common stock, including common stock as the result of the purchase, exercise, or conversion of outstanding derivative or convertible securities (or securities, including any derivative securities, containing the right to purchase, exercise or convert into shares of common stock) (the “Dilution Shares”) such that the outstanding number of shares of common stock on a fully diluted basis shall be greater than one billion sixty-six million nine hundred six thousand (1,066,906,000) shares (inclusive of conversions of Series C Preferred Stock at the Conversion Ratio immediately above), then the  Conversion Ratio for the Series C Preferred Stock then outstanding and

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

unconverted as of the date the Dilution Shares are issued shall be adjusted to equal the Conversion Ratio multiplied by a fraction, the numerator of which shall be the number of shares outstanding on a fully diluted basis after the issuance of the Dilution Shares, and the denominator shall equal to the sum of the currently issued and outstanding shares plus the Dilution Shares. A Ho1der shall affect a conversion by surrendering to the Company the original certificate or certificates representing the ·Shares of series C Preferred Stock to be converted to the Company, together with a completed form of conversion notice (the “Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series C Preferred Stock to be converted, the date on which such conversion is to be affected, which date may not be prior to the Date the Holder delivers such Conversion Notice (the “Conversion Date”), and the Conversion Price determined. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered and each Conversion Notice, once given, shall be irrevocable.

On February 10, 2021, the Company issued 3,000 Series B Convertible Preferred Stock and 5 Series C Convertible Preferred Stock in connection with the acquisition of Aphrodite’s Marketing (see Note 13).

On April 18, 2022, the Company received a notice of conversion from the holder of the 5 shares of Series C Convertible Preferred Stock converting into 135,896,517 shares of the Company’s common stock.

As of December 31, 2022 and 2021, there were none and 5 shares of Series C Convertible Preferred Stock issued and outstanding, respectively.

Certificate of Designation of Series D 3% Convertible Preferred Stock

On January 4, 2022, the Company filed a Certificate of Designation for Series D Convertible Preferred Stock with the Wyoming Secretary of State, designating 2,500,000 shares of preferred stock as Series D Convertible Preferred Stock. In February 2022, the Company filed an Amended and Restated Certificate of Designation, Preference and Rights of the Series D Convertible Preferred Stock. The Company amended and cancelled the mandatory provision and also amended the fixed conversion price from $0.001 to $0.0008. In April 2022, the Company filed another Amended and Restated Certificate of Designation, Preference and Rights of the Series D Convertible Preferred Stock whereby the Company amended the fixed conversion price from $0.0008 to $0.0005. In October 2022, the fixed conversion price was adjusted from $0.0005 to $0.0002 due to the subsequent sale of the Company’s common stock at $0.0002 per share in October 2022.

Designation. The Company has designated 2,500,000 shares of preferred stock as Series D Convertible Preferred Stock. Each share of Series D Convertible Preferred Stock has a par value of $0.00001 per share and a stated value of $1.00.

Dividends. Each share of Series D Convertible Preferred Stock is entitled to an annual dividend equal to 3% of the stated value which shall be cumulative, payable solely upon redemption, liquidation or conversion. Upon the occurrence of an event of default, the dividend rate shall automatically increase to 18%.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or upon any deemed liquidation event, after payment or provision for payment of debts and other liabilities of the Company and after payment or provision for ay liquidation preference payable to the holders of any preferred stock ranking senior upon liquidation to the Series D Preferred Stock, if any, but prior to any distribution or payment made to the holders of common stock or the holders of the preferred stock ranking junior upon liquidation to the Series D Preferred Stock, the holders will be entitled to be paid out of the assets of the Company available for distribution an amount equal to the stated value plus any accrued but unpaid dividends, default adjustment, if applicable, and any other fees.

Voting Rights. Except as set forth in the Certificate of Designation, the Series D Preferred Stock shall have no right to vote on any matters requiring shareholder approval or any matters on which the shareholders are permitted to vote.  With respect to any voting rights of the Series D Preferred Stock, the Series D Preferred Stock shall vote as a class, each share of Series D Preferred Stock shall have one vote on any such matter, and any such approval may be given via a written consent in lieu of a meeting of the Series D Holders.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Conversion price. The effective conversion price (the “Conversion Price”) shall equal the fixed conversion price equal to $0.0002 (subject to equitable adjustments by the Company relating to the Company’s securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). Notwithstanding anything contained herein to the contrary, in the event that, following the date of issuance of the Series D Preferred Stock, the Company consummates a financing of at least $7,500,000, in the aggregate, in one offering or a series of offerings (debt or equity or a combination), the Conversion Price shall be reset to the Variable Conversion Price.  The “Variable Conversion Price” shall mean 65% multiplied by the market price (representing a discount rate of 35%).  Market price means the average of the lowest trading prices for the common stock during the twenty (20) trading day period ending on the latest complete trading day prior to the conversion date.

Between January 2022 and February 2022, the Company sold an aggregate of 855,000 shares of the Series D Convertible Preferred Stock for total net proceeds of $815,000 after deducting legal and financing cost of $10,000 or approximately $0.96 per share. In connection with the issuance of these Series D Convertible Preferred Stock, the Company recognize deemed dividend of $815,000 upon issuance.

In April 2022, the Company sold an aggregate of 825,000 shares of Series D Convertible Preferred Stock for total net proceeds of $740,000 after deducting legal and financing cost of $10,000 or approximately $0.90 per share. Additionally, the Company granted an aggregate of 750,000,000 warrants to purchase shares of the Company’s common stock in connection with the issuance of the sale of these Series D Convertible Preferred Stock. The warrants have a term of 7 years from the date of grant and exercisable at an exercise price of $0.0005 subject to adjustment such as stock dividends, stock splits, and dilutive issuances. Whenever on or after the date of issuance of this warrant, the Company issues or sells, or in for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the exercise price on the date of issuance (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Exercise Price will be reduced to the greater of: (i) the price per share received by the Company upon such Dilutive Issuance; and (ii)$0.00005. In connection with the issuance of these Series D Convertible Preferred Stock and stock warrants, the Company recognize deemed dividend of $740,000 upon issuance.

Between July 2022 and August 2022, the Company received a notice of conversion from two holders in the aggregate of 245,000 shares of Series D Convertible Preferred Stock and related accrued dividends of $5,610 converting into 501,219,817 shares of the Company’s common stock.

In October 2022, the fixed conversion price of the Series D Convertible Preferred Stock was adjusted from $0.0005 to $0.0002 due to the subsequent sale of the Company’s common stock at $0.0002 per share in October 2022. In connection with the decrease in conversion price of the Series D Convertible Preferred Stock, the Company recognize deemed dividend of 1,291,500.

In October 2022, the Company received a notice of conversion from two holders in the aggregate of 161,000 shares of Series D Convertible Preferred Stock and related accrued dividends of $3,420 converting into 822,101,233 shares of the Company’s common stock.

As of December 31, 2022, there were 1,274,000 shares of Series D Convertible Preferred Stock issued and outstanding.

Dividends on Preferred Stock

As of December 31, 2022 and 2021, accrued and unpaid dividends related to the Series B, C, and D Convertible Preferred Stock amounted $32,198 and $5,335, respectively and was included in accounts payable and accrued liabilities as reflected in the consolidated balance sheets. During the year ended December 31, 2022 and 2021, total dividends recorded amounted to $35,893 and $5,335, respectively as reflected in the consolidated statements of stockholders’ equity.

Common Stock Issued and Issuable

On March 24, 2021, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation. The amendment reflected the increase in the authorized shares of common stock from 1,000,000,000 shares to 3,000,000,000 shares. On July 9, 2021, the Company filed, with the Wyoming Secretary of

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

State, a Certificate of Amendment, to amend its Articles of Incorporation. The Amendment reflected the increase in the authorized shares of common stock from 3,000,000,000 shares to 6,000,000,000 shares. On April 28, 2022, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation and reflected the increase in the authorized shares of common stock from 6,000,000,000 shares to 9,000,000,000 shares. On September 26, 2022, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation and reflected the increase in the authorized shares of common stock from 9,000,000,000 shares to 15,000,000,000 shares. In March 2023, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation and reflected the increase in the authorized shares of common stock from 15,000,000,000 shares to 25,000,000,000 shares.

During the year ended December 31, 2022

Common Stock for Cash

In October 2022, the Company sold an aggregate of 446,804,000 shares of Common Stock to various investors for total proceeds of $89,361 or approximately $0.0002 per share.

Common Stock for Debt Conversion

From January 2022 through March 2022, the Company issued an aggregate of 1,314,342,897 shares of its common stock at an average contractual conversion price of approximately $0.001 as a result of the conversion of principal, accrued interest, conversion fees of $1,229,018 and incurred additional interest expense of $842,435 for a total of $2,071,453 underlying certain outstanding convertible notes converted during such period.

In February 2022, the Company issued an aggregate of 98,334,176 shares of its common stock at an average conversion price of approximately $0.002 as a result of the conversion of principal, accrued interest and conversion fees of $52,978 and incurred additional interest expense of $161,225 for a total of $214,203 underlying certain outstanding loans payable converted during such period. The 98,334,176 shares of common stock had a fair value of $214,203, or $0.002 per share, based on the quoted trading price on the date of grant.

From April 2022 through May 2022, the Company issued an aggregate of 232,079,442 shares of its common stock at an average contractual conversion price of approximately $0.0004 as a result of the conversion of principal of $108,750 and accrued interest of $4,350 for a total of $113,100 underlying certain outstanding convertible notes converted during such period.

In September 2022, the Company issued an aggregate of 416,000,000 shares of its common stock at an average contractual conversion price of approximately $0.0002 as a result of the conversion of principal of $80,000 and accrued interest of $3,200 for a total of $83,200 underlying certain outstanding convertible notes converted during such period.

In October 2022, the Company issued an aggregate of 891,800,000 shares of its common stock as a result of the conversion of principal of $63,700 and accrued interest $7,644 on a notes payable issued on April 13, 2022 and incurred additional interest expense of $17,836 for a total of $89,180. The 891,800,000 shares of common stock had a fair value of $89,180, or $0.0001 per share, based on the quoted trading price on the date of grant.

Common Stock for Services

In July 2022, the Company issued 12,857,143 shares of its common stock to a consultant for services rendered. The Company issued 12,857,143 shares of the Company’s common stock valued at approximately $0.0006 per share or $9,000, being the closing price of the stock on the date of grant to such consultant.

During the year ended December 31, 2021

During the year ended December 31, 2021, the Company sold an aggregate of 538,403,000 shares of Common Stock to various investors for total proceeds of $3,768,730 or approximately $0.007 per share.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

During the year ended December 31, 2021, the Company issued an aggregate of 587,292,862 shares of its common stock at an average contractual conversion price of approximately $0.002 to various lenders as a result of the conversion of principal, accrued interest and conversion fees of $1,129,681 underlying certain outstanding convertible notes converted during such period.

In November 2021, in connection with an Agreement (see Note 11), the Company agreed to issue 16,021,937 shares of common stock to a consultant which was valued at the fair value of $62,486 or $0.0039 per common share based on the quoted trading price on the date of grant to be expensed over the term of the Agreement. During the year ended December 31, 2021, the Company recognized stock-based compensation of $7,811. The remaining balance of $54,675 shall be expensed during year 2022. As of December 31, 2021, the16,021,937 shares of common stock were not issued and has been recognized as common stock issuable.

Common Stock Warrants

A summary of the Company’s outstanding stock warrants is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2020	325,000	$0.50	4.84
Granted	797,916,666	0.002	-
Balance at December 31, 2021	798,241,666	$0.002	4.26
Granted	750,000,000	$0.0005	7.00
Exercised	(250,000)	0.50	2.40
Balance at December 31, 2022	1,547,991,666	$0.0005	4.71
Warrants exercisable at December 31, 2022	1,547,991,666	$0.0005	4.71

At December 31, 2022, the aggregate intrinsic value of warrants outstanding was $0.

In February 2021, the Company granted an aggregate of 756,250,000 warrant to purchase shares of the Company’s common stock in connection with the issuance of certain convertible notes in February 2021. The warrants have a term of 5 years from the date of grant and exercisable at an exercise price of $0.002 subject to adjustment such as stock dividends, stock splits, and dilutive issuances. These warrants contain a provision for cashless exercise as defined in the warrant agreement.

In October 2021, the Company granted an aggregate of 41,666,666 warrant to purchase shares of the Company’s common stock in connection with the issuance of secured promissory notes in October 2021. The warrants have a term of 7 years from the date of grant and exercisable at an exercise price of $0.006 subject to adjustment under the anti-dilution provision. These warrants contain a provision for cashless exercise as defined in the warrant agreement.

In April 2022, a warrant holder elected to exercise 250,000 warrants by cashless exercise and converted into 54,500,000 common stock pursuant to the terms of the stock warrant agreement whereby the exercise price was subject to adjustment under an anti-dilution provision. Such warrants were granted in November 2019 and were issued in connection with a convertible note. The Company recognized the value of the effect of a down round feature in such warrants when triggered. Upon the occurrence of the triggering event that resulted in a reduction of the strike price, the Company measured the value of the effect of the feature as the difference between the fair value of the warrants without the down round feature or before the strike price reduction and the fair value of the warrants with a strike price corresponding to the reduced strike price upon the down round feature being triggered. Accordingly, the Company recognized deemed dividend of $878 and a corresponding reduction of income available to common stockholders upon the alternate cashless exercise of these warrants for the year ended December 31, 2022.

In April 2022, the Company sold an aggregate of 825,000 shares of Series D Convertible Preferred Stock for total net proceeds of $740,000 after deducting legal and financing cost of $10,000 or approximately $0.90 per share. Additionally, the Company granted an aggregate of 750,000,000 warrants to purchase shares of the Company’s

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

common stock in connection with the issuance of the sale of these Series D Convertible Preferred Stock. The warrants have a term of 7 years from the date of grant and exercisable at an exercise price of $0.0005 subject to adjustment such as stock dividends, stock splits, and dilutive issuances. Whenever on or after the date of issuance of this warrant, the Company issues or sells, or in for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the exercise price on the date of issuance (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Exercise Price will be reduced to the greater of: (i) the price per share received by the Company upon such Dilutive Issuance; and (ii) $0.00005.

Note 13 - Business Acquisitions

Aphrodite’s Marketing, Inc.

On February 10, 2021, the Company entered into an Acquisition Agreement with Digital Age Business, Inc., a Florida corporation,  pursuant to which the shareholders of Digital Age Business agreed to sell all of the assets and liabilities of its Aphrodite’s business to a subsidiary of the Company known as Aphrodite’s Marketing, Inc. (“Acquisition Sub”), a Wyoming corporation in exchange for 3,000 Series B Preferred Stock of the Company, which collectively, shall be convertible at Shareholders’ option, at any time, in whole or in part, into that number of shares of common stock of the Company which shall equal thirty percent (30%) of the total issued and outstanding common stock of the Company (as determined at the earlier of (i) the date of conversion of the Series B Preferred Stock; and (ii) eighteen (18) months following the Closing). In addition, the Company will provide an additional $5,000,000 in financing for Aphrodite’s Marketing.

As additional consideration for the purchase of the acquired assets, the Company has also agreed to transfer to the selling shareholders 49,000 of the 100,000 authorized shares of the Acquisition Sub, such that upon the closing date, 51% of the Acquisition Sub shall be owned by the Company, and 49% of the Acquisition Sub shall be owned by the selling shareholders.

Under the terms of the Acquisition Agreement, the Acquisition Sub is expected to meet the adjusted financial projections as set forth in the Acquisition Agreement, in order to earn additional 1,900 Series B Preferred shares, which if earned, shall entitle the selling shareholders to earn up to an additional 19% (the “Additional Shares”) of Series B Preferred Stock, which, including the 30% of Series B Preferred Stock issued at closing, shall together convert up to a maximum of 49% of the Company’s then-issued and outstanding shares of common stock, with the Additional Shares being subject to a two-year vesting period from the date of issuance, based upon additional revenues of Acquisition Sub, as set forth in the Acquisition Agreement.

In addition, the Acquisition Agreement requires that upon closing, Jonathan Foltz, the President and CEO of Digital Age Business, and certain other key employees of Acquisition Sub received employment agreements from Acquisition Sub with respect to their continued employment (the “Employment Agreements”) (which will allow such key employees to participate in any employee stock ownership plan (“ESOP”) as offered to the other Company’s subsidiary employees from time to time) to make certain that current personnel operating the business of Aphrodites.com shall remain in place for all departments of the business of Aphrodite’s Marketing post-closing of the acquisition.

As further consideration for the acquisition, under the Acquisition Agreement, the Company agreed to provide Acquisition Sub with certain financing, as follows (a) upon the signing of the Letter of Intent that preceded this Acquisition Agreement, the Company provided loans to Jonathan Foltz for the benefit of Aphrodites.com in the amounts of $50,000 on January 22, 2021, $35,000 on January 27, 2021, and $50,000 on February 5, 2021, which were used to pay some of the most pressing of Aphrodite’s Liabilities as evidenced by the three promissory notes set forth (b) and upon the signing of this Acquisition Agreement, the Company or its investors will provide equity financing of $615,000 for the benefit of Acquisition Sub, (for which the Company shall enter into a certain Securities Purchase Agreement, Convertible Promissory Note, Warrant, Guaranty, Security Agreement and Registration Rights Agreement (together, the “BRGO Transaction Documents”), (the “Initial Financing”) which will be used to pay for (i) partial extinguishing the Assumed Liabilities set forth in the Acquisition Agreement and (ii) expenses in connection with the acquisition and the audit of Acquisition Sub;  (c) and following the closing of the acquisition, the Company will facilitate a second equity financing for the benefit of the Acquisition Sub in the amount of an additional $750,000, which shall take place following the effective date of the Company’s new S-1 Registration Statement (the “Second

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Financing”), and such funds shall be utilized, in part, to pay for (i) extinguishing the Assumed Liabilities, and (ii) the expenses incurred in connection with the acquisition and the audit of Acquisition Sub and (d) following the closing, the Company will raise an additional $3,500,000, the proceeds of which will be used for the Acquisition Sub, by the sale of shares of common stock of the Company, pursuant to an S-1 Registration Statement (the “Additional Financing”).

It is anticipated that the Additional Financing will be consummated in tranches over the twelve (12) months following the closing; provided that the first tranche of the Additional Financing will be at least $750,000, and will be provided to the Acquisition Sub within 60 days after the Company’s new S-1 Registration Statement is declared effective by the SEC. As noted on Schedule D and Schedule E to the Acquisition Agreement, the foregoing financing, (including the loans shown on Schedule H, the Initial Financing, the Second Financing and the Additional Financing) totals $5,000,000, and any financing provided to Acquisition Sub, which exceeds the $5,000,000 total detailed in Section 2.2.1, shall be added to the Gross Revenue benchmarks set forth on Schedule D and Schedule E to the Acquisition Agreement.

Section 2.2.2 of the Acquisition Agreement further provides that, at the closing of the Acquisition, Southridge Capital (or its affiliates as directed by Southridge Capital) shall receive shares of the Company’s Series C Preferred Stock. Each share of Series C Preferred Stock shall be convertible into 1% of the total issued and outstanding shares of the Company’s Common Stock as determined at the earlier of: (i) the date of conversion of the Series C Preferred Stock; and (ii) eighteen (18) months following the Closing.  Currently, such Series C Preferred Stock have not been converted into Common Stock.

On February 11, 2021, the Company, Digital Age Business, Acquisition Sub, and the selling shareholders entered into the First Amendment to the February 10, 2021 Acquisition Agreement (the “Amendment”) for the purpose of allocating the Series B Preferred Stock to the selling shareholders without fractional shares, which resulted in changing the Certificate of Designation for the Series B Preferred Stock to reflect a total of 4,900 authorized shares of Series B Preferred Stock, and for the purpose of reflecting a total of 3,000 shares of Series B Preferred Stock to be issued to the selling shareholders upon closing, (and the opportunity for the selling shareholders to earn up to an additional 1,900 shares of Series B Preferred Stock upon reaching certain gross revenue benchmarks).

The Company accounted for the acquisition utilizing the purchase method of accounting in accordance with ASC 805 “Business Combinations”. Accordingly, the Company applied push–down accounting and adjusted to fair value all of the assets acquired directly on the financial statements of the majority owned subsidiary, Aphrodite’s Marketing.

The Company accounted for the value under ASC 805-50-30-2 “Business Combinations” whereby if the consideration is not in the form of cash, the measurement is based on either the cost which shall be measured based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and thus more reliably measurable. The consideration of 3,000 Series B Convertible Preferred Stock was convertible at 51,084,935 shares of common stock at the time of closing. Additionally, since the Series B Convertible Preferred Stock could increase in value over the 18-month exercise period and such terms does not contain an explicit limit in the number of common stock to be delivered upon conversion, the Company accounted for the embedded conversion option in the 3,000 Series B Convertible Preferred Stock issued under the Acquisition Agreement as derivative liabilities. The Company determined that there is a 20% probability of achieving the post-acquisition milestones to earn the Additional Shares.

The Company deemed that the fair value of the consideration given was $0.013 per share based on the quoted trading price on the date of the closing amounting to $664,105 which is more clearly evident and more reliable measurement basis. During year 2021, the Company recorded $821,739 of fair value from the embedded conversion options in the 3,000 Series B Convertible Preferred Stock and 20% probability of achieving the Additional Shares as derivative liability.

The estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of the acquisition date to estimate the fair value of assets acquired and liabilities assumed. The Company believes that information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

The consideration paid by the Company as follows:

Equity instrument (3,000 Series B Convertible Preferred Stock)	$664,105
Embedded conversion options in the 3,000 Series B Convertible Preferred Stock and 20% probability of achieving the Additional Shares	821,739
Fair value of total consideration transferred	$1,485,844

The net purchase price paid by the Company was allocated to assets acquired and liabilities assumed on the records of the Company as follows:

Current assets (including cash of $60,287)	$1,597,389
Liabilities assumed (including loans payable of $2,304,438 and note payable- long term of $150,000)	(3,737,682)
Total identifiable net liabilities	(2,140,293)
Non-controlling interest in Aphrodite’s Marketing	-
Intangible assets (relating to form of employment contracts and Aphrodite name with estimated three-year life) (1)	725,867
Goodwill	2,900,270
Total	$1,485,844

Acquisition related cost (legal and audit fees included in professional and consulting expenses during year 2021)	$54,360

(1)For year ended December 31, 2022 and 2021, amortization of intangible assets amounted to $241,956 and $214,592, respectively.

GearBubble Tech, Inc.

Pursuant to the terms of the May 6, 2021 Binding Letter of Intent, on July 1, 2021 (“Closing”), the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GearBubble, Inc., a Nevada corporation, (“GearBubble”), pursuant to which the shareholders of GearBubble (the “Equity Recipients”) agreed to sell 100% of the issued and outstanding shares of GearBubble to a subsidiary of the Company known as GearBubble Tech, Inc., a Wyoming corporation (the “Merger Sub”) in exchange for $3,162,000 (the “Cash Purchase Price”), which shall be paid as follows: a) $2,000,000 (which was paid in cash at Closing), b) $1,162,000 to be paid in 15 equal installments, and c) 49,000 of the 100,000 authorized shares of the Merger Sub, such that upon the Closing, 51% of the Merger Sub shall be owned by the Company, and 49% of the Merger Sub shall be owned by the GearBubble Shareholders. Accordingly, the Company owns 51% of GearBubble Tech.

Under the terms of the Merger Agreement, the GearBubble Shareholders also have an opportunity to earn shares of the Company’s common stock (“BRGO Incentive Common Shares”) if certain revenue and net income benchmarks are met by Merger Sub in the three years following the Closing of the Acquisition Agreement.

The Merger Agreement requires that following the Closing of the Merger Agreement, Donald Wilson, the President and CEO of GearBubble, and certain other key employees of Acquisition Sub shall receive employment agreements from Acquisition Sub with respect to their continued employment (the “Employment Agreements”) which will allow such key employees to participate in any employee stock ownership plan (“ESOP”) as offered to other Company’s subsidiary employees from time to time) to make certain that current personnel operating the business of GearBubble shall remain in place for all departments of the business of GearBubble post-closing of the Acquisition.

At the Closing, the Equity Recipients will grant the Company the right of first refusal (the “First Refusal Right”) to purchase the Transfer Shares for cash. The aggregate cash price for the Transfer Shares shall equal (i) the average of a minimum of two (2) and a maximum of three (3) independent valuations of Merger Sub, each as of the date when the Company notifies the Equity Recipients of its intent to exercise the First Refusal Right, and each of which shall be undertaken by an independent valuation firm (to be identified by the Company and mutually acceptable to the Equity Recipients), multiplied by (ii) 49%. If the First Refusal Right has not been exercised and the Equity Recipients have not otherwise had a liquidity event with respect to the Merger Sub prior to such date, each Equity Recipient will

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

have a one-time put right (the “Put Right”) that, if elected by such Equity Recipient, would obligate the Company to buy the Transfer Shares held by such Equity Recipient for cash at a price per Transfer Share based upon the independent fair market valuation per share as determined by an independent valuation firm (chosen in the same manner as set forth in the prior sentence).

The consideration paid by the Company as follows:

Cash	$2,000,000
Promissory note	1,162,000
Fair value of total consideration transferred	$3,162,000

The net purchase price paid by the Company was allocated to assets acquired and liabilities assumed on the records of the Company as follows:

Current assets (including cash of $1,161,476)	$1,201,476
Equipment, net	4,412
Liabilities assumed	(458,628)
Total identifiable net assets	747,260
Non-controlling interest in GearBubble Tech	(366,157)
Goodwill	2,780,897
Total	$3,162,000

Acquisition related cost (legal and audit fees included in professional and consulting expenses during year 2021)	$47,100

Note 14 - Income Taxes

The foregoing amounts are management’s estimates and the actual results could differ from those estimates. Future profitability in this competitive industry depends on continually obtaining and fulfilling new profitable sales agreements and modifying products. The inability to increase sales could reduce estimates of future profitability, which could affect the Company’s ability to realize the deferred tax assets. Significant components of the Company’s deferred tax assets and liabilities are summarized as follows:

	December 31,	December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$2,141,771	$1,761,274
Deferred compensation	83,106	90,002
Deferred tax asset	2,224,877	1,851,277
Less valuation allowance	(2,224,877)	(1,851,277)

Deferred tax asset, net	$-	$-

Based upon the net losses historically incurred and, the prospective global economic conditions, management believes that it is not more likely than not that the deferred tax asset will be realized and has provided a valuation allowance of 100% of the deferred tax asset.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

A reconciliation of the income tax (benefit) provision for the years ended December 31, 2022 and 2021 to the income tax (benefit) provision recognized in the financial statements is as follows:

	December 31, 2022	December 31, 2021
U.S. statutory federal rate	21%	21%
State income tax rate, net of federal benefit	6%	6%
Change in valuation allowance	(27%)	(27%)

Effective tax rate	-	-

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act decreases the U.S. corporate federal income tax rate from a maximum of 34% to a flat 21% effective January 1, 2018. The Act also includes a number of other provisions including, among others, the elimination of net operating loss carrybacks and limitations on the use of future losses, the repeal of the Alternative Minimum Tax regime and the repeal of the domestic production activities deduction. These provisions are not expected to have a material effect on the Corporation. Given the significant complexity of the Act and anticipated additional implementation guidance from the Internal Revenue Service, further implications of the Act may be identified in future periods.

The Company provided a valuation allowance equal to the deferred income tax asset for the year ended December 31, 2022 and 2021 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The increase in the allowance was $370,600 in fiscal 2022. The potential tax benefit arising from the loss carryforward of approximately $4,474,000 accumulated through December 31, 2017 will expire in 2037 and the fiscal 2018 through 2022 net operating loss carryforward of approximately $3,764,000 may be carried forward indefinitely.

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to an annual limitation as a result of ownership changes or business changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance. The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2020, 2021 and 2022 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

Note 15 - Subsequent Events

Advance Agreement

In January 2023, the Company’s majority owned subsidiary, Aphrodite’s Marketing, executed a merchant cash advance agreement with Square Advance. Under the agreement, the Company sold an aggregate of $245,000 in future receivables for a purchase amount of $175,000. The aggregate principal amount is payable in daily instalments totaling $1,884.62 until such time that the obligation is fully satisfied for approximately 130 days. The Company has received $168,000 (net of debt cost fee of $7,000 which was amortized immediately to interest expense). This loan is guaranteed by the CEO of the Company and Jonathan Foltz.

Increase in Authorized Shares and Certificate of Designation of Series E 3% Preferred Stock

On March 24, 2023, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation and reflected the increase in the authorized shares of common stock from 15,000,000,000 shares to 25,000,000,000 shares.

On March 24, 2023, the Company filed a Certificate of Designation for Series E Preferred Stock with the Wyoming Secretary of State, designating 2,500,000 shares of preferred stock as Series E Preferred Stock.

Designation. The Company has designated 2,500,000 shares of preferred stock as Series E Preferred Stock. Each share of Series E Preferred Stock has a par value of $0.00001 per share and a stated value of $1.00 (the “Stated Value”).

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

Voting Rights. The Series E Preferred Stock shall have no right to vote on any matters requiring shareholder approval or any matters on which the shareholders are permitted to vote.

Dividends. Each share of Series E Convertible Preferred Stock is entitled to an annual dividend equal to 3% of the stated value which shall be cumulative, payable solely upon redemption, liquidation or conversion. Upon the occurrence of an event of default, the dividend rate shall automatically increase to 18%.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or upon any deemed liquidation event, after payment or provision for payment of debts and other liabilities of the Company and after payment or provision for ay liquidation preference payable to the holders of any preferred stock ranking senior upon liquidation to the Series E Preferred Stock, if any, but prior to any distribution or payment made to the holders of common stock or the holders of the preferred stock ranking junior upon liquidation to the Series E Preferred Stock, the holders will be entitled to be paid out of the assets of the Company available for distribution an amount equal to the stated value plus any accrued but unpaid dividends, default adjustment, if applicable, and any other fees (collectively the “Adjustment Amount”).

No Conversion Right. The Holder shall have no right at any time, to convert all or any part of the outstanding Series E Preferred Stock into shares of common stock.

Mandatory Redemption by the Company. On the date which is the earlier of: (i) December 31, 2023; and (ii) upon the occurrence of an Event of Default ((i) or (ii), the Mandatory Redemption Date the Company shall redeem all of the shares of Series E Preferred Stock of the Holders. Within five (5) days of the Mandatory Redemption Date, the Company shall make payment to each Holder of an amount in cash, or kind, equal to (i) the total number of Series E Preferred Stock held by the applicable Holder, multiplied by (ii) the then current Stated Value (including but not limited to the addition of any accrued, unpaid dividends and the Default Adjustment, if applicable) (the "Mandatory Redemption Amount”). The value of any payment in kind shall be as agreed between the Company and respective the Holder.

Default Adjustment. Upon the occurrence and during the continuation of any Event of Default (other than as set forth in Section 8ai of the amendment which is the failure to redeem), the Stated Value shall immediately be increased to $1.50 per share of Series E Preferred Stock; and upon the occurrence and during the continuation of any Event of Default specified in Section 8ai which is the failure to redeem, the Stated Value shall immediately be increased to $2.00 per share of Series E Preferred Stock (the amounts referred to herein shall be referred to collectively as the “Default Adjustment”). In the event of a Default Adjustment, the Company shall immediately, upon the demand of the Majority Holders, redeem the issued and outstanding Series E Preferred Stock and pay to the Holders the amount which is equal to (i) the number of shares of Series E Preferred Stock held by such Holders multiplied by (ii) the Stated Value plus any Adjustment Amount. Upon any Event of Default set forth in Section 8(A)(ix), provided that there is no other default, no Default Adjustment shall occur; however, the Company shall immediately, upon the demand of the Majority Holders, redeem the issued and outstanding Series E Preferred Stock and pay to the Holders the amount which is equal to (i) the number of shares of Series E Preferred Stock held by such Holders multiplied by (ii) the Stated Value plus any Adjustment Amount.

Exchange Agreement

On March 24, 2023, the Company and Trillium Partners, L.P. (the “Holder”) entered into an Exchange Agreement whereby the Holder will exchange (the “Exchange”) 317,000 Series D Preferred Stock of the Company for 317,000 Series E Preferred Stock of the Company for shares of the Company’s Series E Preferred stock which shall have the rights and preferences in the Certificate of Designation of the Series E Preferred Stock as discussed above and for no other consideration.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS:

Current assets:
Cash	$113,972	$464,248
Accounts receivable	160,009	119,931
Inventory	2,885,975	2,855,585
Prepaid expenses and other current assets	2,600	700
Total current assets	3,162,556	3,440,464

Property and equipment, net	45,283	50,164
Goodwill	5,681,167	5,681,167
Intangible assets, net	208,830	269,319
Operating lease right of use assets	110,201	24,595
Investment in unconsolidated affiliate	6,603	6,603

Total Assets	$9,214,640	$9,472,312

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Accounts payable and accrued liabilities	$1,879,864	$1,851,432
Bank overdraft	-	11,582
Accrued compensation - CEO	349,264	319,640
Notes payable - current portion, net of debt discount	818,656	702,504
Convertible notes payable, net of debt discount	38,864	19,324
Loans and advances payable including accrued interest	1,282,569	1,072,089
Advances from CEO and accrued interest	261,810	142,854
Derivative liability - convertible debt	119,519	108,594
Derivative liability - acquisition	133,140	7,914
Operating lease liabilities - current	32,216	18,072
Total current liabilities	4,915,902	4,254,005

Long-term liabilities:
Notes payable - long-term	261,344	259,496
Operating lease liabilities - long-term	77,985	6,524
Total long term liabilities	339,329	266,020

Total Liabilities	5,255,231	4,520,025

Preferred stock - Series E - $0.00001 par value, 2,500,000 shares authorized, 317,000 shares and none shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively ($1 per share liquidation value)	317,000	-

Commitments and contingencies	-	-

The accompanying unaudited condensed notes are an integral part of these unaudited condensed consolidated financial statements.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

- CONTINUED -

	March 31, 2023	December 31, 2022
	(Unaudited)
Stockholders’ equity
Preferred stock 10,000,000 shares authorized Series A preferred stock - $0.001 par value, 75 shares authorized, 75 and 75 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	-	-
Convertible Series B preferred stock - $0.00001 par value, 4,900 shares authorized, 3,000 and 3,000 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively ($100 per share liquidation value)	-	-
Convertible Series C preferred stock - $0.00001 par value, 5,000,000 shares authorized, no shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively ($100 per share liquidation value)	-	-
Convertible Series D preferred stock - $0.00001 par value, 2,500,000 shares authorized, 957,000 and 1,274,000 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively ($1 per share liquidation value)	10	13
Common stock, $0.00001 par value; 25,000,000,000 shares authorized, 12,319,522 and 12,316,954 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	123	123
Common stock issuable (1,000,000) shares as of March 31, 2023 and December 31, 2022	10	10
Additional paid-in capital	25,785,891	26,102,888
Accumulated deficit	(20,283,316)	(19,605,358)
Total Bergio International, Inc. stockholders’ equity	5,502,718	6,497,676

Non-controlling interest in subsidiaries	(1,860,309)	(1,545,389)

Total Stockholders’ equity	3,642,409	4,952,287

Total Liabilities and Stockholders’ Equity	$9,214,640	$9,472,312

The accompanying unaudited condensed notes are an integral part of these unaudited condensed consolidated financial statements.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2023	2022

Net revenues	$1,388,363	$1,956,501
Net revenues - related parties	-	139,050
Total net revenues	1,388,363	2,095,551

Cost of revenues	768,661	1,246,737

Gross profit	619,702	848,814

Operating expenses:
Selling and marketing expenses	360,180	721,104
Professional and consulting expenses	532,274	553,952
Compensation and related expenses	168,202	280,018
General and administrative expenses	226,127	257,697

Total operating expenses	1,286,783	1,812,771

Loss from operations	(667,081)	(963,957)

Other income (expenses)
Interest expense	(157,458)	(1,095,233)
Derivative expense	-	(16,900)
Amortization of debt discount and deferred financing cost	(19,541)	(317,840)
Loss from foreign currency transactions	(1,744)	(3,925)
Fraud loss caused by computer hackers	-	(19,400)
Change in fair value of derivative liabilities	(136,151)	177,216
Interest income	-	164
Other income	-	11,809
Gain from extinguishment of debt, net	-	149,755
Total other expenses, net	(314,894)	(1,114,354)

Loss before provision for income taxes	(981,975)	(2,078,311)

Provision for income taxes	-	-

Net loss	(981,975)	(2,078,311)

Losses attributable to non-controlling interest	314,920	492,725

Net loss attributable to Bergio International, Inc.	$(667,055)	$(1,585,586)

Deemed dividend	-	(815,000)

Net loss available to Bergio International, Inc. common stockholders	$(667,055)	$(2,400,586)

Net loss per common share:
Basic and diluted	(0.05)	(0.60)

Weighted average common shares outstanding:
Basic and diluted	12,319,522	4,013,589

The accompanying unaudited condensed notes are an integral part of these unaudited condensed consolidated financial statements.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Three Months Ended March 31, 2023 and 2022

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series D Preferred Stock		Common Stock		Common Stock Issuable
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Non-controlling Interest	Total Stockholders’ Equity (Deficit)

Balance, December 31, 2022	75	$-	3,000	$-	1,274,000	$13	12,316,954	$123	1,000,000	$10	$26,102,888	$(19,605,358)	$(1,545,389)	$4,952,287

Series D preferred stock exchange for Series E preferred stock	-	-	-	-	(317,000)	(3)	-	-	-	-	3	-	-	-
Reclassification of Series E preferred stock to mezzanine debt	-	-	-	-	-	-	-	-	-	-	(317,000)	-	-	(317,000)
Fractional shares due to 1:500 reverse stock split	-	-	-	-	-	-	2,568	-	-	-	-	-	-	-
Dividends on preferred stock	-	-	-	-	-	-	-	-	-	-	-	(10,903)	-	(10,903)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(667,055)	(314,920)	(981,975)
Balance, March 31, 2023	75	$-	3,000	$-	957,000	$10	12,319,522	$123	1,000,000	$10	$25,785,891	$(20,283,316)	$(1,860,309)	$3,642,409

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock		Common Stock Issuable
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid In Capital	Treasury Stock	Accumulated Deficit	Non-controlling Interest	Total Stockholders’ Equity (Deficit)

Balance, December 31, 2021	75	$-	3,000	$-	5	$-	-	$-	2,433,039	$24	32,044	$-	$18,646,446	$103,700	$(14,452,396)	$(557,472)	$3,740,303

Series D preferred stock issued for cash, net of offering cost	-	-	-	-	-	-	855,000	9	-	-	-	-	814,991	-	-	-	815,000
Deemed dividend upon issuance of Series D preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	815,000	-	(815,000)	-	-
Issuance of common stock for debt conversion including accrued interest and fees	-	-	-	-	-	-	-	-	2,825,354	28	-	-	2,285,628	-	-	-	2,285,656
Accretion of stock-based compensation for services	-	-	-	-	-	-	-	-	-	-	-	-	15,621	-	-	-	15,621
Dividends on preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(6,563)	-	(6,563)
Cancellation of treasury stock	-	-	-	-	-	-	-	-	-	-	-	-	103,700	(103,700)	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	-		-	(1,585,586)	(492,725)	(2,078,311)
Balance, March 31, 2022	75	$-	3,000	$-	5	$-	855,000	$9	5,258,393	$53	32,044	$-	$22,681,386	$-	$(16,859,545)	$(1,050,197)	$4,771,706

The accompanying unaudited condensed notes are an integral part of these unaudited condensed consolidated financial statements.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to Bergio International, Inc.	$(667,055)	$(1,585,586)
Adjustments to reconcile net loss to net cash used in operating activities
Non-controlling interest in subsidiaries	(314,920)	(492,725)
Amortization expense	60,489	60,489
Depreciation expense	9,781	10,557
Stock-based compensation	-	15,621
Amortization of debt discount and deferred financing costs	19,541	317,840
Derivative expense	-	16,900
Change in fair value of derivative liabilities	136,151	(177,216)
Gain from extinguishment of debt	-	(149,755)
Non-cash interest upon conversion of debt	-	1,025,660
Amortization of right of use assets	4,225	(23,545)
Change in operating assets and liabilities:
Accounts receivable	(40,078)	(31,416)
Inventory	(30,390)	95,313
Prepaid expenses and other current assets	(1,900)	19,186
Accounts payable and accrued liabilities	153,843	(266,140)
Bank overdraft	(11,582)	-
Accrued compensation - CEO	29,624	-
Operating lease obligations	(4,225)	23,544
Subscription payable	-	70,000
NET CASH USED IN OPERATING ACTIVITIES	(656,496)	(1,071,273)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,900)	-
NET CASH USED IN INVESTING ACTIVITIES	(4,900)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of preferred stock, net of offering cost	-	815,000
Proceeds from loans and advances payable	487,123	381,600
Proceeds from convertible notes, net of debt issuance cost	-	76,250
Repayment on note payable	-	(154,934)
Repayment on loans and advances payable	(288,378)	(336,553)
Repayment on secured notes payable	-	(110,000)
Advance from (payments to) Chief Executive Officer, net	112,375	(97,430)
NET CASH PROVIDED BY FINANCING ACTIVITIES	311,120	573,933

NET CHANGE IN CASH AND CASH EQUIVALENTS:	(350,276)	(497,340)
CASH AND CASH EQUIVALENTS – beginning of period	464,248	1,093,195
CASH AND CASH EQUIVALENTS – end of period	$113,972	$595,855

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Non-cash investing and financing activities:
Issuance of common stock issued for convertible debt, loans payable, and accrued interest	$-	$1,259,996
Deemed dividend upon issuance of Series D preferred stock	$-	$815,000
Initial amount of ROU asset and related liability	$89,830	$-
Initial derivative liability recorded in connection with convertible notes payable	$-	$76,250

The accompanying unaudited condensed notes are an integral part of these unaudited condensed consolidated financial statements.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Note 1 - Nature of Operations and Basis of Presentation

Organization and Nature of Operations

Bergio International, Inc. (the “Company”) was incorporated in the State of Delaware on July 24, 2007 under the name Alba Mineral Exploration, Inc. On October 21, 2009, as a result of a Share Exchange Agreement, the corporation’s name was changed to Bergio International, Inc. On February 19, 2020, the Company changed its state of incorporation to Wyoming. The Company is engaged in the product design, manufacturing, distribution of fine jewelry primarily in the United States and is headquartered in Fairfield, New Jersey. The Company’s intent is to take advantage of the Bergio brand and establish a chain of retail stores worldwide. The Company’s branded product lines are products and/or collections designed by the Company’s designer and CEO, Berge Abajian, and will be the centerpiece of the Company’s retail stores.

On February 10, 2021, the Company entered into an Acquisition Agreement (“Acquisition Agreement”) with Digital Age Business, Inc., a Florida corporation, (“Digital Age Business”), pursuant to which the shareholders of Digital Age Business agreed to sell all of the assets and liabilities of its Aphrodite’s business to a subsidiary of the Company known as Aphrodite’s Marketing, Inc. (“Aphrodite’s Marketing”), a Wyoming corporation in exchange for Series B Preferred Stock of the Company. The Company owns 51% of Aphrodite’s Marketing.

On July 1, 2021 (“Closing”), the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GearBubble, Inc., a Nevada corporation, (“GearBubble”), pursuant to which the shareholders of GearBubble (the “Equity Recipients”) agreed to sell 100% of the issued and outstanding shares of GearBubble to a subsidiary of the Company known as GearBubble Tech, Inc. (“GearBubble Tech”), a Wyoming corporation in exchange for $3,162,000 (the “Cash Purchase Price”), which shall be paid as follows: a) $2,000,000 (which was paid in cash at Closing), b) $1,162,000 to be paid in 15 equal installments, and c) 49,000 of the 100,000 authorized shares of the Merger Sub, such that upon the Closing, 51% of the Merger Sub shall be owned by the Company, and 49% of the Merger Sub shall be owned by the GearBubble Shareholders. The Company owns 51% of GearBubble Tech.

On March 24, 2021, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation. The amendment reflected the increase in the authorized shares of common stock from 1,000,000,000 shares to 3,000,000,000 shares. On July 9, 2021, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation. The amendment reflected the increase in the authorized shares of common stock from 3,000,000,000 shares to 6,000,000,000 shares. On April 28, 2022, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation and reflected the increase in the authorized shares of common stock from 6,000,000,000 shares to 9,000,000,000 shares.

On September 26, 2022, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation and reflected the increase in the authorized shares of common stock from 9,000,000,000 shares to 15,000,000,000 shares. In March 2023, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation and reflected the increase in the authorized shares of common stock from 15,000,000,000 shares to 25,000,000,000 shares. In the same Articles of Amendment, the Company filed for a reverse split of the Company’s common stock, at the ratio of 1 for 500 (the “Reverse Stock Split”), which was declared effective by Financial Industry Regulatory Authority (“FINRA”) effective April 17, 2023. All share and per-share data and amounts have been retroactively adjusted as of the earliest period presented in the unaudited condensed consolidated financial statements to reflect the Reverse Stock Split.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information, which includes consolidated interim financial statements and present the consolidated interim financial statements of the Company and its wholly-owned and majority-owned subsidiaries as of March 31, 2023. All intercompany transactions and balances have been eliminated. In the opinion of management, all adjustments necessary to present fairly our financial position, results of operations, and cash flows have been made. Those adjustments consist of normal and recurring adjustments. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2022, and footnotes thereto included in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 30, 2023 (the “Annual Report”). The results of operations for the three months ended March 31, 2023, are not necessarily indicative of the results to be expected for the full year.

Impact of the COVID-19 Coronavirus

The Company’s operations have been affected by the recent and ongoing outbreak of the coronavirus disease 2019 (COVID-19) which in March 2020, was declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it has resulted in a material adverse impact on the Company’s financial position, operations and cash flows. Areas affected include, but are not limited to, disruption to the Company’s customers and revenue, including a significant disruption in consumer demand and accessories, labor workforce, inability of customers to pay outstanding accounts receivable due and owing to the Company as they limit or shut down their businesses, customers seeking relief or extended payment plans relating to accounts receivable due and owing to the Company, unavailability of products and supplies used in operations, and the decline in value of assets held by the Company, including property and equipment. As such, the comparability of the Company’s operating results has been affected by significant adverse impacts related to the COVID-19 pandemic.

The Company has increased its online presence to minimize the impact of having to close its retail stores as well as directing efforts towards its wholesale operations. The Company increased its online presence through its majority-owned subsidiaries, Aphrodite’s Marketing and GearBubble Tech.

Non-controlling Interest in Consolidated Financial Statements

In December 2007, the Financial Accounting Standard Board (“FASB”) issued ASC 810-10-65, “Non-controlling Interests in consolidated financial statements, an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). This ASC clarifies that a non-controlling (minority) interest in a subsidiary is an ownership interest in the entity that should be reported as equity in the unaudited condensed consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and non-controlling interest, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and to the non-controlling interest. In accordance with ASC 810-10- 45-21, those losses attributable to the parent and the non-controlling interest in subsidiaries may exceed their interests in the subsidiary’s equity. The excess and any further losses attributable to the parent and the non-controlling interest shall be attributed to those interests even if that attribution results in a deficit non-controlling interest balance.

On February 9, 2021, the Company entered into an Acquisition Agreement which resulted to the acquisition of 51% interest in Aphrodite’s Marketing. Additionally, on July 1, 2021, the Company entered into a Merger Agreement with GearBubble which resulted to the acquisition of 51% interest in the Merger Sub, GearBubble Tech. As of March 31, 2023 and December 31, 2022, the Company recorded a non-controlling interest balance of $(1,860,309) and $(1,545,389), respectively, in connection with the majority-owned subsidiaries, Aphrodite’s Marketing and GearBubble Tech as reflected in the accompanying unaudited condensed consolidated balance sheet and losses

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

attributable to non-controlling interest of $314,920 and $492,725 during the three months ended March 31, 2023 and 2022, respectively as reflected in the accompanying unaudited condensed consolidated statements of operations.

Note 2 - Going Concern

These unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying unaudited condensed consolidated financial statements, the Company had a net loss attributable to Bergio International, Inc. and cash used in operations of $667,055 and $656,496, respectively, for the three months ended March 31, 2023. Additionally, the Company had an accumulated deficit of approximately $20,283,316 million and working capital deficit of $1,753,346 at March 31, 2023. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. Management cannot provide assurance that the Company will ultimately achieve profitable operations or become cash flow positive or raise additional capital pursuant to debt or equity financings. The Company may seek to raise additional capital through additional debt and/or equity financings to fund its operations in the future; however, no assurance can be provided that the Company will be able to raise additional capital on favorable terms, or at all. If the Company is unable to raise additional capital or secure additional lending in the future to fund its business plan, the Company may need to curtail or cease its operations.

The Company increased its online presence and provided for the expansion of the Company’s branded product lines. The acquired majority owned subsidiaries, Aphrodite Marketing and GearBubble Tech of which the Company owns 51%, will enhance the Company’s online presence and provide the opportunity for future growth. However, there can be no assurance that this venture will be successful or that the Company can raise the required capital to fund this operation.

These unaudited condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States which includes the Company, its wholly-owned and majority owned subsidiaries as of March 31, 2023. All significant inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from estimates. Significant estimates during the three months ended March 31, 2023 and 2022 include the estimates of useful lives of property and equipment and intangible assets, valuation of the operating lease liability and related right-of-use asset, valuation of derivatives, allowance for uncollectable receivables, valuation of equity based instruments issued for other than cash, the fair value of warrants issued with debt, the valuation allowance on deferred tax assets, and stock-based compensation.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Revenue Recognition

The Company applies ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most of the existing revenue recognition guidance. This standard requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and also requires certain additional disclosures.  ASC 606 requires us to identify distinct performance obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. When distinct performance obligations exist, the Company allocates the contract transaction price to each distinct performance obligation. The standalone selling price, or our best estimate of standalone selling price, is used to allocate the transaction price to the separate performance obligations. The Company recognizes revenue when, or as, the performance obligation is satisfied.

Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Also, significant judgment may be required to determine the allocation of transaction price to each distinct performance obligation.

Generally, revenues are recognized at the time of shipment to the customer with the price being fixed and determinable and collectability assured, provided title and risk of loss is transferred to the customer. Provisions, when appropriate, are made where the right to return exists. Shipping and handling costs charged to customers are classified as sales, and the shipping and handling costs incurred are included in cost of sales.

The Company’s subsidiary, GearBubble Tech, recognizes revenue from three sources: (1) e-commerce revenue (2) platform subscription fees and (3) partner and services revenue.

•Revenues are recognized when the merchandise is shipped to the customer and title is transferred and are recorded net of any returns, and discounts or allowances.  Shipping cost paid by customers are primarily for ecommerce sales and are included in revenue. Merchandise sales are fulfilled with inventory sourced through our suppliers. Therefore, the Company’s contracts have a single performance obligation (shipment of product).

The Company evaluates the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, in determining whether it is appropriate to record the gross amount of merchandise sales and related costs or the net amount earned as commissions. The Company evaluates whether it is appropriate to recognize revenue on a gross or net basis based upon its evaluation of whether the Company obtains control of the specified goods by considering if it is primarily responsible for fulfillment of the promise, has inventory risk, and has the latitude in establishing pricing and selecting suppliers, among other factors. The ecommerce sellers have no further obligation to the customer after the promised goods are transferred to the customer.  Based on its evaluation of these factors, we have determined we are the principal in these arrangements. Through our suppliers, we have the ability to control the promised goods and as a result, the Company records ecommerce sales on a gross basis.

The Company refunds the full cost of the merchandise returned and all original shipping charges if the returned item is defective or we or our partners have made an error, such as shipping the wrong product. If the return is not a result of a product defect or a fulfillment error and the customer initiate a return of an unopened item within 30 days of delivery, for most products we refund the full cost of the merchandise minus the original shipping charge and actual return shipping fees. If our customer returns an item that has been opened or shows signs of wear, the Company issues a partial refund minus the original shipping charge and actual return shipping fees.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

•The Company generally recognizes platform subscription fees in the month they are earned. Annual subscription payments received that are related to future periods are recorded as deferred revenue to be recognized as revenues over the contract term or period.

•Partner and services revenue is derived from: (1) partner marketing and promotion, and (2) non-recurring professional services. Revenue from partner marketing and promotion and non-recurring professional services is recognized as the service is performed.

Cost of revenues

Cost of revenue consists primarily of the cost of the merchandise, shipping fees, credit card processing services, fulfillment cost, ecommerce sellers’ pay-out; costs associated with operation and maintenance of the Company’s platform.

Marketing

The Company applies ASC 720 “Other Expenses” to account for marketing costs. Pursuant to ASC 720-35-25-1, the Company expenses marketing costs as incurred. Marketing costs include advertising and related expenses for third party personnel engaged in marketing and selling activities, including sales commissions, and third-party e-commerce platform fees and selling fees. The Company directs its customers to the Company’s ecommerce platform through social media, digital marketing, and promotional campaigns. Marketing costs were $360,180 and $721,104 for the three months ended March 31, 2023 and 2022, are included in selling and marketing expenses on the unaudited condensed consolidated statement of operations.

Shipping and Handling Costs

The Company accounts for shipping and handling fees in accordance with ASC 606. While amounts charged to customers for shipping products are included in revenues, the related costs of shipping products to customers are classified in selling and marketing expenses as incurred.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. The reclassified amounts have no impact on the Company’s previously reported financial position or results of operations and relates to the presentation of certain selling and marketing expenses previously included in cost of revenues.

Fair Value of Financial Instruments

FASB ASC 820 - Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to the Company on March 31, 2023. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments. FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

The three levels of the fair value hierarchy are as follows:

Level 1:Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2:Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3:Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the unaudited condensed consolidated balance sheets for cash, prepaid expenses and other current assets, accounts payable and accrued liabilities, and accrued compensation approximate their fair market value based on the short-term maturity of these instruments.

In August 2018, the FASB issued ASU 2018-13,” Changes to Disclosure Requirements for Fair Value Measurements”, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Upon adoption, this guidance did not have a material impact on its unaudited condensed consolidated financial statements.

Assets or liabilities measured at fair value or a recurring basis included embedded conversion options in convertible debt and convertible preferred stock and were as follows at:

	March 31, 2023			December 31, 2022
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Total derivative liabilities	$-	$-	$252,659	$-	$-	$116,508

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding equity instruments.

Cash and Cash Equivalents

Cash equivalents are comprised of certain highly liquid instruments with a maturity of three months or less when purchased. The Company did not have any cash equivalents on hand at March 31, 2023 and December 31, 2022. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. To reduce its risk associated with the failure of such financial institutions, the Company evaluates, at least annually, the rating of the financial institutions in which it holds deposits. At March 31, 2023 and December 31, 2022, the Company did not have cash in excess of FDIC limits.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Accounts Receivable

The Company performs ongoing credit evaluations of its customers and adjusts credit limits based on customer payment and current credit worthiness, as determined by review of their current credit information. The Company continuously monitors credit limits for and payments from its customers and maintains provision for estimated credit losses based on its historical experience and any specific customer issues that have been identified. While such credit losses have historically been within the Company’s expectation and the provision established, the Company cannot guarantee that this will continue.

An allowance for doubtful accounts is provided against accounts receivable for amounts management believes may be uncollectible. The Company determines the adequacy of this allowance by regularly reviewing the composition of its accounts receivable aging and evaluating individual customer receivables, considering the customer’s financial condition, credit history and current economic circumstance. While credit losses have historically been within the Company’s expectation and the provision established, the Company cannot guarantee that this will continue. As of March 31, 2023 and December 31, 2022, the allowance for doubtful accounts was $0 for both periods.

Inventory

Inventories consist primarily of finished goods and are stated at the lower of cost or market. Cost is determined using the weighted average method, and average cost is recomputed after each inventory purchase or sale. Inventories are written down if the estimated net realizable value is less than the recorded value, if appropriate.

Long-Lived Assets

The Company assesses the recoverability of the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future, undiscounted cash flows expected to be generated by an asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment losses were recognized for the three months ended March 31, 2023 and 2022.

Property and equipment

Property is carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally three to five years.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 - “Compensation-Stock Compensation”, which requires recognition in the financial statements of the cost of employee, non-employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Derivative Liabilities

The Company has certain financial instruments that are embedded derivatives associated with capital raises and acquisition (see Note 13). The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10 – Derivative and Hedging – Contract in Entity’s Own Equity. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment, or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on debt extinguishment.

In July 2017, FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. These amendments simplify the accounting for certain financial instruments with down-round features. The amendments require companies to disregard the down-round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. For public business entities, the amendments in Part I of the ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018.

Concentration Risk

Concentration of Revenues

For the three months ended March 31, 2023 and 2022, no customer accounted for over 10% of total revenues.

Concentration of Purchases

The Company purchased approximately 18% of its finished products from one vendor during the three months ended March 31, 2023. The Company purchased approximately 44% of its finished products from three vendors (15%, 19% and 10%) during the three months ended March 31, 2022.

Concentration of Accounts Receivable

As of March 31, 2023, accounts receivable amounted to $127,200 and two customers represented 79% (44% and 35%) of this balance. As of December 31, 2022, total accounts receivable amounted to $119,931 and two customers represented 90% (60% and 30%) of this balance.

Recent Accounting Pronouncements

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Note 4 - Property and Equipment

Property and equipment consist of the following:

	March 31, 2023	December 31, 2022

Leasehold improvements	$391,722	$391,722
Office and computer equipment	581,352	581,352
Selling equipment	8,354	8,354
Furniture and fixtures	25,411	20,511

Total at cost	1,006,839	1,001,939
Less: Accumulated depreciation	(961,556)	(951,775)

	$45,283	$50,164

Depreciation expense for the three months ended March 31, 2023 and 2022 was $9,781 and $10,557, respectively.

Note 5 - Net Loss per Share

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the periods presented. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares consist of common stock issuable for stock options and stock warrants (using the treasury stock method), convertible notes and common stock issuable. These common stock equivalents may be dilutive in the future.

The potentially dilutive common stock equivalents as of March 31, 2023 and December 31, 2022 were excluded from the dilutive loss per share calculation as they would be antidilutive due to the net loss as follow:

	March 31, 2023	December 31, 2022
	(Unaudited)
Common Stock Equivalents:
Stock Warrants	3,095,983	3,095,983
Convertible Preferred Stock	13,265,856	16,735,086
Convertible Notes	2,438,462	24,384,615
Total	18,800,301	44,215,684

Note 6 - Convertible Notes Payable

As of March 31, 2023 and December 31, 2022, convertible notes payable consisted of the following:

	March 31, 2023	December 31, 2022
	(Unaudited)
Principal amount	$79,250	$79,250
Less: unamortized debt discount	(40,386)	(59,926)
Convertible notes payable, net	$38,864	$19,324

Boot Capital, LLC

On October 3, 2022, the Company entered into an 8% convertible note in the amount of $79,250 less legal and financing costs of $4,250 for net proceeds of $75,000 with Boot Capital LLC. The principal and accrued interest is payable on or before October 3, 2023. The note may not be prepaid except under certain conditions. Any amount of

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

principal or interest on this note which is not paid when due shall bear interest at the rate of twenty-two percent (22%) per annum from the due date thereof until the same is paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price shall mean 65% multiplied by the average two lowest trading price (representing a discount rate of 35%) during the previous 15 trading day period ending on the latest complete trading day prior to the date of this note. During the first 90 to 180 days following the date of this note, the Company has the right to prepay the principal and accrued but unpaid interest due under this note together with any other amounts that the Company may owe the holder under the terms of the note, at a premium ranging from 120% to 125% as defined in the note agreement. After this initial 180-day period, the Company does not have a right to prepay such note. There were no conversions during the three months ended March 31, 2023. The outstanding balance at March 31, 2023 and December 31, 2022 was $79,250 for both periods. Accrued interest at March 31, 2023 and December 31, 2022 was $3,109 and $1,546, respectively.

Amortization of debt discounts and financing cost

For the three months ended March 31, 2023 and 2022, amortization of debt discounts and financing cost related to all the convertible notes above amounted to $19,541 and $256,765, respectively, which has been amortized and included in amortization of debt discount and deferred financing cost on the accompanying unaudited condensed consolidated statements of operations.

Note 7 - Derivative Liability

The Company applies the provisions of ASC 815-40, Derivatives and Hedging - Contracts in an Entity’s Own Stock, under which convertible instruments that contain terms and provisions which cause the embedded conversion options to be accounted for as derivative liabilities. As a result, embedded conversion options in certain convertible notes and convertible preferred stock are recorded as a liability and are revalued at fair value at each reporting date. As of March 31, 2023 and December 31, 2022, total derivative liabilities amounted $252,659 (consist of derivative liability from convertible debt of $119,519 and derivative liability related to acquisition of Aphrodite’s Marketing $133,140) and $116,508 (consist of derivative liability from convertible debt of $108,594 and derivative liability related to acquisition of Aphrodite’s Marketing $7,914), respectively.

The following is a roll forward for the three months ended March 31, 2023 and for the year ended December 31, 2022 of the fair value liability of price adjustable derivative instruments:

Fair Value of Liability for Derivative Instruments

Balance at December 31, 2021	$978,232
Initial valuation of derivative liabilities included in debt discount	201,250
Initial valuation of derivative liabilities related to issuance of Series B and C Preferred Stock	37,706
Initial valuation of derivative liabilities included in derivative expense	(405,700)
Reclassification of derivative liabilities to gain from extinguishment of debt	(67,284)
Change in fair value of derivative liabilities	(627,696)
Balance at December 31, 2022	116,508
Change in fair value of derivative liabilities	136,151
Balance at March 31, 2023	$252,659

The Company calculates the estimated fair values of the liabilities for derivative instruments using the Black-Scholes pricing model. The closing price of the Company’s common stock at March 31, 2023 and December 31, 2022 was $0.05 for both periods. The volatility, expected remaining term, and risk-free interest rates used to estimate the fair value of derivative liabilities at March 31, 2023 are indicated in the table that follows. The expected term is equal to the remaining term of the convertible instruments and the risk-free rate is based upon rates for treasury securities with the same term.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

	Initial Valuations (on new derivative instruments entered into during the three months ended March 31, 2023)	March 31, 2023
Volatility	-	628% to 637%
Expected Remaining Term (in years)	-	0.08 to 0.51
Risk Free Interest Rate	-	4.74 to 4.94%
Expected dividend yield	-	None

Note 8 - Loans and Advances Payable

Loans and advances payable consisted of the following:

	March 31, 2023	December 31, 2022
	(Unaudited)
Principal amount of loans and advances	$938,359	$839,613
Accrued interest	344,210	232,476
Loans and advances payable	$1,282,569	$1,072,089

Trillium Partners LP

On June 16, 2022, the Company received proceeds related to a loan with Trillium Partners LP in the amount of $100,000. The loan and accrued interest were due on demand. Interest accrued at the rate of 3% per annum. As of December 31, 2022, the principal balance was $100,000. Accrued interest amounted to $4,340 at December 31, 2022. During the three months ended March 31, 2023, the Company reclassed such loan to note payable upon the receipt of a secured promissory note (see Note 9).

Jonathan Foltz

The Company’s majority owned subsidiary, Aphrodite’s Marketing, has a loan with Jonathan Foltz, the President and CEO of Digital Age Business. On February 10, 2021, upon the acquisition of Aphrodite’s Marketing, the Company assumed an outstanding balance of $75,500 with Jonathan Foltz. During the year ended December 31, 2022, the Company received $90,150 and repaid back $25,239 related to this loan. Additionally, during the year ended December 31, 2022, Nationwide has assumed $65,513 of this loan. As of December 31, 2022, the outstanding balance is $81,534. During the three months ended March 31, 2023, the Company has received $37,572 and repaid back $1,611 related to this loan. As of March 31, 2023 and December 31, 2022, the outstanding balance is $117,495 and $81,534, respectively.

Nationwide Transport Service, LLC (“Nationwide”)

Through the Company’s majority owned subsidiary, Aphrodite’s Marketing, has loan agreements with Nationwide dated in October 2020 and November 2020. Nationwide is owned by the father of Jonathan Foltz. On February 10, 2021, upon the acquisition of Aphrodite’s Marketing, the Company assumed an outstanding balance of $545,720 with Nationwide. Aphrodite’s Marketing did not make the required installment payments pursuant to the loan agreements from December 2020 to February 2021 and as such these loans are currently in default. Interest on defaulted amount ranges from 1% to 3% per month. During the year ended December 31, 2022, the Company repaid back $150,000 related to this loan. Additionally, during the year ended December 31, 2022, Nationwide assumed a total of $106,000 of loans related to Digital Age Business and Jonathan Foltz. As of December 31, 2022, the outstanding balance is $608,500 including accrued interest of $77,718. As of March 31, 2023, the outstanding balance is $628,187 including accrued interest of $97,406.

Amazon Capital Services, Inc.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

In July 2022, the Company’s majority owned subsidiary, Aphrodite’s Marketing, entered into a loan agreement with Amazon Capital Services, Inc. (“Amazon”) for a loan amount of $64,000. The loan bears an annual interest rate of 12% and has a loan term of 6 months from date of the loan. During the year ended December 31, 2022, the Company repaid back $55,531 related to this loan. As of December 31, 2022, the outstanding balance is $11,001 including accrued interest of $2,532. During the three months ended March 31, 2023, the Company has repaid back $11,085 related to this loan. As of March 31, 2023, the outstanding balance is $0.

Bluevine Capital, Inc.

In August 2022, the Company’s majority owned subsidiary, Aphrodite’s Marketing, entered into a line of credit agreement with Bluevine Capital, Inc. (“Bluevine”) for up to a loan amount of $200,000. The loan bears weekly interest rate of 0.54% and an upfront fee of 1.6% which were deducted from the loan amount. The loans are repaid in 26 weekly installments from the date of the loan.  During the year ended December 31, 2022, the Company has drawn a total loan of $200,000 and repaid back $112,412. As of December 31, 2022, the outstanding balance is $87,588. During the three months ended March 31, 2023, the Company has drawn a total loan of $75,000 and repaid back $80,424. As of March 31, 2023, the outstanding balance is $82,164.

Square Advance

In September 2022, the Company’s majority owned subsidiary, Aphrodite’s Marketing, executed a merchant cash advance agreement (the “First Advance”) with Square Advance. Under the agreement, the Company sold an aggregate of $174,875 in future receivables for a purchase amount of $125,000. The aggregate principal amount is payable in weekly instalments totaling $7,286 until such time that the obligation is fully satisfied for approximately 6 months. During the year ended December 31, 2022, the Company received $118,750 (net of debt cost fee of $6,250 which was amortized immediately to interest expense) and repaid back $97,638 related to this loan advance. This loan is guaranteed by the CEO of the Company and Jonathan Foltz. During the year ended December 31, 2022, interest expense incurred related to this advance amounted to $31,171.

In January 2023, the Company’s majority owned subsidiary, Aphrodite’s Marketing, executed a merchant cash advance agreement with Square Advance. Under the agreement, the Company sold an aggregate of $245,000 in future receivables for a purchase amount of $175,000. The aggregate principal amount is payable in daily instalments totaling $1,884.62 until such time that the obligation is fully satisfied for approximately 130 days. The Company has received $168,000 (net of debt cost fee of $7,000 which was amortized immediately to interest expense) of which $59,749 was used to pay the remaining balance of the First Advance.  This loan is guaranteed by the CEO of the Company and Jonathan Foltz.

During the three months ended March 31, 2023, interest expense incurred related to these advances amounted to $52,985. As of March 31, 2023 and December 31, 2022, the outstanding balance is $143,555 and $58,533, respectively.

EAdvance Services

In November 2022, the Company’s majority owned subsidiary, Aphrodite’s Marketing, executed a purchase and sale of future receipt agreement with EAdvance Services. Under the agreement, the Company sold an aggregate of $213,900 in future receipt or receivables for a purchase amount of $155,000. The aggregate principal amount is payable in daily instalments of $1,782 until such time that the obligation is fully satisfied for approximately 4 months. During the year ended December 31, 2022, the Company received $150,350 (net of debt cost fee of $4,650 which was amortized immediately to interest expense) and repaid back $43,659 related to this loan. This loan is guaranteed by the CEO of the Company. During the year ended December 31, 2022, interest expense incurred related to this advance amounted to $13,592. As of December 31, 2022, the outstanding balance is $124,933.

During the three months ended March 31, 2023, repaid back $72,498 related to this loan. During the three months ended March 31, 2023, interest expense incurred related to this advance amounted to $29,450. As of March 31, 2023, the outstanding balance is $81,885.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Parkside Funding Group LLC

In February 2023, the Company’s majority owned subsidiary, Aphrodite’s Marketing, executed a purchase and sale of future receipt agreement with Parkside Funding Group LLC. Under the agreement, the Company sold an aggregate of $217,500 in future receipt or receivables for a purchase amount of $150,000. The aggregate principal amount is payable in daily instalments of $1,977 until such time that the obligation is fully satisfied for approximately 4 months. This loan is guaranteed by the CEO of the Company and Jonathan Foltz. During the three months ended March 31, 2023, the Company received $142,500 (net of debt cost fee of $7,500 which was amortized immediately to interest expense) and repaid back $44,546 related to this loan. As of March 31, 2023, the outstanding balance is $105,454.

Marcus by Goldman Sachs

In February 2023, the Company’s majority owned subsidiary, Aphrodite’s Marketing, entered into a line of credit agreement with Marcus by Goldman Sachs (“Marcus”) for up to a loan amount of $125,000. The loan bears an annual interest rate of 9.99%. The amount due is 2% of the principal balance plus any fees and amounts that weren’t paid during the prior statement periods. During the repayment period, the amount due is the total outstanding balance at the end of the draw period divided into 26 equal payments that, if made in-full and on-time, bring the balance to zero over the next year.  During the three months ended March 31, 2023, the Company has drawn a total loan of $125,000 and repaid back $2,000. As of March 31, 2023, the outstanding balance is $123,828, including accrued interest of $828.

Note 9 - Notes Payable

Notes payable is summarized below:

	March 31, 2023	December 31, 2022
	(Unaudited)
Principal amount	$1,080,000	$962,000
Less: current portion	(818,656)	(702,504)
Notes payable - long term portion	$261,344	$259,496

Minimum principal payments under notes payable are as follows:

Year ended December 31, 2023 - remainder	$829,012
Year ended December 31, 2024	15,492
Year ended December 31, 2025	15,492
Year ended December 31, 2026	15,492
Year ended December 31, 2027	15,492
Year ended December 31, 2028 and thereafter	189,020
Total principal payments	$1,080,000

On July 6, 2020, entered into a Loan Authorization and Agreement (“SBA Loan Agreement”) with the Small Business Association (“SBA”) in the amount of $114,800 under the SBA’s Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic. Pursuant to the SBA Loan Agreement, the Company received an advance of $114,800, to be used for working capital purposes only. Pursuant to the SBA Loan Agreement, the Company executed; (i) a note for the benefit of the SBA (“SBA Note”), which contains customary events of default; and (ii) a Security Agreement, granting the SBA a security interest in all tangible and intangible personal property of the Company, which also contains customary events of default. Installment payments, including principal and interest, were due monthly beginning July 6, 2021 but were extended by the SBA to July 6, 2022 in the amount of $560 each month for a term of thirty (30) years. In March 2022, SBA extended the payment due date from 24 months to 30 months from the date of the note. Interest accrues on this note at the rate of 3.75%. This note is collateralized by the assets of the Company. The outstanding balances at December 31, 2022 was $114,800 with accrued interest of $11,195. During the three months ended March 31, 2023, a total of $1,680 of installment payments were paid. The outstanding balances at March 31, 2023 was $114,800 with accrued interest of $10,428.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Through the Company’s majority owned subsidiary, Aphrodite’s Marketing, entered into a Loan Authorization and Agreement with the SBA, under the SBA’s Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic. On February 10, 2021, upon the acquisition of Aphrodite’s Marketing, the Company assumed an outstanding balance of $150,000 related to this SBA Loan. Pursuant to the SBA Loan Agreement, the Company received an advance of $150,000, to be used for working capital purposes only. Pursuant to the SBA Loan Agreement, the Company executed; (i) a note for the benefit of the SBA, which contains customary events of default; and (ii) a Security Agreement, granting the SBA a security interest in all tangible and intangible personal property of the Company, which also contains customary events of default. The SBA Note bears an interest rate of 3.75% per annum which accrues from the date of the advance. Installment payments, including principal and interest, were due monthly beginning June 24, 2021 but was extended by the SBA to June 24, 2022 in the amount of $731. In March 2022, SBA extended the payment due date from 24 months to 30 months from the date of the note. The outstanding balance at December 31, 2022 was $150,000 with accrued interest of $14,627.  During the three months ended March 31, 2023, the Company did not pay the installment payments. The outstanding balance at March 31, 2023 was $150,000 with accrued interest of $15,828.

On July 1, 2021, the Company issued a promissory note in the amount of $1,162,000 in connection with the Merger Agreement with GearBubble and is payable to Mr. Donald Wilson who is one of the majority owners of the 49% of GearBubble Tech. The $1,162,000 promissory note is to be paid in 15 equal installments. This note is non-interest bearing and due on demand. Between October 2021 and November 2021, the Company paid a total of $309,867 towards this promissory note. During the three months ended March 31, 2023, the Company has repaid back $154,933 related to promissory note. As of March 31, 2023 and December 31, 2022, the outstanding balance is $697,200 for both periods. The Company negotiated with Mr. Donald Wilson to defer the installment payments in the future.

Trillium Partners LP

On June 16, 2022, the Company received proceeds related to a loan with Trillium Partners LP in the amount of $100,000. The loan and accrued interest were due on demand. Interest accrued at the rate of 3% per annum. During the three months ended March 31, 2023, the Company reclassed this from a loan to a note payable upon the receipt of a secured promissory note. Accordingly, the Company entered into Secured Promissory Note (the “Secured Note”) in amount of $118,000 and original issue discount of $18,000 for net proceeds of $100,000. The Secured Note was due on February 4, 2023. Such Secure Note is secured by a security interest in the borrower’s existing and future assets, including all rights to received payments (including credit card payments) from the sale of goods or services, inventory, property and equipment, and general intangibles.

Principal and interest shall be paid with 16 weekly payments of $7,375 shall be paid to the lender on each Friday starting in the month of July 2022; Upon the occurrence of an event of default, the principal or interest on this note which is not paid when due shall bear interest at the rate of twenty two percent (22%) per annum. As of March 31, 2023, the principal balance is $118,000 and accrued interest amounted to $2,515 at March 31, 2023.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Note 10 - Related Party Transactions

Advances from Chief Executive Officer and Accrued Interest

The Company receives periodic advances from the Company’s Chief Executive Officer (“CEO”) based upon the Company’s cash flow needs. At March 31, 2023 and December 31, 2022, $261,810 and $142,854 was due to such officer, respectively. Interest expense was accrued at an interest rate of 5% at March 31, 2023. Interest expense incurred was $2,845 for the year ended December 31, 2022. Interest expense incurred was $6,581 for the three months ended March 31, 2023.  During the year ended December 31, 2022, the CEO provided advances to the Company for working capital purposes of $190,000 and the Company repaid $192,493 of these advances. During the three months ended March 31, 2023, the CEO provided advances to the Company for working capital purposes of $144,500 and the Company repaid $32,125 of these advances.

Effective February 28, 2010, the Company entered into an employment agreement with the CEO. The agreement, which is for a five-year term, provides for an initial base salary of $175,000 per year with a 3% annual increase thereafter (the “Base Salary”). The CEO is also entitled to certain bonuses based on net profits before taxes and other customary benefits, as defined in the agreement. In addition, since it is understood that the Company is employing the CEO during a time of economic decline throughout the U.S. and at times and from time to time, the Company may not be in a position to pay the full amount of Base Salary owed the CEO it is understood and agreed to by the Board, that as long as the Company is unable to pay the CEO the full amount of his Base Salary that the Board shall issue to him, from time to time, an amount of shares that will allow him to remain in possession of fifty-one percent (51%) of the Company’s then outstanding shares of common stock.  Such issuances shall be made to the CEO at any time when his total share holdings are reduced to an amount less than fifty-one percent (51%) as a result of the issuance of shares of common stock made on behalf of the Company. Effective September 1, 2011, the Company authorized and issued 51 shares of Series A Preferred Stock to the Company’s CEO. Additionally, during the year ended December 31, 2021, the Company authorized and issued an additional 24 shares of Series A Preferred Stock to the Company’s CEO in connection with the amended and restated certificate of designation for the Company’s Series A Preferred Stock.

In April 2022, the Company accrued bonus compensation of $100,000 to the CEO. During the year ended December 31, 2022, the Company repaid back $126,523 of accrued compensation to CEO. As of March 31, 2023 and December 31, 2022, accrued compensation - CEO amounted $349,264 and $319,640, respectively, as reflected in the unaudited condensed consolidated balance sheets.

On July 1, 2021, the Company entered into an Amended and Restated Executive Employment Agreement (“Amended Employment Agreement”) with the CEO of the Company, Berge Abajian (the “Executive”). The term of the Amended Employment Agreement shall be for 5 years and shall be automatically extended for successive periods of 1 year unless terminated by the Company or the Executive. The Executive shall receive a base salary of $250,000 per year and such base salary shall automatically increase in a rate of 3% per annum for each consecutive year after 2021 or at such rates as may be approved by the board of directors of the Company. Upon written request of the Executive, the Company shall pay all or a portion of the base salary owed to Executive in the form of i) a convertible promissory note, or ii) the Company’s common stock or if available, S-8 common stock. Additionally, the Executive is eligible to receive a quarterly bonus at the discretion of the board of directors of the Company. Additionally, the Executive shall be eligible to participate in the Company’s 2021 Stock Incentive Plan. In July 2021, under the terms of the ESOP, the Board of Directors of the Company approved the future issuance of 1,000,000 post-split shares (500,000,000 pre-split shares) to the Company’s CEO subject to the Company increasing its authorized shares to 6,000,000,000 shares and subject to the effectiveness of an S-8 Registration Statement covering these shares which was filed with the Securities and Exchange Commission (“SEC”) on September 21, 2022 (see Note 12).

Loans Payable

The Company’s majority owned subsidiary, Aphrodite’s Marketing, has a loan with Jonathan Foltz, the President and CEO of Digital Age Business. Jonathan Foltz is one of the majority owners of the 49% in Acquisition Sub, Aphrodite’s Marketing. As of March 31, 2023 and December 31, 2022, the outstanding balance was $117,495 and $81,534, respectively.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Through the Company’s majority owned subsidiary, Aphrodite’s Marketing, has loan agreements with Nationwide dated in October 2020 and November 2020. Nationwide is owned by the father of Jonathan Foltz (see Note 8). As of December 31, 2022, the outstanding balance is $608,500 including accrued interest of $77,718. As of March 31, 2023, the outstanding balance is $628,187 including accrued interest of $97,406.

Note 11 - Commitments and Contingencies

Litigation

The Company is currently not involved in any litigation that we believe could have a material adverse effect on the Company’s financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of the Company or any of the Company’s subsidiaries, threatened against or affecting the Company, the Company’s common stock, any of the Company’s subsidiaries or of the Company’s officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Operating Lease Agreements

The Company leases retail space at two different locations. The term of the first lease is for a ten-year period from July 2014 to April 2024 starting with a monthly base rent of $1,200. The base rent is subject to an annual increase as defined in the lease agreement. In addition to the monthly base rent, the Company is charged separately for common area maintenance which is considered a non-lease component. The second lease has a contingent rental based on 10% of sales. Contingent rentals are not included in operating lease liabilities. The Company’s leases generally do not provide an implicit rate, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. The Company used incremental borrowing rate of 10% as of January 1, 2019 for operating leases that commenced prior to that date. The Company estimated its incremental borrowing rate based on its credit quality, line of credit agreement and by comparing interest rates available in the market for similar borrowings.

Through the Company’s majority owned subsidiary, Aphrodite’s Marketing, entered into an approximate three-year lease agreement on October 1, 2019, for its office facilities starting with a monthly base rent of $6,582. The base rent is subject to an annual increase as defined in the lease agreement. The Company recorded right-of-use assets and operating lease liabilities of $122,946 related to this lease agreement. The Company used incremental borrowing rate of 8% during year 2021. The Company estimated its incremental borrowing rate based on its credit quality, line of credit agreement and by comparing interest rates available in the market for similar borrowings. The Company did not renew this lease agreement in October 2022.

In March 2023, the Company leases retail space at their 3rd location. The term of the first lease is for a five-year period from March 2023 to February 2028 starting with a monthly base rent of $1,900. The base rent is subject to an annual increase as defined in the lease agreement. In addition to the monthly base rent, the Company is charged separately for common area maintenance which is considered a non-lease component. The Company recorded right-of-use assets and operating lease liabilities of $89,830 related to this lease agreement. The Company used an incremental borrowing rate of 8% during the three months ended March 31, 2023. The Company estimated its incremental borrowing rate based on its credit quality, line of credit agreement and by comparing interest rates available in the market for similar borrowings.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

The following table reconciles the undiscounted future minimum lease payments (displayed by year in aggregate) under non-cancelable operating leases with terms more than one year to the total operating lease liabilities on the unaudited consolidated balance sheet as of March 31, 2023:

Year 2023 - remainder	$33,140
Year 2024	24,465
Year 2025	23,370
Year 2026	23,484
Year 2027	20,841
Year 2028	4,032
Total minimum lease payments	129,332
Less amounts representing interest	(19,131)
Present value of net minimum lease payments	110,201
Less current portion	(32,216)
Long-term capital lease obligation	$77,985

Amended Employment Agreement

On July 1, 2021, the Company entered into an Amended and Restated Executive Employment Agreement with the CEO of the Company, Berge Abajian. The term of the Amended Employment Agreement shall be for 5 years and shall be automatically extended for successive periods of 1 year unless terminated by the Company or the Executive. The Executive shall receive a base salary of $250,000 per year and such base salary shall automatically increase in a rate of 3% per annum for each consecutive year after 2021 or at such rates as may be approved by the board of directors of the Company. Upon written request of the Executive, the Company shall pay all or a portion of the base salary owed to Executive in the form of i) a convertible promissory note, or ii) the Company’s common stock or if available, S-8 common stock. Additionally, the Executive is eligible to receive a quarterly bonus at the discretion of the board of directors of the Company. Additionally, the Executive shall be eligible to participate in the Company’s 2021 Stock Incentive Plan. In July 2021, under the terms of the ESOP, the Board of Directors of the Company approved the future issuance of 1,000,000 post-split shares (500,000,000 pre-split shares) to the Company’s CEO subject to the Company increasing its authorized shares to 6,000,000,000 shares and subject to the effectiveness of an S-8 Registration Statement covering these shares which was filed with the SEC on September 21, 2022 (see Note 12).

Note 12 - Stockholder’s Equity (Deficit)

Employee Stock Ownership Plan

On July 9, 2021, the Board of Directors of the Company adopted the Bergio International, Inc. 2021 Stock Incentive Plan (the “ESOP”), under which the Company may award shares of the Company’s Common Stock to employees of the Company and/or its Subsidiaries. The terms of the ESOP allow the Company’s Board of Directors discretion to award the Company’s Common Stock, in the form of options, stock appreciation rights, restricted stock awards, restricted stock units, and performance award shares, to such employees, upon meeting the criteria set forth therein, from time to time. Subject to adjustments as provided in the plan, the shares of common stock that may be issued with respect to awards granted under the plan shall not exceed an aggregate of 1,000,000,000 shares of common stock.  The Company shall reserve such number of shares for awards under the plan, subject to adjustments as provided in the plan.  The maximum number of shares of common stock under the plan that may be issued as incentive stock options shall be 100,000,000 shares.

On July 9, 2021, and under the terms of the ESOP, the Company’s Board of Directors approved the future issuance of 1,000,000 post-split shares (500,000,000 pre-split shares) of the Company’s Common Stock to the Company’s CEO, Berge Abajian, subject to the Company increasing its total authorized shares of common stock to 6,000,000,000 which was increased in July 2021 and subject to the effectiveness of an S-8 Registration Statement covering these shares with the SEC. As of December 31, 2021, the Company did not meet the prerequisite related to the effectiveness of an S-8 Registration Statement. As of September 30, 2022, the Company met the prerequisite related to the effectiveness of an S-8 Registration Statement. The 1,000,000 post-split shares (500,000,000 pre-split shares) of

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

common stock have not been issued to the CEO and have been recorded as common stock issuable as of March 31, 2023 and December 31, 2022.

Preferred Stock

The Company has authorized the issuance of 10,000,000 shares of preferred stock. The Company’s board of directors is authorized, at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the preferred stock or any series thereof.

Certificate of Designation of Series A Preferred Stock

In September 2011, the Company filed a Certificate of Designation for Series A Preferred Stock with the Wyoming Secretary of State, and designated 51 shares of preferred stock as Series A Preferred Stock. In February 2021, the Company filed an amended and restated certificate of designation for the Company’s Series A Preferred Stock increasing the number of shares to 75 shares.

Designation. The Company had designated 51 shares which was amended and increased from 51 to 75 shares of preferred stock as Series A Preferred Stock. Each share of Series A Preferred Stock has a par value of $0.001 per share and a stated value of $0.001.

Dividends. There will be no dividends due or payable on the Series A Preferred Stock. Any future terms with respect to dividends shall be determined by the board of directors of the Company.

Liquidation. Upon any liquidation, the holders of Series A Preferred Stock are entitled to receive net assets on a pro rata basis. Each holder of Series A Preferred Stock is entitled to receive ratably any dividends declared by the board of directors of the Company.

Voting Rights. Each one (1) share of the Series A Preferred Stock shall have voting rights equal to One Percent (1%) of the issued and outstanding shares of the Corporation’s Common Stock on the date of any such vote, such that the Holder of all Seventy-Five (75) shares of Series A Preferred Stock, shall always have voting rights equal to Seventy Five Percent (75%) of the issued and outstanding shares of the Company’s Common Stock.

Conversion. The Series A Preferred stock in non-convertible.

As of March 31, 2023 and December 31, 2022, there were 75 shares of Series A Preferred Stock issued and outstanding. The Company’s CEO owns 75 shares of shares of the Series A Preferred Stock.

Certificate of Designation of Series B 2% Convertible Preferred Stock

On February 10, 2021, the Company filed a Certificate of Designation for Series B Convertible Preferred Stock (the “Certificate of Designations”) with the Wyoming Secretary of State, designating 4,900 shares of preferred stock as Series B Convertible Preferred Stock.

Designation. The Company had designated 49 shares which was amended and increased from 49 to 4,900 shares of preferred stock as Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock has a par value of $0.00001 per share and a stated value of $100.

Dividends. Holders of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series B Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to two percent (2%) per annum on the Stated Value., payable in additional shares of Series B Preferred Stock. So long as any shares of Series B Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series B Preferred Stock then outstanding (the

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

“Requisite Holders), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series B Preferred Stock shall be distributed among the holders of Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Voting Rights. Each holder of the Series B Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on an as-converted basis, either by written consent or by proxy.

Conversion at Option of Holder. Each share of Series B Preferred Stock shall be convertible into 0.01% of the total issued and outstanding shares of the Company’s Common Stock, (such that all 4,900 authorized shares of Series B Preferred Stock, if issued and outstanding, would be convertible in the aggregate into 49% of the total issued and outstanding shares of the Company’s Common Stock) (as determined at the earlier of (i) the date of Conversion of the Series B Preferred Stock; and (ii) eighteen (18) months following February 8, 2021) (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series B Preferred Stock.

As of March 31, 2023 and December 31, 2022, there were 3,000 shares of Series B Convertible Preferred Stock issued and outstanding.

Certificate of Designation of Series C 2% Convertible Preferred Stock

On February 10, 2021, the Company filed a Certificate of Designation for Series C Convertible Preferred Stock with the Wyoming Secretary of State, which designated 5 shares of preferred stock as Series C Convertible Preferred Stock. In April 2022, the Company increased the designation to 5,000,000 authorized shares upon filing an Amended and Restated Certificate of Designation, Preference and Rights of the Series C Convertible Preferred.

Designation. The Company has designated 5 shares of preferred stock as Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock has a par value of $0.00001 per share and a stated value of $100.

Dividends. Holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series C Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to two percent (2%) per annum on the Stated Value., payable in additional shares of Series C Preferred Stock. So long as any shares of Series C Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series C Preferred Stock then outstanding, redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption of any Junior Securities.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series C Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series C Preferred Stock shall be distributed among the holders of Series C Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Voting Rights. Each holder of the Series C Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company’s shareholders for a vote, on an as-converted basis, either by written consent or by proxy.

Conversion at Option of Holder. Each share of Series C Preferred Stock was convertible into 1% of the total issued and outstanding shares of the Company’s Common Stock (as determined at the earlier of (i) the date of Conversion of the Series C Preferred Stock; and (ii) eighteen (18) months following February 8, 2021) (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series C Preferred Stock, except that such conversion will automatically be adjusted so that the Holder’s total beneficial ownership does not exceed greater than 9.99% of the issued and outstanding shares of the Company’s Common Stock. In April 2022, the Company filed an Amended and Restated Certificate of Designation, Preference and Rights of the Series C Convertible Preferred Stock whereby the conversion term was amended to:

(a)Conversion at Option of holder. Each share of Series C Preferred Stock shall be convertible into 21.34 post-split shares (10,670 pre-split shares) of Common Stock (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series C Preferred Stock; provided that, for period of twenty for (24) months from the Issuance Date, if the Company issues shares of common stock, including common stock as the result of the purchase, exercise, or conversion of outstanding derivative or convertible securities (or securities, including any derivative securities, containing the right to purchase, exercise or convert into shares of common stock) (the “Dilution Shares”) such that the outstanding number of shares of common stock on a fully diluted basis shall be greater than 2,133,812 post-split shares (1,066,906,000 pre-split shares) (inclusive of conversions of Series C Preferred Stock at the Conversion Ratio immediately above), then the  Conversion Ratio for the Series C Preferred Stock then outstanding and unconverted as of the date the Dilution Shares are issued shall be adjusted to equal the Conversion Ratio multiplied by a fraction, the numerator of which shall be the number of shares outstanding on a fully diluted basis after the issuance of the Dilution Shares, and the denominator shall equal to the sum of the currently issued and outstanding shares plus the Dilution Shares. A Ho1der shall affect a conversion by surrendering to the Company the original certificate or certificates representing the ·Shares of series C Preferred Stock to be converted to the Company, together with a completed form of conversion notice (the “Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series C Preferred Stock to be converted, the date on which such conversion is to be affected, which date may not be prior to the Date the Holder delivers such Conversion Notice (the “Conversion Date”), and the Conversion Price determined. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered and each Conversion Notice, once given, shall be irrevocable.

On February 10, 2021, the Company issued 5 Series C Convertible Preferred Stock in connection with the acquisition of Aphrodite’s Marketing.

On April 18, 2022, the Company received a notice of conversion from the holder of the 5 shares of Series C Convertible Preferred Stock converting into 271,793 post-split shares (135,896,517 pre-split shares) of the Company’s common stock.

As of March 31, 2023 and December 31, 2022, there were no shares of Series C Convertible Preferred Stock issued and outstanding.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Certificate of Designation of Series D 3% Convertible Preferred Stock

On January 4, 2022, the Company filed a Certificate of Designation for Series D Convertible Preferred Stock with the Wyoming Secretary of State, designating 2,500,000 shares of preferred stock as Series D Convertible Preferred Stock. In February 2022, the Company filed an Amended and Restated Certificate of Designation, Preference and Rights of the Series D Convertible Preferred Stock. The Company amended and cancelled the mandatory provision and also amended the fixed conversion price from $0.50 to $0.40 post-split ($0.001 to $0.0008 pre-split). In April 2022, the Company filed another Amended and Restated Certificate of Designation, Preference and Rights of the Series D Convertible Preferred Stock whereby the Company amended the fixed conversion price from $0.40 to $0.25 post-split ($0.0008 to $0.0005 pre-split). In October 2022, the fixed conversion price was adjusted from $0.25 to $0.10 post-split ($0.0005 to $0.0002 pre-split) due to the subsequent sale of the Company’s common stock at $0.10 post-split ($0.0002 pre-split) per share in October 2022.

Designation. The Company has designated 2,500,000 shares of preferred stock as Series D Convertible Preferred Stock. Each share of Series D Convertible Preferred Stock has a par value of $0.00001 per share and a stated value of $1.00.

Dividends. Each share of Series D Convertible Preferred Stock is entitled to an annual dividend equal to 3% of the stated value which shall be cumulative, payable solely upon redemption, liquidation or conversion. Upon the occurrence of an event of default, the dividend rate shall automatically increase to 18%.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or upon any deemed liquidation event, after payment or provision for payment of debts and other liabilities of the Company and after payment or provision for ay liquidation preference payable to the holders of any preferred stock ranking senior upon liquidation to the Series D Preferred Stock, if any, but prior to any distribution or payment made to the holders of common stock or the holders of the preferred stock ranking junior upon liquidation to the Series D Preferred Stock, the holders will be entitled to be paid out of the assets of the Company available for distribution an amount equal to the stated value plus any accrued but unpaid dividends, default adjustment, if applicable, and any other fees.

Voting Rights. Except as set forth in the Certificate of Designation, the Series D Preferred Stock shall have no right to vote on any matters requiring shareholder approval or any matters on which the shareholders are permitted to vote.  With respect to any voting rights of the Series D Preferred Stock, the Series D Preferred Stock shall vote as a class, each share of Series D Preferred Stock shall have one vote on any such matter, and any such approval may be given via a written consent in lieu of a meeting of the Series D Holders.

Conversion price. The effective conversion price (the “Conversion Price”) shall equal the fixed conversion price equal to $0.10 post-split ($0.0002 pre-split) (subject to equitable adjustments by the Company relating to the Company’s securities or the securities of any subsidiary of the Company, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). Notwithstanding anything contained herein to the contrary, in the event that, following the date of issuance of the Series D Preferred Stock, the Company consummates a financing of at least $7,500,000, in the aggregate, in one offering or a series of offerings (debt or equity or a combination), the Conversion Price shall be reset to the Variable Conversion Price.  The “Variable Conversion Price” shall mean 65% multiplied by the market price (representing a discount rate of 35%).  Market price means the average of the lowest trading prices for the common stock during the twenty (20) trading day period ending on the latest complete trading day prior to the conversion date.

On March 24, 2023, the Company and Trillium Partners, L.P. (the “Holder”) entered into an Exchange Agreement whereby the Holder will exchange (the “Exchange”) 317,000 Series D Preferred Stock of the Company for 317,000 Series E Preferred Stock of the Company for shares of the Company’s Series E Preferred stock which shall have the rights and preferences in the Certificate of Designation of the Series E Preferred Stock as discussed above and for no other consideration.

As of March 31, 2023 and December 31, 2022, there were 957,000 and 1,274,000 shares of Series D Convertible Preferred Stock issued and outstanding, respectively.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Certificate of Designation of Series E 3% Preferred Stock

On March 24, 2023, the Company filed a Certificate of Designation for Series E Preferred Stock with the Wyoming Secretary of State, designating 2,500,000 shares of preferred stock as Series E Preferred Stock.

Designation. The Company has designated 2,500,000 shares of preferred stock as Series E Preferred Stock. Each share of Series E Preferred Stock has a par value of $0.00001 per share and a stated value of $1.00 (the “Stated Value”).

Voting Rights. The Series E Preferred Stock shall have no right to vote on any matters requiring shareholder approval or any matters on which the shareholders are permitted to vote.

Dividends. Each share of Series E Preferred Stock is entitled to an annual dividend equal to 3% of the stated value which shall be cumulative, payable solely upon redemption, liquidation or conversion. Upon the occurrence of an event of default, the dividend rate shall automatically increase to 18%.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or upon any deemed liquidation event, after payment or provision for payment of debts and other liabilities of the Company and after payment or provision for ay liquidation preference payable to the holders of any preferred stock ranking senior upon liquidation to the Series E Preferred Stock, if any, but prior to any distribution or payment made to the holders of common stock or the holders of the preferred stock ranking junior upon liquidation to the Series E Preferred Stock, the holders will be entitled to be paid out of the assets of the Company available for distribution an amount equal to the stated value plus any accrued but unpaid dividends, default adjustment, if applicable, and any other fees (collectively the “Adjustment Amount”).

No Conversion Right. The Holder shall have no right at any time to convert all or any part of the outstanding Series E Preferred Stock into shares of common stock.

Mandatory Redemption by the Company. On the date which is the earlier of: (i) December 31, 2023; and (ii) upon the occurrence of an Event of Default (i) or (ii), the Mandatory Redemption Date the Company shall redeem all of the shares of Series E Preferred Stock of the Holders. Within five (5) days of the Mandatory Redemption Date, the Company shall make payment to each Holder of an amount in cash, or kind, equal to (i) the total number of Series E Preferred Stock held by the applicable Holder, multiplied by (ii) the then current Stated Value (including but not limited to the addition of any accrued, unpaid dividends and the Default Adjustment, if applicable) (the "Mandatory Redemption Amount”). The value of any payment in kind shall be as agreed between the Company and respective the Holder.

Default Adjustment. Upon the occurrence and during the continuation of any Event of Default (other than as set forth in Section 8ai of the amendment which is the failure to redeem), the Stated Value shall immediately be increased to $1.50 per share of Series E Preferred Stock; and upon the occurrence and during the continuation of any Event of Default specified in Section 8ai which is the failure to redeem, the Stated Value shall immediately be increased to $2.00 per share of Series E Preferred Stock (the amounts referred to herein shall be referred to collectively as the “Default Adjustment”). In the event of a Default Adjustment, the Company shall immediately, upon the demand of the Majority Holders, redeem the issued and outstanding Series E Preferred Stock and pay to the Holders the amount which is equal to (i) the number of shares of Series E Preferred Stock held by such Holders multiplied by (ii) the Stated Value plus any Adjustment Amount. Upon any Event of Default set forth in Section 8(A)(ix), provided that there is no other default, no Default Adjustment shall occur; however, the Company shall immediately, upon the demand of the Majority Holders, redeem the issued and outstanding Series E Preferred Stock and pay to the Holders the amount which is equal to (i) the number of shares of Series E Preferred Stock held by such Holders multiplied by (ii) the Stated Value plus any Adjustment Amount.

As of March 31, 2023, there were 317,000 shares of Series E Preferred Stock issued and outstanding. The Series E preferred shares are mandatorily redeemable by the Company and are therefore classified as mezzanine debt for $317,000 as reflected in the unaudited condensed consolidated balance sheet.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Dividends on Preferred Stock

As of March 31, 2023 and December 31, 2022, accrued and unpaid dividends related to the Series B, C, D and E Preferred Stock amounted $43,101 and $32,198, respectively and was included in accounts payable and accrued liabilities as reflected in the unaudited condensed consolidated balance sheets. During the three months ended March 31, 2023 and 2022, total dividends recorded amounted to $10,903 and $6,563, respectively as reflected in the unaudited condensed consolidated statements of stockholders’ equity.

Common Stock Issued and Issuable

On March 24, 2021, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation. The amendment reflected the increase in the authorized shares of common stock from 1,000,000,000 shares to 3,000,000,000 shares. On July 9, 2021, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation. The Amendment reflected the increase in the authorized shares of common stock from 3,000,000,000 shares to 6,000,000,000 shares.

On April 28, 2022, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation and reflected the increase in the authorized shares of common stock from 6,000,000,000 shares to 9,000,000,000 shares.

On September 26, 2022, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation and reflected the increase in the authorized shares of common stock from 9,000,000,000 shares to 15,000,000,000 shares.

In March 2023, the Company filed, with the Wyoming Secretary of State, a Certificate of Amendment, to amend its Articles of Incorporation and reflected the increase in the authorized shares of common stock from 15,000,000,000 shares to 25,000,000,000 shares. In the same Articles of Amendment, the Company filed for a reverse split of the Company’s common stock, at the ratio of 1 for 500, which was declared effective by FINRA effective April 17, 2023. All share and per-share data and amounts have been retroactively adjusted as of the earliest period presented in the unaudited condensed consolidated financial statements to reflect the Reverse Stock Split.

Common Stock Warrants

A summary of the Company’s outstanding stock warrants is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2021	1,596,483	$1.00	4.26
Granted	1,500,000	0.25	7.00
Exercised	(500)	0.50	2.40
Balance at December 31, 2022	3,095,983	$0.70	4.71
Granted	-	-	-
Exercised	-	-	-
Balance at March 31, 2023	3,095,983	$0.70	4.46
Warrants exercisable at March31, 2023	3,095,983	$0.70	4.46

At March 31, 2023, the aggregate intrinsic value of warrants outstanding was $0.

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Note 13 - Subsequent Events

1800 Diagonal Lending, LLC

On April 24, 2023, the Company entered into an 8% convertible note in the amount of $70,481 less legal and financing costs of $5,481 for net proceeds of $65,000 with 1800 Diagonal Lending, LLC (“1800 Diagonal”). The principal and accrued interest are payable on or before April 24, 2024. Any amount of principal or interest on this note which was not paid when due shall bear interest at the rate of twenty-two percent (22%) per annum from the due date thereof until the same is paid. At the option of the Holder, but not before 180 days from the date of issuance, the holder may elect to convert all or part of the convertible into the Company’s common stock. The conversion price was 65% multiplied by the average three lowest trading price (representing a discount rate of 35%) during the previous 15 trading day trading day period ending on the latest complete trading day prior to the date of this note. During the first 90 to 180 days following the date of these notes, the Company had the right to prepay the principal and accrued but unpaid interest due together with any other amounts that the Company may owe the holder under the terms of the note, at a premium ranging from 115% to 120% as defined in the note agreement. After this initial 180-day period, the Company does not have a right to prepay such notes.

Other than as described above, the above 1800 Diagonal notes contain certain events of default, including failure to timely issue shares upon receipt of a notice of conversion, as well as certain customary events of default, including, among others, breach of covenants, representations or warranties, insolvency, bankruptcy, liquidation, and failure by the Company to pay the principal and interest due under the Note. Additional events of default shall include, among others: delisting of common stock, failure to comply with the Exchange Act, financial statement restatement, replacement of transfer agent, and cross-default.

In the event that the Company fails to deliver the shares of common stock issuable upon conversion of principal or interest under the above 1800 Diagonal note within three business days of a notice of conversion by 1800 Diagonal, the Company shall incur a penalty of $2,000 per day; provided, however, that such fee shall not be due if the failure to deliver the shares is a result of a third party, such as the transfer agent.

Upon the occurrence and during the continuation of certain events of default, the above 1800 Diagonal note will become immediately due and payable and the Company will pay 1800 Diagonal in full satisfaction of its obligations in the amount equal to 150% of an amount equal to the then-outstanding principal amount of the above 1800 Diagonal notes, plus any interest accrued upon such event of default or prior events of default (the “Default Amount”). Further, upon the occurrence and during the continuation of any event of default specified in section 3.2 as defined in the 1800 Diagonal note agreements, which relates to the failure to issue shares of the Company’s Common Stock upon the conversion of 1800 Diagonal notes, such above 1800 Diagonal notes shall become immediately due and payable in an amount equal to the Default Amount multiplied by two.

On April 24, 2023, the Company entered into another 13% convertible note in an amount of $75,180 less legal and financing costs of $10,180 for net proceeds of $65,000 with 1800 Diagonal Lending, LLC (the “1800 note”). The principal and accrued interest is payable on or before April 24, 2024. Any amount of principal or interest on this note which is not paid when due shall bear interest at the rate of twenty-two percent (22%) per annum from the due date thereof until the same is paid. The Company has the right to prepay in full at any time with no prepayment penalty.

The note bears interest at a rate of 13% per annum which is equivalent to $9,773 interest. The principal amount and the interest is due and payable in nine equal monthly payments of $9,550, commencing on June 15, 2023 with eight subsequent payments each month thereafter.

At any time following an event of default under Article III of the 1800 note, it becomes convertible, in whole or in part, into shares of Common Stock at the option of 1800 Diagonal, at any time and from time to time thereafter (subject to the beneficial ownership limitations set forth in Section 5d thereof). The conversion price of the 1800 note is 60% multiplied by the lowest trading price during the 20 trading days prior to the conversion date (representing a 40% discount).

BERGIO INTERNATIONAL, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2023 AND 2022

(UNAUDITED)

Upon the occurrence and during the continuation of any event of default, the 1800 note shall become immediately due and payable and the borrower shall pay to the holder, in full satisfaction of its obligations hereunder, an amount equal to 150% (“Default Percentage”) times the sum of (w) the then outstanding principal amount of this note plus (x) accrued and unpaid interest on the unpaid principal amount of this note to the date of payment (the “Mandatory Prepayment Date”) plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the holder pursuant to Article IV (the then outstanding principal amount of this note to the date of payment plus the amounts referred to in clauses (x), (y) and (z) shall collectively be known as the “Default Amount”) and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the holder shall be entitled to exercise all other rights and remedies available at law or in equity. Any failure to deliver shares in conversion following a default shall result in a unilateral increase of the Default Percentage to 200%. If the borrower fails to pay the Default Amount within five (5) business days of written notice that such amount is due and payable, then the Holder shall have the right at any time, to convert the balance owed pursuant to the note including the Default Amount into shares of common stock of the Company.

First Amendment to Advance Agreement

On April 21, 2023, the Company, together with its majority owned subsidiaries, Aphrodite Marketing and GearBubble Tech (collectively the “Borrower”), entered into an Amendment Agreement (the “Amendment”) with Trillium Partners L.P to amend the Advance Agreement dated October 27, 2021 (the “Agreement”). Both parties agreed to amend the Agreement in section 10 of the Agreement including among others, a default interest rate of 22% per annum, conversion right to convert all or any part of the outstanding and unpaid amounts of the promissory notes, and variable conversion price of 50% of the lowest trading price during the 30-trading day period prior to conversion date.

In the event that the Company fails to deliver the shares of common stock issuable upon conversion of principal or interest under of the promissory note within three business days of a notice of conversion, the Company shall incur a penalty of $2,000 per day; provided, however, that such fee shall not be due if the failure to deliver the shares is a result of a third party, such as the transfer agent.

Common Stock for Debt Conversion

In April 2023, the Company issued 600,000 shares of its common stock at an average contractual conversion price of approximately $0.006 as a result of the conversion of principal of $3,510 underlying certain outstanding convertible notes converted during such period.

In May 2023, the Company issued 630,973 shares of its common stock at an average contractual conversion price of approximately $0.004 as a result of the conversion of accrued interest of $2,524 underlying certain outstanding promissory note converted during such period.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution will be paid by the Company.

Expense

Legal fees and expenses:	$20,000
Accounting fees and expenses:	$15,000
Total:	$35,000

Item 14. Indemnification of Directors and Officers

See the Bylaws of the Company as shown on Exhibit 3.2 herein.

Agreements

We intend to modify the compensation agreements with selected officers and directors, pursuant to which we will agree, to the maximum extent permitted by law, to defend, indemnify and hold harmless the officers and directors against any costs, losses, claims, suits, proceedings, damages or liabilities to which our officers and directors become subject to which arise out of or are based upon or relate to our officers and directors engagement by the Company.

Recent Sales of Unregistered Securities

During the year ended December 31, 2021, we have issued the following securities which were not registered under the Securities Act and not previously disclosed in the Company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Unless otherwise indicated, all of the share issuances described below were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering:

During the year ended December 31, 2021, we issued an aggregate of 587,292,862 shares of its common stock at an average contractual conversion price of approximately $0.002 to various lenders as a result of the conversion of principal, accrued interest and conversion fees of $1,129,681 underlying certain outstanding convertible notes converted during such period.

In February 2021, we granted an aggregate of 756,250,000 warrant to purchase shares of the Company’s common stock in connection with the issuance of certain convertible notes. The warrants have a term of 5 years from the date of grant and exercisable at an exercise price of $0.002.

In October 2021, we granted an aggregate of 41,666,666 warrant to purchase shares of the Company’s common stock in connection with the issuance of secured promissory notes. The warrants have a term of 7 years from the date of grant and exercisable at an exercise price of $0.006.

On February 10, 2021, we issued 3,000 Series B Convertible Preferred Stock and 5 Series C Convertible Preferred Stock in connection with the acquisition of Aphrodite’s Marketing.

During the year ended December 31, 2022, we have issued the following securities which were not registered under the Securities Act and not previously disclosed in the Company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.  Unless otherwise indicated, all of the share issuances described below were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act for transactions not involving a public offering:

On April 18, 2022, the Company received a notice of conversion from the holder of the 5 shares of Series C Convertible Preferred Stock converting into 135,896,517 shares of the Company’s common stock.

Between January 2022 and February 2022, the Company sold an aggregate of 855,000 shares of the Series D Convertible Preferred Stock for total net proceeds of $815,000 after deducting legal and financing cost of $10,000 or approximately $0.96 per share.

In April 2022, the Company sold an aggregate of 825,000 shares of Series D Convertible Preferred Stock for total net proceeds of $740,000 after deducting legal and financing cost of $10,000 or approximately $0.90 per share. Additionally, the Company granted an aggregate of 750,000,000 warrants to purchase shares of the Company’s common stock in connection with the issuance of the sale of these Series D Convertible Preferred Stock. The warrants have a term of 7 years from the date of grant and exercisable at an exercise price of $0.0005 subject to adjustment such as stock dividends, stock splits, and dilutive issuances. Whenever on or after the date of issuance of this warrant, the Company issues or sells, or in for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the exercise price on the date of issuance (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Exercise Price will be reduced to the greater of: (i) the price per share received by the Company upon such Dilutive Issuance; and (ii)$0.00005.

Between July 2022 and August 2022, the Company received a notice of conversion from two holders in the aggregate of 245,000 shares of Series D Convertible Preferred Stock and related accrued dividends of $5,610 converting into 501,219,817 shares of the Company’s common stock.

In October 2022, the Company received a notice of conversion from two holders in the aggregate of 161,000 shares of Series D Convertible Preferred Stock and related accrued dividends of $3,420 converting into 822,101,233 shares of the Company’s common stock.

In October 2022, the Company sold an aggregate of 446,804,000 shares of Common Stock to various investors for total proceeds of $89,361 or approximately $0.0002 per share.

From January 2022 through March 2022, the Company issued an aggregate of 1,314,342,897 shares of its common stock at an average contractual conversion price of approximately $0.001 as a result of the conversion of principal, accrued interest, conversion fees of $1,229,018 and incurred additional interest expense of $842,435 for a total of $2,071,453 underlying certain outstanding convertible notes converted during such period.

In February 2022, the Company issued an aggregate of 98,334,176 shares of its common stock at an average conversion price of approximately $0.002 as a result of the conversion of principal, accrued interest and conversion fees of $52,978 and incurred additional interest expense of $161,225 for a total of $214,203 underlying certain outstanding loans payable converted during such period.

From April 2022 through May 2022, the Company issued an aggregate of 232,079,442 shares of its common stock at an average contractual conversion price of approximately $0.0004 as a result of the conversion of principal of $108,750 and accrued interest of $4,350 for a total of $113,100 underlying certain outstanding convertible notes converted during such period.

In September 2022, the Company issued an aggregate of 416,000,000 shares of its common stock at an average contractual conversion price of approximately $0.0002 as a result of the conversion of principal of $80,000 and accrued interest of $3,200 for a total of $83,200 underlying certain outstanding convertible notes converted during such period.

In October 2022, the Company issued an aggregate of 891,800,000 shares of its common stock as a result of the conversion of principal of $63,700 and accrued interest $7,644 on a notes payable issued on April 13, 2022 and incurred additional interest expense of $17,836 for a total of $89,180.

In July 2022, the Company issued 12,857,143 shares of its common stock to a consultant for services rendered. The Company issued 12,857,143 shares of the Company’s common stock valued at approximately $0.0006 per share or $9,000, being the closing price of the stock on the date of grant to such consultant.

Note: The number of shares discussed above are all pre-reverse split. Such 1:500 reverse-split was declared effective by FINRA effective April 17, 2023.

Exhibits

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

Exhibit No.	Description

2.1

Share Exchange Agreement, dated October 19, 2009, by and between Alba Mineral Exploration, Inc. and Diamond Information Institute, Inc. (as filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 21, 2009)

2.2

Stock Purchase Agreement, dated October 20, 2009, by and among Alba Mineral Exploration, Inc., Owen Gibson, individually, Joan Gibson, individually, Darcy Brann, individually, Duane Schaffer, individually, Lindsay Devine, individually, and Dennis Rodowitz, individually (as filed as Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the SEC on October 21, 2009)

2.3

Acquisition Agreement dated February 10, 2021 by and among Bergio International, Inc., Digital Age Business, Inc., Aphrodite’s Marketing, Inc. and the Selling Shareholders of Digital Age Business, Inc. (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 17, 2021)

2.4

Amendment to the Acquisition Agreement dated February 11, 2021 by and among Bergio International, Inc., Digital Age Business, Inc., Aphrodite’s Marketing, Inc. and the Selling Shareholders of Digital Age Business, Inc. (as filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on February 17, 2021)

3.1	Articles of Incorporation, as amended (as filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on April 23, 2008)

3.2	Certificate of Amendment to the Articles of Incorporation (as filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 22, 2009)

3.3	Bylaws, as amended (as filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on April 23, 2008)

3.4

Certificate of Designation of Preferences, Rights and Limitations of the Bergio International Inc. Series A Preferred Stock, as filed with the Delaware Secretary of State on September 2, 2011 (as filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 8, 2011)

3.5	Certificate of Amendment of Certificate of Incorporation, dated November 29, 2012 (as filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 12, 2012)

3.6	Certificate of Amendment of Certificate of Incorporation, dated January 14, 2014 (as filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on January 30, 2014)

3.7	Certificate of Amendment of Certificate of Incorporation, dated February 26, 2014 (as filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 3, 2014)

3.8	Certificate of Amendment of Certificate of Incorporation, dated April 3, 2014 (as filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 8, 2014)

Exhibit No.	Description

3.9	Certificate of Amendment of Certificate of Incorporation, dated October 14, 2014 (as filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 16, 2014)

3.10

Articles of Amendment to the Articles of Incorporation and Designations for Series A, Series B and Series C Preferred Stock dated March 24, 2021. (as filed as Exhibit 3.10 to the Company’s Registration Statement on Form S-1, filed with the SEC on March 31, 2021)

3.11

Amended and Restated Articles of Amendment of Articles of Incorporation for Series D, dated April 18, 2022. (as filed as Exhibit 3.11 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 26, 2022)

3.12

Amended and Restated Articles of Amendment of Articles of Incorporation for Series C, dated April 18, 2022. (as filed as Exhibit 3.12 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 26, 2022)

3.13

Articles of Amendment to the Articles of Incorporation and Designation for Series E Preferred Stock dated March 22, 2023. (as filed as Exhibit 3.13 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 5, 2023)

3.14

Articles of Amendment to the Articles of Incorporation for Reverse Split of Common Stock dated March 29, 2023. (as filed as Exhibit 3.14 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 5, 2023)

5.1	Consent of Stout Law Group, P.A. (as filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 5, 2023)

10.1	Order Approving Stipulation for Settlement of Claim, dated February 4, 2010 (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 5, 2010)

10.2

Amended and Restated Employment Agreement, dated September 1, 2011, by and between Bergio International Inc. and Berge Abajian, individually (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 8, 2011)

10.3	Bergio International, Inc. 2011 Stock Incentive and Reward Plan (as filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8, filed with the SEC on May 10, 2011).

10.4

Committed Equity Facility Agreement, dated December 23, 2011, by and between Bergio International Inc. and TCA Global Credit Master Fund, LP (as filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1, filed with the SEC on February 1, 2012)

10.5

Registration Rights Agreement, dated December 23, 2011, by and between Bergio International Inc. and TCA Global Credit Master Fund, LP (as filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1, filed with the SEC on February 1, 2012)

10.6

First Amendment to Committed Equity Facility Agreement, dated October 18, 2012, by and between Bergio International Inc. and TCA Global Credit Master Fund, LP (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 24, 2012)

10.7

8% Convertible Note with KBM Worldwide, Inc, dated February 4, 2015 (as filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 13, 2015)

Exhibit No.	Description

10.8

8% Convertible Note with Vis Vires Group, Inc., dated March 11, 2015 (as filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 13, 2015)

10.9

8% Convertible Note with Vis Vires Group, Inc., dated April 30, 2015 (as filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 13, 2015)

10.10

8% Convertible Note with LG Capital Funding, LLC, dated May 4, 2015 (as filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 13, 2015)

10.11

Securities Purchase Agreement with KBM Worldwide, Inc., dated February 4, 2015 (as filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 13, 2015)

10.12

Securities Purchase Agreement with Vis Vires Group, Inc., dated March 11, 2015 (as filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 13, 2015)

10.13

Securities Purchase Agreement with Vis Vires Group, Inc., dated April 30, 2015 (as filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 13, 2015)

10.14

Securities Purchase Agreement with LG Capital Funding, LLC, dated May 4, 2015 (as filed as Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 13, 2015)

10.15

Securities Purchase Agreement, 10% Secured Subordinated Convertible Promissory Note, Warrant, Security Agreement, Guaranty, and Registration Rights Agreement, dated February 11, 2021 (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 24, 2021)

10.16	Bergio International, Inc. 2021 Stock Incentive Plan (as filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8, filed with the SEC on September 21, 2022)

10.17	Agreement and Plan of Merger with Gear Bubble, Inc. dated February 10, 2021 (as filed as Exhibit 10.1 to the Company’s Registration Statement on Form 8-K, filed with the SEC on July 12, 2021)

23.1	Consent of PCAOB Auditors BF Borgers CPA PC for 2022 and 2021.

23.2	Consent of Stout Law Group, P.A. (included in Exhibit 5.1)

107	Filing Fee Table. (as filed as Exhibit 3.14 to the Company’s Registration Statement on Form S-1, filed with the SEC on May 5, 2023)

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema
101.CAL	XBRL Taxonomy Extension Calculation Linkbase
101.DEF	XBRL Taxonomy Extension Definition Linkbase
101.LAB	XBRL Taxonomy Extension Label Linkbase
101.PRE	XBRL Taxonomy Extension Presentation Linkbase

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.To include any prospectus required by Section 10(a) (3) of the Securities Act;

ii.To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230-424);

ii.Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

iii.The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fairfield, State of New Jersey on June 6, 2023.

BERGIO INTERNATIONAL, INC.

Date: June 6, 2023	/s/ Berge Abajian
By: Berge Abajian Its: Chief Executive Officer; Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Capacity in Which Signed	Date

/s/ Berge Abajian	Chief Executive Officer	June 6, 2023
Berge Abajian	(Principal Executive Officer Principal Accounting Officer and Director)

/s/ Berge Abajian	Chief Financial Officer	June 6, 2023
Berge Abajian	(Principal Accounting Officer and Director)